            Exhibit 10.1
Execution Version

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
License and Collaboration Agreement

This license and collaboration agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd
with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“FHLR”)

and

Genentech, Inc.
with an office and place of business at 1 DNA Way, South San Francisco, CA 94080, United States (“Genentech”; FHLR and Genentech collectively referred to as “Roche”), on the one hand,

and

Nurix Therapeutics Inc.
with an office and place of business at 1600 Sierra Point Parkway
Brisbane, CA 94005 (“Nurix”), on the other hand.

TABLE OF CONTENTS

ii

List of Exhibits
Exhibit 1.25        Authorized Subcontractors
Exhibit 1.30        Bexobrutideg
Exhibit 1.33        [*] and [*]
Exhibit 1.118        Financial Exhibit
Exhibit 1.190        Nurix Patent Rights
Exhibit 2.1.2(d)    Ongoing Research Activities
Exhibit 4.2.2        Initial Global Development Plan
Exhibit 4.3.2        [*] Trial Operationalization Principles
Exhibit 4.6.1        Initial Global Development Budget
Exhibit 4.11.3        Form of GCP Quality Agreement
Exhibit 4.11.5        Informed Consent Form
Exhibit 4.11.6        Clinical Trial Agreement Terms
Exhibit 5.1.1        Technology Transfer Plan
Exhibit 6.2.5        Form of Regulatory Transfer Plan
Exhibit 7.2.2        Term Sheet for Clinical Supply Agreement
Exhibit 7.2.4        Quality Agreement
Exhibit 7.2.5        Initial Manufacturing Plan
Exhibit 8.3.2        Co-Commercialization Principles
Exhibit 13.1        Press Release
Exhibit 13.6        Nurix’s In-Process Disclosures
Exhibit 14.2.1        Disclosure Letter
iii

LICENSE AND COLLABORATION AGREEMENT
RECITALS
WHEREAS, Nurix owns or otherwise controls certain intellectual property rights with respect to the Compound (as defined below) and Products (as defined below).
WHEREAS, Roche has significant expertise in the research, development and commercialization of pharmaceutical drugs, including active research and development programs, and marketed products in malignant hematology and auto-immune diseases.
WHEREAS, Nurix wishes to grant, and Roche wishes to obtain, a license under Nurix’s intellectual property rights to (i) co-develop and co-commercialize Products in the Field in the Joint Territory and (ii) develop and commercialize Products in the Field in the Roche Territory (all capitalized terms as defined below), in each case ((i) and (ii)), in accordance with the terms and subject to the conditions more particularly set out herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Roche and Nurix agree as follows:
ARTICLE 1 DEFINITIONS
1.1.    “Accounting Standard” means with respect to a Person, either: (a) International Financial Reporting Standards (IFRS) or (b) US generally accepted accounting principles (GAAP), in either case, which standards or principles (as applicable) are then-currently in effect and used by such Person at the applicable time, and as generally and consistently applied throughout such Person’s organization.
1.2.    “Acquired Competing Program” has the meaning set forth in Section 2.6.5.
1.3.    “Acquired Entities” has the meaning set forth in Section 2.6.4.
1.4.    “Acquiring Entities” has the meaning set forth in Section 2.6.4.
1.5.    “Acquisition Transaction” has the meaning set forth in Section 2.6.5.
1.6.    “Additional Indication” has the meaning set forth in Section 4.4.1.
1.7.    “[*]” has the meaning set forth in Section 4.4.6(b).
1.8.    “[*]” has the meaning set forth in Section 4.4.6(b).
1.9.    “Additional Indication Opt-In Fee” has the meaning set forth in Section 4.4.8.
1.10.    “Additional Indication Opt-In Right” has the meaning set forth in Section 4.4.6.
1.11.    “Additional Indication Trial” has the meaning set forth in Section 4.4.1.
1.12.    “Additional Indication Trial Plan” has the meaning set forth in Section 4.4.1.

1.13.    “Affiliate” means any entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party, at any point in time and for so long as such control exists. For purposes of this Section 1.13, “controls,” “controlled,” and “control” mean (a) the direct or indirect ownership of more than fifty percent (>50%) of the voting stock or other voting interests or interest in the profits of the applicable Party or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof. Notwithstanding the foregoing, for purposes of this Agreement, none of Chugai Pharmaceutical Co., Ltd or any subsidiary of Chugai Pharmaceutical Co., Ltd (collectively, “Chugai”) will be considered an Affiliate of Roche, unless and until Roche elects to include Chugai or such subsidiary as an Affiliate of Roche, by providing notice to Nurix of such election, after which Chugai or such subsidiary shall be considered an Affiliate of Roche for all purposes hereunder.
1.14.    “Agreement” means this document including any and all of its exhibits, schedules, appendices, and amendments, as may be added or amended from time to time in accordance with the provisions of this Agreement.
1.15.    “[*] Indication” means any [*] Indication.
1.16.    “[*] JLCC” has the meaning set forth in Section 3.2.1.
1.17.    “Alliance Director” has the meaning set forth in Section 3.7.
1.18.    “Ancillary Agreements” means the GCP Quality Agreement, the Pharmacovigilance Agreement, the Clinical Supply Agreement, the Quality Agreement, and the Co-Promotion Agreement.
1.19.    “Annual Net Sales” means, with respect to a Product, all Net Sales of such Product during a Calendar Year.
1.20.    “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods, clearance decisions or outstanding inquiries from any Governmental Authority under any Antitrust Law, in each case, with respect to the transactions contemplated by this Agreement, have expired, have been terminated or have been resolved.
1.21.    “Antitrust Counsel Only Material” has the meaning set forth in Section 18.3.
1.22.    “Antitrust Laws” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act and any other equivalent or comparable laws in any other jurisdiction in the Territory.
1.23.    “Antitrust Remedy” has the meaning set forth in Section 18.1.

1.24.    “Applicable Law” means any and all laws, statutes, codes, ordinances, orders, rules, rulings, directives, and regulations of any kind whatsoever of any governmental authority within the relevant jurisdiction applicable to the relevant Person and relevant activity.
1.25.    “Authorized Subcontractor” means, with respect to a specific activity assigned to Nurix under this Agreement, a subcontractor of Nurix (a) identified on Exhibit 1.25 to perform such specific activity or (b) approved by Roche in writing to perform such activity, in each case, prior to initiation of such activity.
1.26.    “Backup” means, with respect to the Option BTK Degrader, one or more other BTK Degraders (other than Bexobrutideg and other than NRX-0492 and NX-2127 (as such compounds are described on Exhibit 1.33)) Controlled by Nurix and existing at the time of the Option Right Exercise Notice which BTK Degrader(s) are described in the Option Right Data Package as a potential back up compound to the Option BTK Degrader.
1.27.    “Base Net Sales” has the meaning set forth in Section 9.6.3(b).
1.28.    “Baseball Notice” has the meaning set forth in Section 17.3.1(a).
1.29.    “Baseball Notice Date” has the meaning set forth in Section 17.3.1(a).
1.30.    “Bexobrutideg” means Nurix’s proprietary BTK Degrader known as “NX-5948” or Bexobrutideg, as described on Exhibit 1.30.
1.31.    “Binding Portion” has the meaning set forth in Section 4.6.1.
1.32.    “BTK” means Bruton’s Tyrosine Kinase.
1.33.    “BTK Degrader” means a [*]. For clarity, the term “BTK Degrader” includes (y) Bexobrutideg and (z) NRX-0492 and NX-2127 (as such compounds are described on Exhibit 1.33), but excludes (1) molecular glues and (2) any conjugates comprising or containing a small molecule BTK binding moiety (including a small molecule BTK degrader that meets the definition of “BTK Degrader” hereunder) covalently conjugated to any other molecular entity (including, for example, an antibody resulting in a so-called “degrader-antibody conjugate”).
1.34.    “BTK Degrader Firewalls” has the meaning set forth in Section 2.6.4.
1.35.    “Business Day” means a day other than Saturday, Sunday, or any bank or other public holiday in (a) New York, New York, US, (b) San Francisco, California, US, or (c) the City of Basel, Switzerland.
1.36.    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, or October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter of the Term shall end on the last day of the Term.
1.37.    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the

Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.38.    “Carved-Out BTK Degrader” has the meaning set forth in Section 2.6.3(b).
1.39.    “Carved-Out Program” has the meaning set forth in Section 2.6.3(b).
1.40.    “cGCP” means all applicable then-current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials as are promulgated by applicable Regulatory Authorities in the relevant country or other jurisdiction that, among other things, provide for assurance that the Clinical Data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects, including, as applicable: (a) as set forth in the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use Harmonised Guideline for Good Clinical Practice (ICH E6(R3)), as may be applicable from time to time; (b) as set forth in the Declaration of Helsinki (2004), as last amended at the 75th World Medical Association in October 2024, as may be applicable from time to time; (c) as set forth in the U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time.
1.41.    “cGLP” means all applicable then-current good laboratory practice standards as promulgated by applicable Regulatory Authorities, including, as applicable: (a) as set forth in the U.S. Code of Federal Regulations Title 21, Part 58 (Good Laboratory Practice for Nonclinical Laboratory Studies); (b) as set forth in the OECD Principles of Good Laboratory Practice; and (c) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, each as may be applicable from time to time.
1.42.    “cGMP” means all applicable then-current good manufacturing practice standards as are promulgated by applicable Regulatory Authorities in the relevant country or other jurisdiction, including, as applicable, as promulgated under and in accordance with: (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, and 610, as may be applicable from time to time; (b) Commission Directive (EU) 2017/1572/EC and Eudralex 4, as may be applicable from time to time; (c) the principles detailed in the International Council for Harmonisation’s Q7 Guideline, as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time.
1.43.    “Challenge” has the meaning set forth in Section 11.5.1.
1.44.    “Change of Control” means, with respect to Nurix, any of the following: (a) the sale or disposition of all or substantially all of the assets of Nurix or its direct or indirect controlling Affiliate to a Third Party, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of Nurix or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity); or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by Nurix or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of Nurix or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger, or consolidation of Nurix or its direct or indirect controlling Affiliate with or into another person, other than, in the case of this clause (b), an acquisition or a merger or consolidation of Nurix or its controlling Affiliate in which the holders of shares of voting capital stock of Nurix or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, and in each case (a) or (b), whether through a single transaction or a series of related transactions.
1.45.    “[*]” has the meaning set forth in Section 19.5.4.
1.46.    “[*]” has the meaning set forth in Section 19.5.4.
1.47.    “Chugai” has the meaning set forth in Section 1.13.
1.48.    “Clinical Data” means, with respect to a Clinical Trial with a Compound or Product, as applicable, all data, patient samples, and information that is made, collected, or otherwise generated in the course of, and pursuant to such Clinical Trial, including real world data (e.g., claims data); baseline biomarker data; demographic, medical, and histology data; sequencing data; immune monitoring data; imaging data; and outcomes data (including safety, pharmacodynamics, activity and efficacy) with respect thereto.
1.49.    “Clinical Development” means, with respect to a compound or product, (a) interactions with Regulatory Authorities in preparation of, or related to, the conduct of Clinical Trials of such compound or product, or (b) the conduct of one (1) or more Clinical Trials of such compound or product. When used as a verb, “Clinically Develop” means to engage in Clinical Development.
1.50.    “Clinical Supply Agreement” has the meaning set forth in Section 7.2.2.
1.51.    “Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, “Clinical Trial” includes any Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial.
1.52.    “Clinical Trial Database” has the meaning set forth in Section 5.2.1.
1.53.    “CLL” means Chronic Lymphocytic Leukemia.

1.54.    “[*]” [*].
1.55.    “[*]” means [*].
1.56.    “[*]” means [*].
1.57.    “[*]” means [*].
1.58.    “[*]” means [*].
1.59.    “[*]” means [*].
1.60.    “[*]” means [*].
1.61.    “[*]” has the meaning set forth in [*].
1.62.    “[*]” means [*].
1.63.    “CMC Manufacturing Development” means the activities to enable development of the design of the Manufacturing process for the supply of clinical and commercial quantities of a pharmaceutical product, which includes, as applicable, Manufacturing process development and Manufacturing process scale-up (but excluding manufacturing facilities scale-up), test method development and stability testing, bulk production and fill/finish work associated with the supply of such pharmaceutical product (including for non-clinical studies, Clinical Trials and commercial sale) (e.g., encapsulation or tableting or other oral dosage forms and subsequent primary packaging into bottles or blister packs or others and secondary packaging) and related quality assurance technical support activities as well as validation and qualification of commercial Manufacturing processes.
1.64.    “Co-Commercialization Budget” has the meaning set forth in Section 8.3.4.
1.65.    “Co-Commercialization Costs” has the meaning set forth in the Financial Exhibit.
1.66.    “Co-Commercialization Plan” has the meaning set forth in Section 8.3.1.
1.67.    “Co-Commercialization Principles” has the meaning set forth in Section 8.3.2.
1.68.    “Co-Promotion Agreement” has the meaning set forth in Section 8.4.
1.69.    “Collaboration Indication” means (a) any Indication (including Additional Indications) that is identified for Development of the Compound and Products in the Global Development Plan as long as such Indication is and remains subject to the Global Development Plan (i.e., is and remains an Indication for which, as of the applicable time, Development activities are conducted or planned and reasonably expected to be conducted pursuant to the Global Development Plan); and (b) any Indication for which Regulatory Approval of a Product has been obtained in any country or jurisdiction of the Territory.
1.70.    “Combination Product” means (a) a single Product in which both a Compound and one (1) or more other active ingredients (which is not a Compound or Product) are co-

formulated as such Product’s active ingredients, or (b) a combination therapy comprised of (i) a Product and (ii) one (1) or more other active products, which are either priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case ((a) and (b)), including all dosage forms, formulations, presentations, and package configurations. Notwithstanding anything herein to the contrary, a Compound conjugated to an antibody or any other molecule is not a “Combination Product” hereunder. Unless otherwise indicated, all references to Product in this Agreement (other than in this Section 1.70) shall be deemed to include Combination Products.
1.71.    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including Market Access Execution and activities related to marketing, Promoting, distributing, importing and exporting such product, and interacting with Regulatory Authorities regarding such product. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.72.    “Commercially Reasonable Efforts” means, with respect to the Development, Manufacture or Commercialization of the Compound or a Product by a Party, the level of efforts and resources consistent with the good faith efforts and resources such Party normally devotes, in the exercise of its reasonable business judgment, to a pharmaceutical compound or product owned or controlled by it under a similar stage of research, Development, or Commercialization, as applicable, in a similar market with similar market potential and similar strategic value in its portfolio, taking into account its safety and efficacy, its cost to research, Develop, Manufacture and Commercialize, its proprietary position, the likelihood of Regulatory Approval and product reimbursement, anticipated profitability, return on investment, and other relevant regulatory, technical, legal, scientific, medical, or commercial factors, all in the context of other internal and external competitive products in development or on the market (including other products such Party may have in its portfolio), provided that with respect to Nurix such efforts and resources will be not less than those a similarly situated biotechnology company (on its own or acting through any of its Affiliates, sublicensees or subcontractors) would use to accomplish a similar task or obligation under similar circumstances. It is understood that the level of efforts and resources constituting Commercially Reasonable Efforts may change from time to time based upon regulatory, technical, legal, scientific, medical, or commercial factors. With respect to the Development or Commercialization of the Compound or such Product, Commercially Reasonable Efforts will be determined on a Product-by-Product and country-by-country basis (or region-by-region basis, where applicable) and Indication-by-Indication basis; provided that Roche may take into account the impact of its efforts and resources expended with respect to the Compound and such Product in any country (or region) on any other country (or region), including as a result of international reference pricing or most-favored-nation pricing mechanisms. In addition, the Parties recognize that (a) one or more market(s) or Indication(s) may not represent a commercially reasonable opportunity, and therefore may not merit the allocation of any level of efforts or resources, and (b) the use of Commercially Reasonable Efforts may result in ceasing the Development or Commercialization of a Product for one (1) or more market(s) or Indication(s).

1.73.    “Committee” means each of the JSC, the JLCCs and the US JCC and together the “Committees”.
1.74.    “Competing Program” has the meaning set forth in Section 2.6.4.
1.75.    “Completion of Enrollment” means, with respect to the 201 Trial, the date on which the last human subject is enrolled in accordance with the study protocol of the 201 Trial as of the Effective Date, as such protocol was delivered to Roche in connection with the execution of this Agreement (study protocol dated December 17, 2024, as amended on October 7, 2025).
1.76.    “Compound” means (a) as of the Effective Date (i) Bexobrutideg and (ii) Derivatives of Bexobrutideg; and (b) if Roche delivers to Nurix an Option Right Exercise Notice within the Option Right Election Window in accordance with Section 2.7.2, then, upon mutual agreement on or final determination of the financial terms for the addition of the relevant Option BTK Degrader to this Agreement as a Compound hereunder pursuant to Section 2.7.3, (i) the Option BTK Degrader, (ii) any Backups of the Option BTK Degrader, and (iii) Derivatives of the compounds described under clauses (b)(i) and (b)(ii) above. For clarity, if Roche delivers to Nurix an Option Right Exercise Notice within the Option Right Election Window in accordance with Section 2.7.2, then, upon mutual agreement on or final determination of the financial terms for the addition of the relevant Option BTK Degrader to this Agreement as a Compound hereunder pursuant to Section 2.7.3, unless the context otherwise clearly requires, following such delivery all references in this Agreement to the “Compound” will be deemed to be to the “Compounds,” mutatis mutandis.
1.77.    “Compulsory Sublicense” means, with respect to a particular Product in a particular country, a license or sublicense granted to a Third Party (each such Third Party, a “Compulsory Sublicensee”), through the order, decree, or grant of a governmental authority having competent jurisdiction, authorizing such Compulsory Sublicensee to make, use, sell, offer for sale, import, or export a Product in such country.
1.78.    “Compulsory Sublicensee” has the meaning set forth in Section 1.77.
1.79.    “Confidential Information” has the meaning set forth in Section 12.1.
1.80.    “Consent Matters” has the meaning set forth in Section 3.5.3.
1.81.    “[*]” has the meaning set forth in Section 16.3.2(c).
1.82.    “[*]” has the meaning set forth in Section 16.3.2(c).
1.83.    “[*]” has the meaning set forth in Section 16.3.2(c).
1.84.    “Control” (including variations such as “Controlled” and the like) means, (a) with respect to Patent, Know-How, or any other intellectual property right, the rightful possession of the ability to grant a license, sublicense, or other right to exploit such Patent, Know-How or other intellectual property right, or (b) with respect to proprietary materials, the rightful possession of the ability to provide such proprietary materials to the other Party, in each case ((a) or (b)), (i) as contemplated herein, without violating the terms of any agreement with any Third Party; (ii) only with respect to Third Party agreements executed after the Effective Date, without being obligated to pay any royalties or other consideration therefor, and (iii) other than by operation of the terms of this Agreement, including the license granted herein. Notwithstanding anything in this Agreement to the contrary, after a Change of Control (and for purposes of this Section 1.84, the definition “Change of Control” shall apply mutatis mutandis to Roche) of a Party, such Party and its Affiliates will be deemed not to Control any Know-How, Patents, Regulatory Approvals, Regulatory Materials, proprietary materials or other intellectual property that are owned or controlled by any Acquiring Entity unless such Know-How, Patents, Regulatory Approvals, Regulatory Materials, proprietary materials or other intellectual property (y) were, prior to such Change of Control, included in the licenses and rights granted by such Party hereunder as a result of being licensed to such Party by an Acquiring Entity prior to the Change of Control, or (z) are used by the acquired Party, its Affiliates or sublicensees in connection with activities performed under this Agreement after the Change of Control.
1.85.    “Cover” (including variations such as “Covered”, “Covering” and the like) means, with respect to a Valid Claim and in reference to a particular Product (whether alone or in combination with one (1) or more other active ingredients), that the use, sale, offer for sale, or import of such Product in a country would, but for ownership thereof or a license granted in this Agreement thereunder, infringe such Valid Claim in the applicable country on the date of sale.
1.86.    “CPA Firm” has the meaning set forth in Section 10.10.2.
1.87.    “CSU” means Chronic Spontaneous Urticaria.
1.88.    “Cure Period” has the meaning set forth in Section 16.2.1.
1.89.    “[*]” has the meaning set forth in Section 4.4.6(c).
1.90.    “Data Security and Protection Laws” means all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the General Data Protection Regulation (2016/679) and applicable laws implementing the General Data Protection Regulation.
1.91.    “Deferred Development Costs” has the meaning set forth in the Financial Exhibit.
1.92.    “Derivative” means, with respect to a given compound (a “Reference Compound”), any [*].
1.93.    “Development” means discovery, research, preclinical, non-clinical, and Clinical Development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance and quality control development, Clinical Trials, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing, the preparation and submission of drug approval applications, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.94.    “Development Candidate” has the meaning set forth in Section 2.7.2(a).
1.95.    “Development Costs” has the meaning set forth in the Financial Exhibit.
1.96.    “Disclosing Party” has the meaning set forth in Section 12.1.
1.97.    “Distributor” means any Third Party appointed by Roche or any of its Affiliates or Sublicensees in good faith and on an arm’s-length basis to distribute, market, and resell Products in any country or jurisdiction of the Territory on behalf of Roche or on behalf of its Affiliate or Sublicensee (as applicable).
1.98.    “[*]” means [*].
1.99.    “DOJ” has the meaning set forth in Section 18.2.
1.100.    “DSP” means the U.S. DOJ Data Security Program Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at 28 C.F.R. Part 202, as interpreted in rules, guidance, policies, statements, or otherwise from time to time.
1.101.    “Effective Date” means the later of: (a) if a determination is made pursuant to Section 18.2 that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for this Agreement, the Execution Date and (b) if a determination is made pursuant to Section 18.2 that an HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, the Antitrust Clearance Date.
1.102.    “EFTA Countries” means Switzerland, Norway, Iceland and Liechtenstein.
1.103.    “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.
1.104.    “Escalation Notice” has the meaning set forth in Section 17.1.
1.105.    “European Union” means the member states of the European Union.
1.106.    “Exclusive Additional Indication” means any Collaboration Indication other than an Exclusive Initial Indication.
1.107.     “Exclusive Indication” means (a) any of the Exclusive Initial Indications and (b) any of the Exclusive Additional Indications.
1.108.    “Exclusive Initial Indication” means any of CLL, CSU, MS, Waldenström’s Macroglobulinemia (WM), and Mantle Cell Lymphoma (MCL), in each case, as long as such Indication is a Collaboration Indication.

1.109.    “Execution Date” means June 8, 2026.
1.110.    “Executive Officer” means (a) in the case of Roche, (i) with respect to issues related to the Development, Manufacture, and Commercialization of the Compound or Products, the Chief Executive Officer of the Roche Pharmaceuticals Division and (ii) for all other issues, the Global Head of Corporate Business Development, or, in each case of (i) and (ii), his or her respective designee, and (b) in the case of Nurix the Chief Executive Officer or his or her respective designee.
1.111.    “Expert” means a person with at least ten (10) years of pharmaceutical industry experience and expertise having occupied at least one (1) senior position within a large biotechnology or pharmaceutical company relating to product commercialization or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in English.
1.112.    “Exploit” means to make, have made, use, have used, import, have imported, export, have exported, offer to sell, have offered to sell, sell, have sold, administer, have administered, research, have researched, develop, have developed, manufacture, have manufactured, perform and have performed medical affairs activities, market, have marketed, including all Development, Manufacturing and Commercialization activities, Market Access Execution and Medical Affairs Activities, or otherwise exploit or have exploited. “Exploitation” shall be construed accordingly.
1.113.    “FDA” means the US Food and Drug Administration, or any successor entity thereto performing similar functions.
1.114.    “FHLR” has the meaning set forth on the first page of this Agreement.
1.115.    “Field” means any and all uses.
1.116.    “Finance Coordination Team” or “FCT” has the meaning set forth in the Financial Exhibit.
1.117.    “Financial Distress Event” means, with respect to Nurix, (a) inclusion of a going concern opinion from Nurix’s external auditors in Nurix’s audited financial statements and such going concern opinion (or the circumstances underlying such opinion) are not removed or cured within [*] of such audited financial statements, or (b) Nurix reports in an SEC filing or other public disclosure that it has [*] remaining cash on hand and such report or public disclosure is not superseded or cured within [*] of such SEC filing or public disclosure, provided that, for purposes of this Section 1.117, “cured” means (i) receipt by Roche of written evidence that Nurix’s external auditors no longer believe such going concern opinion is warranted, or (ii) that Nurix has otherwise demonstrated, to Roche’s reasonable satisfaction, that it has [*] of remaining cash on hand.
1.118.    “Financial Exhibit” means Exhibit 1.118.
1.119.    “First Commercial Sale” means, with respect to a particular Product in a given country, the first invoiced commercial sale to a Third Party of such Product following receipt of any Regulatory Approval required in such country for the sale of such Product (or, if no such Regulatory Approval is required, the date of the first invoiced commercial sale to a Third Party of such Product) by or under authority of Roche or its Affiliates or Sublicensee(s) hereunder, which sale is included in the calculation of Net Sales for such Product.
1.120.    “[*]” means [*].
1.121.    “FTC” has the meaning set forth in Section 18.2.
1.122.    “FTE Cost” has the meaning set forth in the Financial Exhibit.
1.123.    “Fully Burdened Manufacturing Cost” has the meaning set forth in the Financial Exhibit.
1.124.    “GCP Quality Agreement” has the meaning set forth in Section 4.11.3.
1.125.    “Genentech” has the meaning set forth on the first page of this Agreement.
1.126.    “Generic Product” means, with respect to a Product in a particular regulatory jurisdiction or country, as applicable, any pharmaceutical product (a) that contains the same Compound (or a therapeutically equivalent compound as determined by the relevant Regulatory Authority) contained in such Product as an active ingredient (or part thereof), (b) whose Regulatory Approval application is approved in such regulatory jurisdiction or country by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product, including any product authorized for sale (i) in the US pursuant to Section 505(j) of the US Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), (ii) in the European Union pursuant to a provision of Article 10(1), 10a, or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other regulatory jurisdiction or country pursuant to any equivalents of such provisions in clause (i) or clause (ii) above, and (c) that is approved for commercial sale in such regulatory jurisdiction or country and sold by a (i) Third Party that is not Roche, its Affiliate, or Sublicensee and that has not been authorized, directly or indirectly, by Roche or its Affiliate to market or sell such product or (ii) Compulsory Sublicensee.
1.127.    “Global Commercialization Strategy” has the meaning set forth in Section 8.2.
1.128.    “Global Development Budget” has the meaning set forth in Section 4.6.1.
1.129.    “Global Development Plan” has the meaning set forth in Section 4.2.1.
1.130.    “Global JCC” has the meaning set forth in Section 3.1.2(s).
1.131.    “Global Pricing Strategy Recommendation” has the meaning set forth in Section 8.6.1.
1.132.    “Global Trial” means any Clinical Trial of a Product that is conducted in the Territory other than any Roche Territory Trial or any Post-Approval Trial.

1.133.    “GLP Tox Study” means a toxicology study of the relationship between dose and its effects on an exposed animal (or its anticipated effects on humans where no animal is used in such a study, such as an organ-on-a-chip), where (a) the study is to be conducted in accordance with cGLP and (b) the study has been designed to support establishment of a safe starting dose of the compound for use in humans in Clinical Trials.
1.134.    “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority, or power of any nature (including any arbiter). Governmental Authorities include all Regulatory Authorities.
1.135.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a) and the rules and regulations promulgated thereunder.
1.136.    “HSR/Antitrust Filing” means: (a) a filing by Nurix or a filing by Roche with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto, or (b) any comparable filing or notification by Nurix or Roche required under any other Antitrust Law, in each case ((a) or (b)), with respect to the transactions contemplated by this Agreement.
1.137.    “IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R. Part 312 to authorize the initiation of Clinical Trials of a pharmaceutical product, or any comparable filing with any relevant Regulatory Authority in any other jurisdiction.
1.138.    “Indemnitee” has the meaning set forth in Section 15.1.3.
1.139.    “Indemnitor” has the meaning set forth in Section 15.1.3
1.140.    “Indication” means, with respect to a Product, any class of human disease, syndrome, disorder, or medical condition for which a separate Regulatory Approval is filed for such Product with the applicable Regulatory Authority in a given country. All variants of a single disease, disorder or condition (whether classified by severity or otherwise), regardless of the patient population, shall be treated as the same Indication. By way of example, (a) the treatment of a disease, disorder or condition in a particular patient population and the treatment of the same disease, disorder or condition in another population (e.g., adult population and pediatric population) shall be treated as the same Indication, and (b) different stages of disease and different treatment settings (e.g., adjuvant and metastatic) shall be treated as the same Indication. For clarity, an Indication is only distinct from another Indication if the diseases associated with such Indications are (i) listed under two (2) different categories (i.e., three-character codes) of the Tenth Revision of the International Classifications of Diseases and Related Health Problems

(ICD-10), as may be revised or amended from time to time, or a successor classification (e.g., any neoplasm under C15 is in a different category from any neoplasm under category C16, whereas C15.0 and C15.1 belong to the same category) and (ii) Developed under separate Registrational Trials. Notwithstanding anything to the contrary herein, moving from one line of therapy to another line of therapy within an Indication shall not be a new Indication (e.g., moving from second line therapy to first line therapy shall not be deemed a new Indication), except that solely for purposes of the Development milestone payments, launch milestone payments under Section 9.2 and Section 9.4, and the diligence obligations under Sections 4.8 and Section 8.8, [*] are treated as separate Indications.
1.141.    “Indirect Taxes” has the meaning set forth in Section 10.9.1.
1.142.    “Information Security Incident” has the meaning set forth in Section 12.8.1.
1.143.    “Infringement” has the meaning set forth in Section 11.5.1.
1.144.    “Initial Global Development Plan” has the meaning set forth in Section 4.2.2.
1.145.    “Initiation” means, with respect to a Clinical Trial, the date on which the first (1st) human subject is first dosed with a Product or placebo in such Clinical Trial.
1.146.    “Inventor Remuneration” has the meaning set forth in Section 11.4.10.
1.147.    “Inventory” means, with respect to a Compound or Product, as applicable, all clinical and non-clinical grade drug product, active pharmaceutical ingredients, intermediates, and raw materials for the manufacture of a Compound or Product (a) Controlled by Nurix as of the Effective Date or another date prior to the initiation of the Manufacturing Transfer, as determined by the JSC, or (b) Controlled by Roche, as of the effective date of termination, as applicable.
1.148.    “JLCC(s)” has the meaning set forth in Section 3.2.1.
1.149.    “Joint Global Trial” means any Global Trial in a Collaboration Indication that is included in the Global Development Plan, excluding any Additional Indication Trial.
1.150.    “Joint IP” has the meaning set forth in Section 11.2.2.
1.151.    “Joint Operating Team” or “JOT” has the meaning set forth in Section 3.4.
1.152.    “Joint Patent” means a Patent within the Joint IP.
1.153.    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.1.
1.154.    “Joint Territory” means the US.
1.155.    “Key Regulatory Meeting” has the meaning set forth in Section 6.3.2(b).
1.156.    “Know-How” means all non-public information (including information regarding discovery, Development, marketing, pricing, distribution, cost, sales, and Manufacturing), inventions (whether or not patentable), improvements, operational procedures, practices, formulas, trade secrets, techniques, methods, procedures, knowledge, results, data (including pharmacological, toxicological, pharmacokinetic, preclinical and clinical information and test data, preclinical data, Clinical Data, related reports, structure-activity relationship data, statistical analysis, and analytical and quality control data), protocols, processes, models, and designs. Know-How shall not include any Patents.
1.157.    “Label Expansion Trial” has the meaning set forth in Section 4.5.
1.158.    “Launch Quarter” has the meaning set forth in Section 9.6.3(b).
1.159.    “License Grant” has the meaning set forth in Section 2.1.1.
1.160.    “Litigation Costs” has the meaning set forth in the Financial Exhibit.
1.161.    “Long Term Global Development Budget” has the meaning set forth in Section 4.6.1.
1.162.    “Loss” has the meaning set forth in Section 15.1.1.
1.163.    “Major Market” means each of the following countries: each member country of the European Union; Switzerland; and the People’s Republic of China.
1.164.    “Manufacture” and “Manufacturing” means all activities associated with the production, manufacture, processing, filling, packaging, labeling, shipping, or storage of a drug substance or drug product, or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture, analytical methods development and validation, product characterization, quality assurance and quality control development, testing, release, shipping, storing and holding, and the management of any Third Party conducting any of the aforementioned activities. “Manufactured” shall have the corresponding meaning.
1.165.    “Manufacturing Budget” has the meaning set forth in the Financial Exhibit.
1.166.    “Manufacturing Costs” means Fully Burdened Manufacturing Costs and Other Manufacturing Costs.
1.167.    “Manufacturing Plan” has the meaning set forth in Section 7.2.5.
1.168.    “Manufacturing Transfer” has the meaning set forth in Section 7.3.
1.169.    “Market Access Execution” means distribution, invoicing, pricing and reimbursement, contracting with managed care, government and formulary segments, booking sales, and all other market access related activities.
1.170.    “Marketing Authorization” means with respect to a Product, final Regulatory Approval (including pricing approval, where required) required to sell such Product in accordance with the Applicable Law of a given country or jurisdiction.
1.171.    “[*]” has the meaning set forth in Section 3.5.2.

1.172.    “Material Regulatory Communication” has the meaning set forth in Section 6.3.2(a).
1.173.    “Medical Affairs Activities” means with respect to the Product in the Field in the Territory activities of medical science liaisons, activities involving key opinion leaders and professional societies, the provision of medical information services, evidence and real world evidence generation strategy, coordination and development of content to address medical information requests, health economics and outcomes research, publication and congress planning and continuing medical education.
1.174.    “[*]” means [*].
1.175.    “[*] Indication” means any Indication within the field of [*].
1.176.    “[*] JLCC” has the meaning set forth in Section 3.2.1.
1.177.    “[*]” means [*].
1.178.    “MTT Completion” has the meaning set forth in Section 7.3.
1.179.    “MTT Plan” has the meaning set forth in Section 7.3.
1.180.    “Net Profits and Net Losses” has the meaning set forth in the Financial Exhibit.
1.181.    “Net Sales” means, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period the following deductions determined in accordance with the applicable Accounting Standards:
(a)    [*];
(b)    [*]; and
(c)    [*].
For clarity, no deductions taken in calculating Sales may be taken a second time in calculating Net Sales, and no deduction may be taken more than once in calculating Net Sales, regardless of whether such deduction could qualify under more than one of the categories set forth in this Section 1.181.
[*].
1.182.    “Non-Operational Party” has the meaning set forth in Section 4.3.1.
1.183.    “Nurix” has the meaning set forth on the first page of this Agreement.
1.184.    “Nurix-Controlled Patents” has the meaning set forth in Section 11.4.2.
1.185.    “Nurix CMO” means any Authorized Subcontractor supplying Compound or Product to Nurix. The Nurix CMOs existing as of the Effective Date are identified as Nurix CMOs in Exhibit 1.25.

1.186.    “Nurix’s In-Process Disclosures” has the meaning set forth in Section 13.6.
1.187.    “Nurix Indemnified Party” has the meaning set forth in Section 15.1.2.
1.188.    “Nurix Know-How” means the Know-How within the Nurix Licensed Technology.
1.189.    “Nurix Licensed Technology” means all intellectual property (including Patents and Know-How) Controlled by Nurix or any of its Affiliates as of the Execution Date or at any time during the Term that is necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise Exploit the Compound and Products in the Field in the Territory. For clarity, Nurix Licensed Technology includes Manufacturing technology (including formulation technology) used with the Compound and improvements to such Manufacturing technology (including formulation technology) made by or on behalf of Nurix or its Affiliates under the Global Development Plan.
1.190.    “Nurix Patent Rights” means a Patent within the Nurix Licensed Technology. The Nurix Patent Rights existing as of the Execution Date include those listed in Exhibit 1.190.
1.191.    “Nurix Related Party” has the meaning set forth in Section 15.1.1.
1.192.    “Operational Party” has the meaning set forth in Section 4.3.1.
1.193.    “Option BTK Degrader” has the meaning set forth in Section 2.7.2(a).
1.194.    “Option Right Data Package” has the meaning set forth in Section 2.7.2(a).
1.195.    “Option Right Election Window” has the meaning set forth in Section 2.7.2(a).
1.196.    “Option Right Exercise Notice” has the meaning set forth in Section 2.7.2(a).
1.197.    “Option Right Negotiation Period” has the meaning set forth in Section 2.7.3.
1.198.    “Other BTK Degradation Modality” means a molecule that (a) is not a BTK Degrader and (b) whose primary mechanism of action is the targeted degradation of BTK, such as a (i) molecular glue or (ii) so-called “degrader-antibody conjugate” where the degrader is a BTK Degrader or other targeted degrader of BTK.
1.199.    “Other Manufacturing Costs” has the meaning set forth in the Financial Exhibit.
1.200.    “[*] Indication” means [*].
1.201.    “Out-of-Pocket Costs” has the meaning set forth in the Financial Exhibit.
1.202.    “Outside Date” has the meaning set forth in Section 16.1.1.
1.203.    “Party” means Nurix or Roche, as the case may be, and “Parties” means Nurix and Roche collectively.
1.204.    “Patent” means a patent or patent application, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, divisionals, continuations, continuations-in-part, and the like of any such patent or patent application, and foreign equivalents of any of the foregoing.
1.205.    “Patent Coordination Team” has the meaning set forth in Section 11.4.1.
1.206.    “Patent Costs” has the meaning set forth in the Financial Exhibit.
1.207.    “PDUFA Date” means the goal date by which FDA has agreed to take action on a marketing approval application or supplement thereto.
1.208.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.209.    “Pharmacovigilance Agreement” has the meaning set forth in Section 6.6.
1.210.    “Phase I Trial” means a human Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. § 312.21(a) (or an equivalent thereof in a country other than the US). As used herein, “Phase I Trial” includes a Phase Ia or Phase Ib Clinical Trial or the “Phase I” portion of a Clinical Trial that combines more than one phase (e.g., the Phase I portion of a Phase I/II Clinical Trial or the Phase Ib portion of a Phase Ib/II Clinical Trial).
1.211.    “Phase II Trial” means a human Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. § 312.21(b) (or an equivalent thereof in a country other than the US) regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase II,” “Phase IIa,” “Phase IIb,” “Phase I/II” or “Phase IIb/III” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. As used herein, “Phase II Trial” includes a Phase IIa or Phase IIb Clinical Trial or the “Phase II” portion of a Clinical Trial that combines more than one phase (e.g., the Phase II portion of a Phase I/II Clinical Trial or the Phase IIb portion of a Phase IIb/III Clinical Trial, including the Phase II portion of any Clinical Trial that is amended following its Initiation to become a “Phase II Trial” as defined herein, such as a Phase I Trial that is amended to become a Phase I/II Clinical Trial, or similar).
1.212.    “Phase III Trial” means a human Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. § 312.21(c) (or an equivalent thereof in a country other than the US). As used herein, “Phase III Trial” includes a Phase IIIa or Phase IIIb Clinical Trial or the “Phase III” portion of a Clinical Trial that combines more than one phase (e.g., the Phase III portion of a Phase II/III Clinical Trial or the Phase III portion of a Phase IIb/III Clinical Trial, including the Phase III portion of any Clinical Trial that is amended following its Initiation to become a “Phase III Trial” as defined herein, such as a Phase II Trial that is amended to become a Phase II/III Clinical Trial, or similar).

1.213.    “Phase IV Clinical Trial” means a Clinical Trial of a drug product in human subjects conducted after Regulatory Approval of such drug product has been obtained from an appropriate Regulatory Authority.
1.214.    “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.
1.215.    “PII/Samples” has the meaning set forth in Section 16.3.2(d)(xi).
1.216.    “Post-Approval Trial” means any Phase IV Clinical Trial, real-world evidence study, non-interventional study, investigator-initiated study, or disease registry conducted following Regulatory Approval for the applicable Product for use in the Field in the applicable country or jurisdiction.
1.217.    “Product” means [*].
1.218.    “Product Action Concern” has the meaning set forth in Section 6.5.1.
1.219.    “Product Trademark” has the meaning set forth in Section 11.4.12.
1.220.    “Profit/Loss Share Term” means, with respect to the Joint Territory, on a Product-by-Product basis, the period commencing on [*] and ending on [*].
1.221.    “Prosecute and Maintain” (including variations such as “Prosecution and Maintenance” and the like) means, with respect to a particular Patent or patentable invention, the preparation, filing, prosecution, and maintenance, including any supplemental examinations, re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates, and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and related appeals, and other similar proceedings with respect to that Patent.
1.222.    “Publication” has the meaning set forth in Section 13.6.
1.223.    “Quality Agreement” has the meaning set forth in Section 7.2.4.
1.224.    “Receiving Party” has the meaning set forth in Section 12.1.
1.225.    “Reference Compound” has the meaning set forth in Section 1.92.
1.226.    “Registrational Trial” means a human Clinical Trial that is designed, conducted and intended to support an application for Regulatory Approval of a pharmaceutical product, including a New Drug Application (NDA) or any equivalent application in a country other than the United States, and that would satisfy the applicable regulatory requirements for such purpose under the relevant Regulatory Authorities’ rules and guidelines.
1.227.    “Regulatory Activities” has the meaning set forth in the Financial Exhibit.
1.228.    “Regulatory Approval” means, with respect to a pharmaceutical product in a country or jurisdiction, any and all submissions (including INDs), approvals (including new drug applications, and any supplements thereto), licenses, registrations, or authorizations of any Regulatory Authority necessary to Manufacture, use, store, import, transport, Commercially distribute, sell, or market such pharmaceutical product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) labeling approval.
1.229.    “Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over the Development, Manufacturing, Commercialization or other Exploitation (including the granting of Regulatory Approvals) of pharmaceutical products in any jurisdiction, including the FDA and EMA.
1.230.    “Regulatory Materials” means all (a) applications for Regulatory Approvals (including copies of the draft and final reports and full modules) and other material regulatory filings, registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) material correspondence and reports submitted to or received from Regulatory Authorities with respect to the Compound or a Product (including minutes, official contact reports, advice, and scientific advisory packages) and all supporting documents therefor, including all regulatory drug lists, drug master files, drug dossiers, adverse event files, and complaint files, and (c) data, including all information that is made, collected, or otherwise generated pursuant to a Clinical Trial, in each case, contained or relied upon in any of the foregoing described in clauses (a) or (b) above (including any such data related to Manufacturing), in each case ((a) through (c)), with respect to the Compound or a Product.
1.231.    “Regulatory Strategy” has the meaning set forth in Section 6.1.1.
1.232.    “Regulatory Transfer” has the meaning set forth in Section 6.2.5.
1.233.    “Regulatory Transfer Plan” has the meaning set forth in Section 6.2.5.
1.234.    “[*]” has the meaning set forth in Section 1.259.2.
1.235.    “Release” has the meaning set forth in Section 13.2.
1.236.    “Residuals” has the meaning set forth in Section 12.6.
1.237.    “Reversion IP” has the meaning set forth in Section 16.3.2(d)(v).
1.238.    “Reversion License” has the meaning set forth in Section 16.3.2(d)(v).
1.239.    “Roche” has the meaning set forth on the first page of this Agreement.
1.240.    “Roche Acquisition Transaction” has the meaning set forth in Section 2.6.6(b).
1.241.    “Roche Competing Program” has the meaning set forth in Section 2.6.6(a).
1.242.    “Roche-Controlled Patents” has the meaning set forth in Section 11.4.2.
1.243.    “[*]” has the meaning set forth in Section 4.3.3(c).

1.244.    “Roche Background Know-How” means any and all Know-How that is Controlled by Roche or its Affiliates as of the Effective Date or during the Term and that is necessary for the Development or Manufacturing of the Compound and Products in the Field in the Territory other than Roche Foreground Technology and Joint Know-How.
1.245.    “Roche Background Patents” means any and all Patents Controlled by Roche as of the Effective Date or during the Term that Cover the Roche Background Know-How.
1.246.    “Roche Background Technology” means the Roche Background Know-How and Roche Background Patents.
1.247.    “Roche Foreground Technology” means the Sole Foreground IP that is solely discovered or conceived by or on behalf of Roche or its Affiliates.
1.248.    “Roche Indemnified Party” has the meaning set forth in Section 15.1.1.
1.249.    “Roche Option Period” means the period commencing on [*] and continuing until the earlier of: (a) [*] and (b) [*].
1.250.    “Roche Option Right” has the meaning set forth in Section 2.7.1.
1.251.    “Roche Related Party” has the meaning set forth in Section 15.1.2.
1.252.    “Roche Territory” means all countries and territories worldwide other than the Joint Territory.
1.253.    “Roche Territory Trial” means a Clinical Trial that is primarily designed and conducted to obtain or maintain Regulatory Approval for a Product in one (1) or more countries or jurisdictions of the Roche Territory, i.e., which is not related and reasonably allocated to obtaining or maintaining Regulatory Approval for a Product in the Joint Territory. For clarity, the submission of data to the FDA (e.g., submission of safety data due to pharmacovigilance requirements, inclusion of data in periodic safety update reports or annual reports) shall not, in itself, prevent a Clinical Trial from constituting a Roche Territory Trial.
1.254.    “Roche Transfer Costs” has the meaning set forth in Section 16.3.2(d)(x).
1.255.    “Roche/Nurix CDA” means the mutual confidentiality agreement between FHLR and Nurix effective as of [*], and its Amendment No.1 [*].
1.256.    “Royalty Term” has the meaning set forth in Section 9.6.2.
1.257.    “Royalty Financing” has the meaning set forth in Section 19.4.1.
1.258.    “Royalty Financing Negotiation Period” has the meaning set forth in Section 19.4.2.
1.259.    “Sales” means, [*]:
1.259.1.    [*].
[*].

For clarity, sales by Roche and its Affiliates to any Sublicensee shall be excluded from “Sales”.
1.259.2.    [*].
[*].
1.260.    “SEC” means the US Securities and Exchange Commission, or any successor entity thereto performing similar functions.
1.261.    “Shared Development Costs” has the meaning set forth in the Financial Exhibit.
1.262.    “Short Term Global Development Budget” has the meaning set forth in Section 4.6.1.
1.263.    “Significant Adverse Effect” means any change, event or occurrence that (individually or when taken together with other change, event or occurrence that have occurred) will have a significant adverse impact on the Exploitation of the Compound and Products under this Agreement; including any change, event or occurrence that would significantly (a) increase the anticipated (as of the Execution Date) costs of the applicable Party under this Agreement, or (b) impact the safety profile, proprietary position or anticipated profitability of Products over that anticipated as of the Execution Date.
1.264.    “Sole Foreground IP” has the meaning set forth in Section 11.2.2.
1.265.    “[*]” has the meaning set forth in Section 4.3.3(b).
1.266.    “Subcommittee” has the meaning set forth in Section 3.4.
1.267.    “Sublicensee” means any Third Party, other than a Compulsory Sublicensee or a Distributor, to which Roche or any of its Affiliates grants a sublicense (through one (1) or multiple tiers) under the License Grant.
1.268.    “Technology Transfer” has the meaning set forth in Section 5.1.1.
1.269.    “Technology Transfer Plan” has the meaning set forth in Section 5.1.1.
1.270.    “Term” has the meaning set forth in Section 16.1.
1.271.    “Terminated Product” means a Product that is the subject of a termination of this Agreement, in whole or in part, pursuant to ARTICLE 16, as such Product exists as of the effective date of such termination. For clarity, (a) a Terminated Product is no longer a Product in the applicable Terminated Territory from and after the effective date of such termination of such Terminated Product, but shall remain a Product in any country or jurisdiction not subject to such termination, (b) where this Agreement is terminated in its entirety, all Products shall be deemed to be Terminated Products in all countries of the Territory, and (c) where a Terminated Product is a Combination Product, the Terminated Product shall comprise only the Compound or Product component of such Combination Product (but not any other product or other active ingredient(s) contained therein).

1.272.    “Terminated Territory” means the country or countries that are the subject of a termination of this Agreement, in whole or in part, pursuant to ARTICLE 16. For clarity, if the Agreement is terminated in its entirety, the Terminated Territory means the Territory.
1.273.    “Territory” means, collectively, the Joint Territory and the Roche Territory.
1.274.    “Third Party” means any entity or individual person other than a Party or any of its Affiliates.
1.275.    “Third Party Claim” has the meaning set forth in Section 15.1.1.
1.276.    “Third Party Infringement” has the meaning set forth in Section 11.5.4.
1.277.    “Third Party License” has the meaning set forth in Section 2.5.
1.278.    “Trademark Costs” has the meaning set forth in the Financial Exhibit.
1.279.    “Transfer Agreement” has the meaning set forth in Section 16.3.2(d).
1.280.    “[*]” has the meaning set forth in Section 16.3.2(d).
1.281.    “US” means the United States of America and its territories and possessions.
1.282.    “US Joint Commercialization Committee” or “US JCC” has the meaning set forth in Section 3.3.1.
1.283.    “Valid Claim” means, with respect to a Product, a claim of [*].
1.284.    “Withholding Taxes” has the meaning set forth in Section 10.9.2.
1.285.    “Working Group(s)” has the meaning set forth in Section 3.4.
ARTICLE 2
LICENSES; EXCLUSIVITY; RIGHT OF FIRST NEGOTIATION
2.1.    Licenses. Subject to the terms and conditions of this Agreement:
2.1.1.    License Grant to Roche. Nurix, on behalf of itself and its Affiliates, hereby grants to Roche an exclusive (even as to Nurix and its Affiliates, subject to Section 2.1.2), transferable (only to the extent permitted under Section 19.3), and sublicensable (in accordance with Section 2.2.1) license under the Nurix Licensed Technology to Develop, Manufacture, Commercialize and otherwise Exploit the Compound and Products in the Field in the Territory (“License Grant”).
2.1.2.    License Grant to Nurix. Roche, on behalf of itself and its Affiliates, hereby grants to Nurix:
(a)    (i) a co-exclusive (together with Roche and its Affiliates), non-transferable (without limiting Section 19.3), and sublicensable (only in accordance with Section 2.2.2) license under the Nurix Licensed Technology and the Roche Foreground Technology, and (ii) a non-exclusive, non-transferable, and sublicensable (only in accordance with Section 2.2.2) license under the

Roche Background Technology (to the extent it is necessary), in each case of (i) and (ii), solely to perform the Development activities allocated to Nurix under the Global Development Plan;
(b)    a non-exclusive, non-transferable (without limiting Section 19.3), and sublicensable (only in accordance with Section 2.2.2) license under the Nurix Licensed Technology, the Roche Foreground Technology and the Roche Background Technology (to the extent it is necessary) solely to perform the Manufacturing activities allocated to Nurix under this Agreement;
(c)    a co-exclusive (together with Roche and its Affiliates), non-transferable (without limiting Section 19.3), and sublicensable (only in accordance with Section 2.2.2) license under the Nurix Licensed Technology and the Roche Foreground Technology solely to perform the Commercialization activities allocated to Nurix under the Co-Commercialization Plan, the Co-Promotion Agreement and this Agreement in the Joint Territory;
(d)    a non-exclusive, non-transferable (without limiting Section 19.3), and sublicensable (only in accordance with Section 2.2.2) license under the Nurix Licensed Technology solely to use Bexobrutideg for the conduct of the research activities set forth in Exhibit 2.1.2(d) under the oversight of the Committees; and
(e)    a non-exclusive, non-transferable (without limiting Section 19.3), and sublicensable (only in accordance with Section 2.2.2) license under the Nurix Licensed Technology (i) to research and preclinically [*] (other than the Compound) and (ii) to [*], in each case ((i) and (ii)), solely for the generation of information to be included in an Option Right Data Package.
For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, as of and following the Effective Date during the Term, except as expressly permitted under this Section 2.1.2 (including any activities that are subsequently included into the Global Development Plan or that are otherwise approved by [*] and which must be under the oversight of the Committees), (a) Nurix shall not, and shall ensure that its Affiliates shall not, directly or indirectly, by itself or themselves, or in collaboration with, through or on behalf of any Third Party and (b) Nurix and its Affiliates shall not license, authorize, appoint, or otherwise knowingly support or enable any Third Party to, directly or indirectly, in each case ((a) and (b)), Exploit the Compound, including any conjugates comprising or containing the Compound.
2.2.    Sublicensing.
2.2.1.    Sublicensing by Roche.
(a)    Roche shall have the right, without Nurix’s consent, to grant sublicenses (including through multiple tiers) under the License Grant to Affiliates and Third Parties for the Exploitation of the Compound and Products in the Field for the Roche Territory.
(b)    Roche may not sublicense its right and license under Section 2.1.1 to Develop, Manufacture or Commercialize the Compound and Products in the Field in the Joint Territory without the prior written consent of Nurix (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required for sublicenses granted by Roche to an Affiliate of Roche, or to subcontractors pursuant to Section 2.3, and provided further that any sublicense granted to an Affiliate or subcontractor of Roche shall immediately terminate if and when such Person ceases to be an Affiliate or subcontractor of Roche, or when the relevant contractual relationship between Roche and the applicable subcontractor terminates.
2.2.2.    Sublicensing by Nurix. The licenses granted by Roche to Nurix under Section 2.1.2 may not be sublicensed by Nurix, except with the prior written consent of Roche, provided that such consent shall not be required for sublicenses granted by Nurix to an Affiliate or to Authorized Subcontractors for subcontracted activities; and provided further that any sublicense granted to an Affiliate of Nurix shall immediately terminate if and when such Person ceases to be an Affiliate of Nurix or an Authorized Subcontractor, or when the relevant contractual relationship between Nurix and the Authorized Subcontractor terminates.
2.2.3.    Sublicensing Requirements. The following terms shall apply to each sublicense granted according to this Section 2.2: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; (b) the sublicensing Party shall continue to be responsible for the full performance of its obligations under this Agreement and shall be responsible for all actions of such Affiliate or Third Party sublicensee, as applicable, as if such Affiliate or Third Party sublicensee, as applicable, were the sublicensing Party; and (c) the sublicensing Party shall, except with respect to a sublicense granted to an Affiliate or subcontractor of the granting Party, (i) notify the other Party in writing of the grant of any sublicense to a Third Party within [*] of execution of such sublicense or any material amendment thereto and (ii) provide the other Party with a copy of any such sublicense agreement and any material amendment thereto (which copy may be redacted to remove commercially sensitive information not relevant to verifying compliance with this Agreement) within [*] of execution thereof, provided that this subclause (ii) shall not apply to any sublicense granted by Roche to Chugai.
2.3.    Subcontracting.
2.3.1.    Authorized Subcontractors. Each Party may delegate or subcontract any of its activities under this Agreement to its Affiliates. Subject to the terms of this Section 2.3 and without the other Party’s consent, (a) Roche may subcontract any of its activities under this Agreement to one (1) or more Third Parties and (b) Nurix may subcontract (i) any of its activities under this Agreement to one (1) or more Authorized Subcontractors identified as Authorized Subcontractors for the performance of such specific activities or (ii) any of its pre-clinical activities under Section 2.1.2(d) or Section 2.1.2(e) to one (1) or more Third Parties. Except as expressly permitted under Section 2.3.1(b), Nurix shall not subcontract, without Roche’s consent (such consent not to be unreasonably withheld, conditioned or delayed), any activity under this Agreement to a Third Party (including to any contract research organization, contract manufacturing organization or contract sales organization). The activities performed by any Third Party subcontractor on behalf of either Party shall be performed pursuant to a written subcontract specifying the work to be subcontracted and containing provisions consistent with industry standards for similar agreements and the terms and conditions of this Agreement, including provisions with respect to (i) confidentiality, (ii) intellectual property assignment

(requiring the subcontractor to assign to the applicable Party all intellectual property conceived or reduced to practice in the performance of activities under this Agreement in a manner consistent with, and that allows the applicable Party to comply with, the intellectual property ownership provisions set forth in ARTICLE 11 of this Agreement), and (iii) compliance with Applicable Law. Each subcontract may include a sublicense of rights to the extent necessary or reasonably useful for the performance of the subcontract; provided that any Third Party subcontractor of Roche shall not, solely by virtue of such sublicense, be deemed a Sublicensee. Nurix shall provide Roche with a reasonable opportunity to (x) review (if requested by Roche at Roche’s discretion) any subcontract agreement with an Authorized Subcontractor prior to execution (if executed after the Effective Date), (y) to the extent permitted under agreements existing as of the Execution Date, reasonably participate in audits and inspections of any Authorized Subcontractor (provided, however, that to the extent such existing agreement does not permit such participation in audits and inspections, then, upon the reasonable request of Roche, Nurix shall use diligent efforts to obtain such right for Roche) and (z) review any reports prepared by any Authorized Subcontractor.
2.3.2.    Performance. Each Party will be responsible for (and liable to) the other Party for the performance of such Party’s activities pursuant to this Agreement by its subcontractors and for any failure by its subcontractors to comply with the restrictions, limitations, and obligations set forth in this Agreement as if such performance or failure of such subcontractors were the performance or failure of such Party under this Agreement.
2.4.    No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title, or interest in or to the Know-How, Patents, or other intellectual property rights of the other Party (by implication, estoppel, or otherwise), and each Party retains all rights under Patents, Know-How or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Notwithstanding anything to the contrary herein, while the license granted under Section 2.1.1 permits Roche to Exploit Combination Products, Nurix does not grant to Roche hereunder any license or other rights under the Nurix Licensed Technology or otherwise to Exploit any active ingredient Controlled by Nurix or any of its Affiliates other than the Compound.
2.5.    Third Party Licenses. During the Term, either Party may determine that a license under, or other acquisition of, additional Patents or Know-How of one or more Third Parties is necessary or reasonably useful for the Exploitation of the Compound or a Product in the Field for use in the Territory (each, a “Third Party License”). [*].
2.6.    Exclusivity.
2.6.1.    Exclusivity for Exclusive Indications. From the Execution Date until the Effective Date and during the Term, subject to Sections 2.6.3, 2.6.4, 2.6.5 and 2.6.6, Nurix shall not, and shall cause its Affiliates to not (a) conduct, directly or indirectly, by itself or themselves, or in collaboration with, through or on behalf of any Third Party, or (b) license, authorize, support, appoint, or otherwise enable any Third Party to conduct, in each case of (a) and (b), in any country or jurisdiction in the Territory, any Clinical Development or Commercialization activities (or any Manufacture for such purposes) with respect to (i) any (y) [*].
2.6.2.    Exclusivity for [*]. Without limiting Section 2.6.1, subject to Sections 2.6.3, 2.6.4 and 2.6.5, Nurix shall not, and shall cause its Affiliates to not (a) conduct, directly or indirectly, by itself or themselves, or in collaboration with, through or on behalf of any Third Party, or (b) license, authorize, support, appoint or otherwise enable any Third Party to conduct, in each case of (a) and (b) in any country or jurisdiction in the Territory, any [*] for a period starting on [*] and ending on [*], provided that, if at such date, any of [*], Nurix shall be bound by the applicable exclusivity obligations under Section 2.6.1 with respect to such Indication.
2.6.3.    Ongoing Development Activities.
(a)    Notwithstanding Section 2.6.1, Nurix may complete the ongoing Phase I Trial for NX-2127, titled “A Study of NX-2127 in Adults With Relapsed/Refractory B-cell Malignancies” (NCT04830137), sponsored by Nurix as of the Execution Date.
(b)    Notwithstanding Section 2.6.1, subject to Section 2.7, the restrictions set forth in Section 2.6.1 shall not apply to any BTK Degrader of Nurix or its Affiliates with respect to a given Exclusive Additional Indication to the extent that, prior to such Indication becoming an Exclusive Additional Indication, a Regulatory Authority has approved an IND filed by or on behalf of Nurix or any of its Affiliates for such BTK Degrader (other than a Compound or Product) directed to such Indication (each such program, a “Carved-Out Program”, and each such BTK Degrader, a “Carved-Out BTK Degrader”). For clarity, Nurix and its Affiliates may continue such Carved-Out Program and may conduct Development and Commercialization activities (or any Manufacture for such purposes) (or grant Third Parties the right to conduct Development and Commercialization activities (or any Manufacture for such purposes)) with respect to the Carved-Out BTK Degrader (and products containing such Carved-Out BTK Degrader) in the applicable Exclusive Additional Indication, but may not conduct any Clinical Development or Commercialization activities (or any Manufacture for such purposes) with respect to (i) any other BTK Degrader in such Exclusive Additional Indication, or (ii) the Carved-Out BTK Degrader (and products containing such Carved-Out BTK Degrader) in any other Exclusive Indication (in each case ((i) and (ii)), to the extent prohibited under Section 2.6.1).
2.6.4.    Exceptions for Change of Control. In the event of a Change of Control of Nurix (Nurix, together with its pre-acquisition Affiliates, the “Acquired Entities”), the exclusivity restrictions set forth in Sections 2.6.1 and 2.6.2 shall not apply to any BTK Degrader or [*] (each, a “Competing Program”) that is Developed or Commercialized (or Manufactured for such purposes) by the acquirer or its Affiliates (excluding the Acquired Entities) (together, the “Acquiring Entities”) in an Exclusive Indication; provided that, with respect to any Competing Program, (a) no Nurix Licensed Technology is used by or on behalf of the Acquiring Entities in connection with the Development, Manufacture, Commercialization, or other Exploitation of such Competing Program, (b) no Confidential Information or other intellectual property rights of Roche are accessed or used by such Acquiring Entities, (c) subject to the remainder of this Section 2.6.4, no Person(s) who have conducted any Development or Manufacturing of a

Compound or Product, or who have had access to any material Confidential Information of Roche, work on, or are subsequently assigned to work on, any such Competing Program, and (d) the Acquired Entities and the Acquiring Entities institute reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clauses ((a), (b), and (c)) are met, including by creating processes, policies, procedures, and systems to apply between the personnel teams charged with working on any such Competing Program and any personnel teams charged with working on Compound or Products (collectively, clauses ((a), (b), (c), and (d)), “BTK Degrader Firewalls”); provided, that (i) senior management personnel of Nurix and its Affiliates, may review and evaluate plans and information regarding the research, Development, Manufacture or Commercialization of such Competing Program solely in connection with portfolio management, and (ii) nothing contained herein shall prevent the executive officers or members of the board of directors of Nurix and its Affiliates from accessing or receiving information solely as necessary to enable such officers and directors to comply with their fiduciary obligations or Applicable Laws. For clarity, (at all times subject to ARTICLE 12), nothing in this Section 2.6.4 shall prevent the Acquired Entities from working with the Acquiring Entities on any Carved-Out Program existing at the time of the Change of Control and there shall be no obligation to implement BTK Degrader Firewalls with respect to any such Carved-Out Program or an applicable Carved-Out BTK Degrader.
2.6.5.    Exceptions for Acquisition. In the event that Nurix acquires rights to clinically Develop or Commercialize (or Manufacture for such purposes) a Competing Program in one (1) or more Exclusive Indications as the result of a merger, acquisition, or combination with (or of) a Third Party other than a Change of Control of Nurix (an “Acquisition Transaction”), and the continued Development or Commercialization (or Manufacture for such purposes) of such Competing Program in such Exclusive Indication(s) would, absent this Section 2.6.5 constitute a breach of the exclusivity restrictions set forth in Section 2.6.1 (each such Competing Program, an “Acquired Competing Program”), Nurix shall, within [*] after the closing of such Acquisition Transaction, notify Roche in writing of such Acquisition Transaction and either:
(a)    notify Roche in writing that Nurix or its Affiliates will divest its rights to such Acquired Competing Program in Exclusive Indications, in which case, within [*] (or such longer period as may be agreed by the Parties) after the closing of the Acquisition Transaction, giving due consideration to ethical concerns and requirements under Applicable Law, Nurix and its Affiliates shall divest its rights to such Acquired Competing Program in Exclusive Indications without the retention or reservation of any right, obligation, interest, or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction) with respect to such Acquired Competing Program in Exclusive Indications; or
(b)    notify Roche in writing that Nurix or its Affiliates are ceasing all Development, Manufacturing, Commercialization, and other Exploitation activities with respect to such Acquired Competing Program in Exclusive Indications, in which case, within [*] (or such longer period as may be agreed by the Parties) after Roche’s receipt of such notice, Nurix and its Affiliates shall cease all such activities with respect to such Acquired Competing Program in

Exclusive Indications, giving due consideration to ethical concerns and requirements under Applicable Law;
provided, in each case of ((a) and (b)) that the continued Clinical Development or Commercialization (or Manufacture for such purposes) of an Acquired Competing Program in Exclusive Indications during such [*] period (as applicable) shall not be deemed a breach of the exclusivity restrictions set forth in Section 2.6.1, provided further that Nurix shall establish and comply with BTK Degrader Firewalls with respect to such Acquired Competing Program.
Notwithstanding the foregoing, with Roche’s express written consent, in lieu of the actions to be taken by Nurix set forth in clauses ((a) and (b)) above, the Parties may agree to include such Acquired Competing Program as a Product for all purposes of this Agreement.
For clarity, this Section 2.6.5 shall not apply to any Carved-Out Program existing at the time of the Acquisition Transaction and, without limiting ARTICLE 12, there shall be no obligation to implement BTK Degrader Firewalls with respect to any such Carved-Out Program or an applicable Carved-Out BTK Degrader.
Upon the request of Roche, Nurix shall provide an affirmation notice to Roche certifying that it has complied with its obligations to implement BTK Degrader Firewalls pursuant to Section 2.6.4 or Section 2.6.5, as applicable.
2.6.6.    Termination of Exclusivity.
(a)    Subject to Section 2.6.6(b), the exclusivity restrictions set forth in Sections 2.6.1 and 2.6.2 (if applicable) shall terminate and no longer apply to an Exclusive Indication if Roche or any of its Affiliates (i) acquires or in-licenses from a Third Party a BTK Degrader that is in Clinical Development in such Exclusive Indication or (ii) Clinically Develops (or Manufactures for such purpose) a BTK Degrader (other than the Compound or a Product under this Agreement) in such Exclusive Indication (each, a “Roche Competing Program”). For clarity, the exclusivity restrictions set forth in Section 2.6.1 shall continue to apply for any other Exclusive Indications.
(b)    In the event that Roche acquires rights to clinically Develop or Commercialize (or Manufacture for such purposes) a Roche Competing Program in an Exclusive Indication as the result of a merger, acquisition, or combination with (or of) a Third Party (a “Roche Acquisition Transaction”), Roche shall, within [*] after the closing of such Roche Acquisition Transaction, notify Nurix in writing of such Roche Acquisition Transaction and either:
(i)    notify Nurix in writing that Roche or its Affiliates will divest its rights to such Roche Competing Program in such Exclusive Indication, in which case, within [*] (or such longer period as may be agreed by the Parties) after the closing of the Roche Acquisition Transaction, giving due consideration to ethical concerns and requirements under Applicable Law, Roche and its Affiliates shall divest its rights to such Roche Competing Program in such Exclusive Indication without the retention or reservation of any right, obligation, interest, or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction) with respect to such Roche Competing Program in such Exclusive Indication; or
(ii)    notify Nurix in writing that Roche or its Affiliates are ceasing all Development, Manufacturing, Commercialization, and other Exploitation activities with respect to such Roche Competing Program in such Exclusive Indication, in which case, within [*] (or such longer period as may be agreed by the Parties) after Nurix’s receipt of such notice, Roche and its Affiliates shall cease all such activities with respect to such Roche Competing Program in such Exclusive Indication, giving due consideration to ethical concerns and requirements under Applicable Law;
provided, in each case of ((i) and (ii)) that the continued Clinical Development or Commercialization (or Manufacture for such purposes) of a Roche Competing Program in such Exclusive Indications during such [*] period shall not give rise to a termination of exclusivity restrictions on Nurix under Section 2.6.6(a).
For clarity, this Section 2.6.6 shall not apply to [*].
2.7.    Roche BTK Degrader Option Right.
2.7.1.    Roche Option Right. During the Roche Option Period, Roche shall have an exclusive option right to extend the License Grant to include one (1) additional BTK Degrader Developed by Nurix (to the extent such activities are permitted under Sections 2.6.1 and 2.6.2) pursuant to this Section 2.7.1 (“Roche Option Right”). If, at any time during the Roche Option Period, Nurix initiates research activities and preclinical Development activities (to the extent such activities are permitted under Sections 2.6.1 and 2.6.2) for a BTK Degrader other than the Compound or NX-2127, it shall promptly notify the Roche Alliance Director thereof and thereafter provide written high-level update reports on the progress of such research and preclinical Development activities to the JSC on or before March 31 of each Calendar Year during the Roche Option Period. For clarity, such high-level update reports may be limited to general information sufficient to confirm the existence and overall status of such research and preclinical Development activities and shall not require disclosure of any proprietary chemical structures, methodologies, scientific methods or other confidential aspects of such research or preclinical Development activities.
2.7.2.    Option Exercise.
(a)    When Nurix (i) determines, in its discretion, that a BTK Degrader that is not a Compound or [*] (each such candidate, a “Development Candidate”), such Development Candidate will become an “Option BTK Degrader” hereunder and Nurix will notify Roche thereof. After the completion of [*], Nurix shall provide prompt written notice thereof to Roche. Following receipt of such notice by Roche, Nurix shall provide Roche with access to a data room containing all material data, information and documents regarding the Option BTK Degrader that are reasonably required by Roche to conduct a customary due diligence investigation of such Option BTK Degrader (“Option Right Data Package”). Without limiting the foregoing, Roche may request that Nurix deliver an Option Right Data Package with respect to each Option BTK

Degrader; provided that Nurix shall only be obligated to deliver one (1) Option Right Data Package for each Option BTK Degrader. During the period commencing on delivery of an Option Right Data Package and continuing until the later of (a) the [*] ([*]) anniversary of the Effective Date, and (b) the date that is [*] following delivery of such Option Right Data Package (each such period, the “Option Right Election Window”), Roche may deliver a written notice to Nurix of Roche’s desire to extend the License Grant to such Option BTK Degrader (such notice, a “Option Right Exercise Notice”).
(b)    If Nurix notifies Roche of a Development Candidate but does not deliver an Option Right Data Package to Roche prior to the expiration of the Roche Option Period (e.g., if Nurix does not complete [*] of such Option BTK Degrader during the Roche Option Period), Roche may request that Nurix deliver an Option Right Data Package containing all material data, information and documents regarding the Option BTK Degrader that would be included in an Option Right Data Package that are available to Nurix at that time (for clarity, without an obligation for Nurix to complete any further research or preclinical Development activities with respect to such Option BTK Degrader), and the Roche Option Right shall apply to such Option BTK Degrader. The Option Right Election Window with respect to such Option BTK Degrader shall commence upon delivery of such Option Right Data Package and continue until the date that is [*] following delivery thereof. During such Option Right Election Window, Roche may deliver to Nurix an Option Right Exercise Notice to extend the License Grant to such Option BTK Degrader.
2.7.3.    Option Right Financial Terms. If Roche provides to Nurix an Option Right Exercise Notice within the applicable Option Right Election Window, the Parties shall negotiate in good faith, on an exclusive basis, for a period of at least [*] from the date of the Option Right Exercise Notice (or such longer period mutually agreed between the Parties) (“Option Right Negotiation Period”) the financial terms for an extension of the License Grant to the Option BTK Degrader and the addition of such Option BTK Degrader to this Agreement as a Compound hereunder. Such financial terms shall reflect [*] at the time of the Option Right Exercise Notice and subsequent Option Right Negotiation Period but shall be consistent with the basic structure and framework of the consideration payable with respect to Compounds and Products under this Agreement. More specifically, there shall be (a) a Roche Option Right exercise fee which shall: be (i) [*] (except in cases in which Section 2.7.3(a)(ii) or Section 2.7.3(a)(iii) applies); (ii) [*] if at the time when Roche exercises the Roche Option Right, [*]; or (iii) negotiated in good faith, depending on the status of Development at that time and other relevant factors if the applicable Option BTK Degrader is an Option BTK Degrader under Section 2.7.2(b) for which Nurix has not delivered an Option Right Data Package to Roche prior to the expiration of the Roche Option Period; (b) the sharing of global Development Costs for the Option BTK Degrader on a [*] basis; and (c) further downstream payments consisting of (i) a [*] profit share in the Joint Territory, (ii) payments for development, regulatory and sales milestones, and (iii) the payment of tiered royalties on Net Sales of the Option BTK Degrader in the Roche Territory which are [*] to the royalty tiers and percentages set forth in Section 9.6.1. Whereby in the case of Section 2.7.3(c)(ii): (y) with respect to milestones for the Roche Territory, the milestone payments applicable under ARTICLE 9 for the Roche Territory [*]. For the avoidance of doubt, the extension of the License Grant will not result in any modification or alteration to the structural terms (i.e., the non-financial terms) of this Agreement. If the Parties cannot agree on the financial terms for the extension of the License Grant to the Option BTK Degrader within the Option Right Negotiation Period, either Party may escalate such matter for good faith negotiation and resolution by [*]. If [*] are unable to resolve the matter within [*] (or such longer period as the Parties may mutually agree), either Party may refer such matter to “baseball” arbitration in accordance with Section 17.3. For clarity, the matters subject to Section 17.3 shall be limited to [*]. Following mutual agreement of the Parties on the financial terms or a decision of the Expert pursuant to Section 17.3.2 and subject to Section 2.7.4, the scope of the License Grant shall be extended to include the Option BTK Degrader as a Compound hereunder, and this Agreement shall be deemed to be amended mutatis mutandis to include the financial terms applicable to the Option BTK Degrader as mutually agreed or determined by the Expert (and such other changes as required to include such Option BTK Degrader into the scope of the License Grant and this Agreement).
2.7.4.    HSR/Antitrust Filings. Notwithstanding anything herein to the contrary, if Roche exercises the Roche Option Right with respect to an Option BTK Degrader in accordance with Section 2.7.2, then, as soon as reasonably possible after mutual agreement of the Parties on or final determination of the financial terms for the addition of the relevant Option BTK Degrader to this Agreement pursuant to Section 2.7.3, Roche shall notify Nurix in writing whether the exercise of the Roche Option Right with respect to an Option BTK Degrader requires any HSR/Antitrust Filing. To the extent any such HSR/Antitrust Filing is required, the provisions of ARTICLE 18 shall apply mutatis mutandis to the exercise of the Roche Option Right with respect to such Option BTK Degrader, including the obligations of both Parties with respect to the preparation, submission, and prosecution of such HSR/Antitrust Filings, and the Parties shall submit the applicable HSR/Antitrust Filing as soon as reasonably practicable (but not later than [*]) following Roche’s written notice under this Section 2.7.4. All filing fees payable under the HSR Act or any applicable Antitrust Law in connection with the exercise of the Roche Option Right with respect to an Option BTK Degrader shall be borne [*]. The effectiveness of the exercise of the Roche Option Right with respect to an Option BTK Degrader and the commencement of the rights and obligations of the Parties arising therefrom shall, to the extent any HSR/Antitrust Filing is required, be conditioned upon, and shall not become effective until, the expiration or early termination of all applicable waiting periods (and any extensions thereof) under the HSR Act and the receipt of all other required approvals or clearances from any Governmental Authority under any Antitrust Law, in each case, in connection with the exercise of the Roche Option right with respect to an Option BTK Degrader.
2.7.5.    Right to Exploit and Engage with Third Parties. If Roche does not provide an Option Right Exercise Notice to Nurix for an Option BTK Degrader within the applicable Option Right Election Window, Nurix will be free to Develop, Manufacture, Commercialize and otherwise Exploit, directly or indirectly, such Option BTK Degrader, including by engaging in negotiations or entering into one or more agreements with any Third Party regarding a license or other agreement for such Option BTK Degrader, in each case, subject only to the exclusivity obligations of Nurix under Sections 2.6.1 and 2.6.2. For clarity, from the Effective Date until the expiration of the Roche Option Period (or the expiration of any Option Right Election Window or Option Right Negotiation Period thereafter, if applicable), Nurix may not engage in discussions with any Third Party regarding the potential grant to such Third Party of a license or other right to such Option BTK Degrader (other than to inform such Third Party that it may not engage in such discussions).
ARTICLE 3
GOVERNANCE
3.1.    Joint Steering Committee.
3.1.1.    Formation; Composition; Meeting Frequency. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to monitor the activities under this Agreement and facilitate communication between the Parties with respect to the Development, Manufacture, and Commercialization of the Compound and Products for use in the Field in the Territory under this Agreement. The JSC shall be composed of an equal number of representatives from each Party, [*]. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC, and may change its representatives, in its sole discretion, effective upon notice (email sufficient) to the other Party’s Alliance Director designating such change. Each Party’s representatives to the JSC shall have appropriate technical credentials, experience, and knowledge pertaining to and ongoing familiarity with the activities hereunder and shall have the appropriate authority and seniority within such Party’s organization to carry out the responsibilities of the JSC. Each Party shall designate one (1) of its JSC representatives as its primary contact for the JSC matters. Once established, the JSC shall meet at least [*] each Calendar Quarter, no less than [*] each Calendar Year and shall meet at such other times as are reasonably requested by either Party. Without limiting the foregoing, either Party may call a meeting of the JSC with at least [*] prior written notice; provided that the JSC may not take any action or make any decision except at a meeting with at least one (1) representative of each Party present and participating. Meetings shall be organized and held in accordance with Section 3.6. The JSC shall meet and operate as of its formation until it is disbanded by mutual agreement between the Parties. Thereafter, the JSC shall cease operations and perform no further functions under this Agreement. Notwithstanding the foregoing, following dissolution of the JSC, the Parties may mutually agree to re-establish the JSC, if needed.
3.1.2.    Responsibilities. The JSC shall be responsible for performing the following functions:
(a)    [*];
(b)    [*];
(c)    [*];
(d)    [*];
(e)    [*];
(f)    [*];

(g)    [*];
(h)    [*];
(i)    [*];
(j)    [*];
(k)    [*];
(l)    [*];
(m)    [*];
(n)    [*];
(o)    [*];
(p)    [*];
(q)    [*];
(r)    [*];
(s)    [*];
(t)    [*]; and
(u)    [*].
3.2.    Joint Life Cycle Committees.
3.2.1.    Formation; Composition; Meeting Frequency. As soon as reasonably practicable following the Effective Date (and for the [*] JLCC no later than [*] after the Effective Date), the Parties shall establish two (2) joint life cycle committees, a Malignant Hematology Joint Life Cycle Committee (“[*] JLCC”) and an Auto-Immune and Immunology-Related Disorder Joint Life Cycle Committee (“[*] JLCC”, the [*] JLCC, together with the [*] JLCC, the “JLCCs” and each a “JLCC”) to coordinate, plan, and manage the operational activities for the Development and Manufacturing of the Compound and Products in the Field in the Territory and in accordance with this Agreement. Each JLCC shall report to the JSC and shall be responsible for the day-to-day operational management of the collaboration. Each JLCC shall be composed of an equal number of representatives from each Party, [*]. Subject to the foregoing, each Party shall appoint its respective representatives to the JLCCs, and may change its representatives on a JLCC, in its sole discretion, effective upon notice (email sufficient) to the other Party’s Alliance Director designating such change. Each Party’s representatives to a JLCC shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the activities hereunder and shall have the appropriate authority and seniority within such Party’s organization to carry out the responsibilities of the respective JLCC. For each JLCC, each Party shall designate one (1) of its representatives as its primary contact for such JLCC. Once established, each JLCC shall meet at least [*] each Calendar Quarter and shall meet at such other times as are reasonably requested by either Party. Meetings shall be organized and held in accordance with Section 3.6. Each JLCC shall meet and operate as of its formation until it is disbanded by mutual agreement between the Parties. Thereafter, such JLCC shall cease operations and perform no further functions under this Agreement. Notwithstanding the foregoing, following dissolution of a JLCC, the JSC may re-establish such JLCC, if needed.
3.2.2.    Responsibilities of [*] JLCC. The [*] JLCC shall be responsible for performing the following functions:
(a)    [*];
(b)    [*];
(c)    [*];
(d)    [*];
(e)    [*];
(f)    [*];
(g)    [*];
(h)    [*];
(i)    [*];
(j)    [*];
(k)    [*];
(l)    [*];
(m)    [*];
(n)    [*];
(o)    [*]; and
(p)    [*].
For the avoidance of doubt, the [*] JLCC shall not have any decision-making authority except as specifically stated in this Section 3.2.2.

3.2.3.    Responsibilities of [*] JLCC. The [*] JLCC shall be responsible for performing the following functions:
(a)    [*];
(b)    [*];
(c)    [*];
(d)    [*];
(e)    [*];
(f)    [*];
(g)    [*];
(h)    [*];
(i)    [*];
(j)    [*];
(k)    [*];
(l)    [*];
(m)    [*];
(n)    [*]; and
(o)    [*].
For the avoidance of doubt, the [*] JLCC shall not have any decision-making authority except as specifically stated in this Section 3.2.3.
3.3.    Joint Commercialization Committee.
3.3.1.    Formation; Composition; Meeting Frequency. No later than [*] before the anticipated date of the First Commercial Sale of the first Product in the Joint Territory, the Parties shall establish a joint commercialization committee for the Joint Territory (the “US Joint Commercialization Committee” or “US JCC”) to monitor and oversee the Commercialization of Products for use in the Field in the Joint Territory, and in accordance with this Agreement. The US JCC shall be composed of an equal number of representatives from each Party, [*]. Subject to the foregoing, each Party shall appoint its respective representatives to the US JCC, and may change its representatives, in its sole discretion, effective upon notice (email sufficient) to the other Party’s Alliance Director designating such change. Each Party’s representatives to the US JCC shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the activities hereunder and shall have the appropriate authority and seniority within such Party’s organization to carry out the responsibilities of the US JCC. Each Party shall designate one (1) of its US JCC representatives as its primary contact for the US JCC matters. Once established, the US JCC shall meet at least [*] each Calendar Quarter and shall meet at such other times as are reasonably requested by either Party. Meetings shall be organized and held in accordance with Section 3.6. The US JCC shall meet and operate as of its formation until it is disbanded by mutual agreement between the Parties. Thereafter, the US JCC shall cease operations and perform no further functions under this Agreement. Notwithstanding the foregoing, following dissolution of the US JCC, [*] may re-establish the US JCC, if needed.
3.3.2.    Responsibilities. The US JCC shall be responsible for performing the following functions:
(a)    [*];
(b)    [*];
(c)    [*];
(d)    [*];
(e)    [*];
(f)    [*];
(g)    [*];
(h)    [*];
(i)    [*];
(j)    [*]; and
(k)    [*].
3.4.    Working Groups. The JSC may establish the Global JCC or other joint sub-committees to delegate specific strategic governance and oversight tasks as needed (each, a “Subcommittee”). The [*] JLCC, the [*] JLCC, and the US JCC shall each establish joint operating teams to manage the day-to-day execution of specific operational tasks under this Agreement as needed (each, a “Joint Operating Team” or “JOT”, each JOT and a Subcommittee, a “Working Group” and the JOTs and Subcommittees collectively, the “Working Groups”). Without limiting the foregoing, the JLCCs shall establish at least: (i) one (1) JOT to manage the Clinical Trials and regulatory interactions, and (ii) one (1) JOT to manage the Manufacturing Transfer and to oversee the supply of Products for Clinical Trials. The US JCC may establish one (1) or more JOTs for Commercialization matters. Each Subcommittee and JOT, and its activities, shall be subject to the oversight, review and approval of, and will report to, the respective Committee. In no event shall the authority of any Working Group exceed that specified for the respective Committee.
3.5.    Decisions.
3.5.1.    Decisions at Meetings. Each Committee may take decisions if at least one (1) representative from each Party is present or represented at such Committee meeting. Each Party’s Committee representatives shall consider diligently, reasonably, and in good faith the input received from the other Party’s Committee representatives. Each Committee shall operate as to matters within its responsibility by [*]. Notwithstanding the foregoing, any decision of a Committee may also be taken outside a Committee meeting by [*].
3.5.2.    Final Decision-Making Authority. If [*] cannot reach agreement on a particular matter pursuant to Section 3.5.1, then the following shall apply:
(a)    [*].
(b)    [*].
(c)    [*].
(d)    [*].
(e)    [*].
[*].
[*].
[*].
3.5.3.    Consent Matters. As used herein, “Consent Matters” means:
(a)    [*];
(b)    [*];
(c)    [*];
(d)    [*];
(e)    [*]; and
(f)    [*].
[*].

3.6.    Committee and Working Group Meetings; Minutes. To hold any Committee or Working Group meeting or to make a Committee or Working Group decision under this ARTICLE 3, at least one (1) member of such Committee or Working Group from each Party must participate in the meeting or vote. Committees and Working Groups may meet in person or via teleconference, video conference, or the like. Either Party may invite a reasonable number of other employees, consultants, research contractors or scientific advisors to attend a Committee or Working Group meeting in a non-voting capacity with prior written notice to the other Party, provided that such invitees are bound by appropriate confidentiality and invention assignment obligations consistent with the terms of this Agreement. Each Party shall bear the expense of its respective representatives’ participation in Committee and Working Group meetings. Each Committee or Working Group shall circulate within the applicable Committee or Working Group an agenda for each meeting at least [*] prior to such meeting and keep minutes of its meetings. The Parties shall alternate the responsibility for circulating such agenda and keeping such meeting minutes for a particular Committee or Working Group. Action items assigned or completed and other appropriate matters shall be recorded in such meeting minutes as needed. Each decision that is made at a Committee or Working Group meeting shall be recorded in meeting minutes. The designee of the Party responsible for keeping minutes for a particular Committee or Working Group meeting shall send proposed minutes to both Parties promptly after a meeting for review, comment, and approval. The Parties shall endeavor in good faith to approve meeting minutes by consensus. The meeting minutes shall be considered final upon approval by the Parties, provided that if the Parties cannot agree on the final version of a given set of meeting minutes within [*] of when the initial draft minutes are circulated (which time period may be extended by mutual agreement of the Parties), then any disputed issue shall be noted in such meeting minutes, and such meeting minutes shall be deemed final notwithstanding. Decisions that are made by the Committee or Working Group outside of a meeting shall be documented in writing (which may be by email).
3.7.    Alliance Directors. Promptly following the Effective Date, each Party shall designate an individual to act as the primary business contact for such Party for matters related to this Agreement (each, an “Alliance Director”), unless another contact is expressly specified in this Agreement or designated by the Parties for a particular purpose. The Alliance Directors shall promote communication and collaboration between the Parties, ensure appropriate decision-making, and assist in the resolution of potential and pending issues and potential disputes in a timely manner. The Alliance Directors may attend all meetings of the Committees and Working Groups contemplated herein as non-voting participants. Either Party may replace its Alliance Director at any time by informing the other Party’s Alliance Director (which may be by email).
3.8.    Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee or Working Group unless such delegation or vesting of rights is expressly provided for in this Agreement, or the Parties expressly so agree. No Committee or Working Group shall have the power (and neither Party may use its final decision-making authority) to (a) amend, modify, or waive compliance with any provision of this Agreement or any Ancillary Agreement, which may only be amended or modified, or compliance with which may only be waived, as provided in Section 19.10, (b) resolve any matter expressly requiring the consent, approval or agreement of a Party (or mutual agreement of the Parties) hereunder, or (c) determine whether or not a Party has met its diligence or other obligations under this Agreement. No decision of the Committees or a Party via exercise of its final decision-making authority will be in contravention of any terms and conditions of this Agreement or any Ancillary Agreement.
3.9.    Day-To-Day Conduct. The Parties recognize that each Party possesses an internal structure (including various committees, teams, and review boards) that will be involved in administering such Party’s activities under this Agreement. Each Party shall have the right to make routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligation hereunder, in each case, in a manner consistent with the then-current applicable plan (e.g., Global Development Plan, Co-Commercialization Plan, etc.) and the terms and conditions of this Agreement and the Ancillary Agreements.
ARTICLE 4
DEVELOPMENT
4.1.    Overview. The Parties shall collaborate on the global Development of the Compound and Products in accordance with the terms of this Agreement, including this ARTICLE 4. Roche will be solely responsible for country-specific Development activities outside the Joint Territory, including Roche Territory Trials, and will perform such country-specific Development activities, at its sole cost and expense, under the oversight of the JSC and in accordance with the terms of this Agreement.
4.2.    Global Development under Global Development Plan.
4.2.1.    Global Development Plan. All global Development activities for the Compound and Products shall be conducted in accordance with a global development plan (such plan, as amended from time to time in accordance with this Agreement, the “Global Development Plan”). The Global Development Plan shall contain:
(a)    the proposed overall program for the global Development of the Compound and Products in the Field in the Territory, including: (i) a clinical Development plan, containing Joint Global Trials and Additional Indication Trials (if any) (but excluding, for the avoidance of doubt, Roche Territory Trials), (ii) any research, preclinical or other non-clinical Development activities, and (iii) Post-Approval Trials;
(b)    the anticipated timelines (including anticipated start dates, critical milestones and completion dates) for all Development activities, including for the Initiation and anticipated completion of Joint Global Trials, Post-Approval Trials and Additional Indication Trials;
(c)    the Manufacturing Plan;
(d)    the Regulatory Strategy;

(e)    subject to Section 4.3 (and other relevant terms of this Agreement), the respective roles and responsibilities of each Party (including designation of the Operational Party) in connection with such activities; and
(f)    the Global Development Budget.
4.2.2.    Initial Global Development Plan. The initial Global Development Plan is attached hereto as Exhibit 4.2.2 (“Initial Global Development Plan”) and may be amended from time to time in accordance with Section 4.2.3.
4.2.3.    Amendments and Updates to the Global Development Plan. On a Calendar Year basis (no later than [*] prior to the start of the following Calendar Year), or more often as the Parties may agree from time to time, [*] shall review and, as it determines appropriate, approve amendments to the then-current Global Development Plan prepared by the JLCCs (including the Global Development Budget contained therein). Once approved in accordance with Section 3.1.2, the amended Global Development Plan shall become effective and shall supersede the previous Global Development Plan (including the Global Development Budget contained therein) for the applicable period. Without limiting the foregoing, each Party may propose amendments to the Global Development Plan to the competent JLCC from time to time (including the addition of Additional Indication Trials pursuant to Section 4.4).
4.3.    Allocation of Responsibilities for Global Development.
4.3.1.    Operational Party. The Global Development Plan shall identify for each Joint Global Trial and for each Additional Indication Trial the Party that is sponsoring and is responsible for the day-to-day execution of such Joint Global Trial or Additional Indication Trial, as applicable (such Party, the “Operational Party” and the other Party, the “Non-Operational Party”). Nurix shall be the Operational Party for (i) the Clinical Trials for which Nurix is expressly identified as Operational Party in the Global Development Plan and (ii) any Additional Indication Trials that Nurix adds to the Global Development Plan pursuant to Section 4.4.3; and Roche shall be the Operational Party for (x) all other Joint Global Trials, (y) all Post-Approval Trials, and (z) any Additional Indication Trials that Roche adds to the Global Development Plan pursuant to Section 4.4.3.
4.3.2.    Rights and Responsibilities. The rights and responsibilities of the Operational Party shall include managing operationalization of the applicable Clinical Trial, negotiating and entering into contracts with participating clinical sites and investigators on terms that are consistent with this Agreement, and day-to-day execution of the applicable Clinical Trial; provided that with respect to the [*] Trial and the [*] Trial, the Parties shall collaborate on the management and operational execution as set out in Exhibit 4.3.2 (such principles, as may be amended and further refined by the [*] JLCC from time to time, the “[*] Trial Operationalization Principles”). The Non-Operational Party shall perform those activities related to such study that are allocated to it under the Global Development Plan, and, with respect to the [*] Trial and the [*] Trial, in accordance with the [*] Trial Operationalization Principles and shall reasonably cooperate with the Operational Party in the conduct of such study, and shall have the right to provide the Operational Party with input and feedback regarding the conduct of such study (which input and feedback the Operational Party shall consider in good faith).
4.3.3.    Reassignment of Responsibility.
(a)    [*].
(b)    [*].
(c)    [*].
4.4.    Additional Indication Trials.
4.4.1.    Additional Indication Trial Plan. From time to time during the Term, each Party shall have the right to propose to [*] that the Global Development Plan be amended to include one (1) or more Clinical Trial(s) in an Indication other than the then current Collaboration Indications (each such additional Indication, an “Additional Indication” and each such additional Clinical Trial, an “Additional Indication Trial”), by submitting a written proposal to [*] describing the proposed Additional Indication Trial(s) and anticipated costs and timelines with respect thereto in sufficient detail for [*] to consider such Additional Indication Trial(s) for inclusion into the Global Development Plan (each such proposal, an “Additional Indication Trial Plan”). Following a Party’s submission of an Additional Indication Trial Plan to [*], [*] shall, [*].
4.4.2.    Approval of Additional Indication Trial Plan by [*] Consensus. Following the [*] submission of an Additional Indication Trial Plan to [*] in accordance with Section 4.4.1, [*] shall, [*], review and determine whether to approve such Additional Indication Trial Plan, either in the form provided by [*] or with such modifications or amendments agreed upon by [*]. If [*], approves such Additional Indication Trial Plan (with any modifications or amendments agreed upon by [*]) by consensus [*], the Global Development Plan shall be amended to incorporate such Additional Indication Trial Plan (and shall determine which Party is the Operational Party for such Additional Indication Trial), and the Additional Indication Trial(s) included in the approved Additional Indication Trial Plan shall become Joint Global Trial(s). For clarity, following the inclusion of a Clinical Trial into the Global Development Plan pursuant to this Section 4.4.2, [*].
4.4.3.    Addition of Additional Indication Trial Plan by a Party. If [*] does not approve an Additional Indication Trial Plan [*], and the Party that has proposed such Additional Indication Trial Plan [*], the Global Development Plan shall be amended to incorporate such Additional Indication Trial Plan, but the Additional Indication Trial(s) included in such Additional Indication Trial Plan shall not become Joint Global Trial(s) and shall remain Additional Indication Trial(s), and the proposing Party shall be the Operational Party for such Additional Indication Trial(s) and shall perform such Additional Indication Trial(s) [*]. Notwithstanding the foregoing, [*]. For clarity, if [*] does not approve an Additional Indication Trial Plan by consensus in accordance with Section 3.5.1) and the proposing Party does not [*], then the Additional Indication Trial Plan shall not become part of the Global Development Plan and the proposing Party may not, directly or indirectly, itself or through any Affiliate or Third Party, conduct the applicable Additional Indication Plan or any activities therein.
4.4.4.    Conduct of Additional Indication Trials. Following the inclusion of an Additional Indication Trial into the Global Development Plan pursuant to Section 4.4.3, the Operational Party shall conduct such Additional Indication Trial [*], and in accordance with the Global Development Plan, and this ARTICLE 4, including Section 4.11 (and, for clarity, for purposes of Section 4.11.2, the Operational Party shall be permitted to obtain and maintain any such authorizations and communicate with Third Parties as necessary or reasonably useful therefor, subject to Section 4.4.6(e)).
4.4.5.    Amendments or Updates to Additional Indication Trials. Following the inclusion of an Additional Indication Trial into the Global Development Plan pursuant to Section 4.4.3, any amendments to such Additional Indication Trials shall be subject to Section 4.2.3 (provided that [*] shall have [*] as long as [*]).
4.4.6.    Opt-In Right for Additional Indication Trials. Following the inclusion of one (1) or more Additional Indication Trials for an Additional Indication into the Global Development Plan pursuant to Section 4.4.3, the Non-Operational Party shall have the right to opt-in to [*] the Development of the Compound and Products in such Additional Indication in accordance with this Section 4.4.6 (“Additional Indication Opt-In Right”).
(a)    With respect to each Additional Indication Trial, the Non-Operational Party may voluntarily opt-in at any time during [*].
(b)    The Operational Party of an Additional Indication Trial shall provide to the Non-Operational Party (i) regular updates at each meeting of the applicable JLCC; and (ii) a copy of the top line results of such Additional Indication Trial within [*] following the Operational Party’s receipt thereof. No later than [*] following the delivery of such top line results to the Non-Operational Party, unless the Non-Operational Party notifies the Operational Party in writing that it will not exercise its Additional Indication Opt-In Right, the Operational Party shall provide or make available to the Non-Operational Party a document package containing [*].
(c)    [*]
(d)    [*].
(e)    With respect to each Additional Indication, if the Non-Operational Party does not exercise its Additional Indication Opt-In Right pursuant to this Section 4.4.6 with respect to an Additional Indication, [*].
4.4.7.    Automatic Opt-In Following Regulatory Approval. If the Non-Operational Party does not exercise its Additional Indication Opt-In Right for an Additional Indication in accordance with Section 4.4.6, and subsequently the relevant Product receives Regulatory Approval for the applicable Additional Indication in the US then, upon the date of receipt of such

Regulatory Approval: (a) [*], (b) [*], and (c) the Non-Operational Party shall pay to the Operational Party the Additional Indication Opt-In Fee pursuant to Section 4.4.8.
4.4.8.    Opt-In Fee. If the Non-Operational Party exercises its Additional Indication Opt-In Right for an Additional Indication pursuant to Section 4.4.6, or if an automatic opt-in occurs pursuant to Section 4.4.7, the Non-Operational Party shall be responsible for [*], plus [*] (such amount, the “Additional Indication Opt-In Fee”). The Non-Operational Party shall pay the Operational Party the Additional Indication Opt-In Fee within [*] following receipt of an invoice therefor, together with [*].
4.5.    Label Expansion Trials in Collaboration Indications. If Roche, through [*], proposes the addition of a Label Expansion Trial to the Global Development Plan that results in or supports, or is reasonably expected to result in or support, the receipt of an applicable Regulatory Approval prior to or on [*], and such addition is not approved [*] pursuant to Section 3.5.1 [*], Sections 4.4.3 through 4.4.8 shall apply mutatis mutandis for such Label Expansion Trial (including with respect to [*]. If Roche, [*], proposes the addition of a Label Expansion Trial to the Global Development Plan that results in or supports, or is reasonably expected to result in or support, the receipt of an applicable Regulatory Approval after [*], and such addition is not approved [*] pursuant to Section 3.5.1 and [*], Roche shall [*] for such Label Expansion Trial. As used in this Agreement, “Label Expansion Trial” means a Joint Global Trial that: (a) is designed and reasonably expected to (i) enhance the commercial potential of Bexobrutideg in a Collaboration Indication, and (ii) expand a Regulatory Approval for a Collaboration Indication that has already received or that is expected to receive at least one (1) Regulatory Approval (e.g., for a different patient population, stage of disease, line of treatment, or treatment setting); and (b) does not involve use of the Compound or any Product as a comparator for a product or therapy that does not include the Compound or a Product. By way of example, [*].
4.6.    Global Development Budget and Funding.
4.6.1.    Global Development Budget. The Global Development Plan will include a budget for all Development activities for the Compound and Products for use in the Collaboration Indications in the Joint Territory (but not including Development Costs for Additional Indication Trials and Roche Territory Trials) (the “Global Development Budget”). The initial Global Development Budget is attached hereto as Exhibit 4.6.1. The Global Development Budget shall comprise a detailed rolling budget for first [*] Calendar Years (broken down by Calendar Quarter for the first Calendar Year, and by Calendar Year for the following [*] Calendar Years; collectively “Short Term Global Development Budget”) and a high-level, non-binding estimate of the Development Costs through completion of all Development activities for the Compound and Products for use in the Collaboration Indications in the Joint Territory (but not including Additional Indication Trials and Roche Territory Trials) as set forth in such Development Plan (“Long Term Global Development Budget”); provided that [*] shall be binding (such period, the “Binding Portion”). To support the annual budgeting, each Party shall provide reasonable good faith estimates of its anticipated Development Costs for all Development activities for the Compound and Products for use in the Collaboration Indications (but not including Additional Indication Trials and Roche Territory Trials) in the Joint Territory,

and [*] shall approve the Long Term Global Development Budget, the Short Term Global Development Budget, and the Binding Portion on an annual basis no later than [*] prior to the end of each Calendar Year.
4.6.2.    Global Development Funding. The Parties shall share the Development Costs incurred under the Global Development Plan (excluding [*]) in accordance with the Financial Exhibit.
4.7.    Roche Territory Trials. Notwithstanding anything to the contrary herein, Roche shall be solely responsible, at its sole cost and expense, for the performance of Roche Territory Trials under the oversight of [*]. Roche shall provide Nurix with Development updates with respect to Roche Territory Trials in accordance with Section 4.9. For clarity, [*] shall not have any decision-making authority with respect to Roche Territory Trials.
4.8.    Developmental Diligence.
4.8.1.    Roche Development Diligence for Initial Global Development Plan. Without limiting Section 4.2.3 or the ability of [*] to amend the Global Development Plan in accordance with this Agreement, subject to Nurix performing its obligations under this Agreement, Roche shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to perform the activities allocated to Roche under the Initial Global Development Plan.
4.8.2.    Roche Development Diligence for Joint Territory. Subject to Nurix performing its obligations under this Agreement, Roche shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to Develop and seek Regulatory Approval for [*] in the Joint Territory.
4.8.3.    Roche Development Diligence for Roche Territory. Subject to Nurix performing its obligations under this Agreement, Roche shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to Develop and seek Regulatory Approval for at least [*].
4.9.    Development Updates. Each Party shall provide to the responsible JLCC an update on the progress of its Development activities conducted hereunder on an ongoing basis, and at least [*], or as otherwise agreed by the responsible JLCC, before each JLCC meeting, such updates to include (a) a reasonably detailed update on all Development activities conducted and progress achieved in relation to Clinical Trials conducted under the Global Development Plan, and (b) a high-level update on all Development activities in relation to Roche Territory Trials. Notwithstanding the foregoing, Roche’s obligation to provide formal Development updates for the Roche Territory pursuant to this Section 4.9 shall terminate upon [*] in the Roche Territory (but, for clarity, Roche shall continue providing updates on Development of the Compound and Product in the Roche Territory at the applicable JLCC’s meetings).
4.10.    Records. Each Party shall, and shall ensure that any Third Parties contracted pursuant to Section 2.3 shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of Development activities in relation to the Compound and Products, which shall record only such activities and shall not include or be commingled with records of activities other than Development activities for the Compound or Products. All laboratory notebooks shall be maintained for no less than the term of any Patent issuing therefrom. All other records shall be maintained by the applicable Party through the end of the Term and for [*] thereafter or for such longer period as may be required by Applicable Law.
4.11.    Compliance with Applicable Law; Conduct of Clinical Trials.
4.11.1.    General. Each Party shall perform, or cause to be performed, all of its Development activities under this Agreement in good scientific manner (as applicable) and in compliance with Applicable Law, including cGCP.
4.11.2.    Required Authorization. Each Party shall be responsible for obtaining any applicable permits, consents, clearances, approvals, qualifications, or other authorizations or reviews (including any amendments or modifications to any of the foregoing) from any Third Party or as may be required by Applicable Law in order to perform such Party’s Development obligations under this Agreement (including any transition activities with respect thereto) and enable the lawful sharing of Clinical Data between the Parties as set out in this Agreement.
4.11.3.    GCP Quality Agreement. No later than [*] following the Effective Date, the Parties shall sign a quality agreement to specify the Parties’ quality roles, responsibilities and obligations with respect to the information sharing, auditing and inspection activities for all Joint Global Trials, Additional Indication Trials, Post-Approval Trials and Roche Territory Trials in accordance with cGCP and this Agreement, in the form attached hereto as Exhibit 4.11.3, which constitutes a draft subject to further review and finalization by the Parties (“GCP Quality Agreement”).
4.11.4.    Document Sharing. Each Party shall be responsible for sharing with the other Party the following documents related to each Joint Global Trial, Additional Indication Trial, Post-Approval Trials and Roche Territory Trial, as applicable: (a) audit plan (schedule) since the start of the respective Clinical Trial and future plans, including any audit report and associated Corrective and Preventive Action (CAPA) plans; (b) cGCP non-compliance and cGCP Serious Deficiencies (as defined in the GCP Quality Agreement); (c) inspection reports and self-identified deviations including CAPA plans, and (d) evidence of data integrity and reliability activities for all data provided to the other party for inspection and filing activities.
4.11.5.    Informed Consent Form. Each Party shall be responsible for ensuring that Clinical Data collected by such Party in a Clinical Trial under this Agreement is collected or obtained from any participant of such Clinical Trial in a lawful and legitimate way, including in accordance with an appropriate informed consent of such participant; provided that, for any Joint Global Trial or Additional Indication Trial which is initiated after the Effective Date, Nurix shall use the Roche informed consent form template attached hereto as Exhibit 4.11.5 (unless otherwise agreed between the Parties). Each Party shall ensure that all information required by applicable Data Security and Protection Laws is provided to data subjects, including that personal data will be shared with the other Party under this Agreement, how and for what purposes such data will be used by the other Party.
4.11.6.    Clinical Trial Agreements. Nurix shall be responsible for entering into any Clinical Trial agreements with respect to Clinical Trials for which Nurix is the Operational Party, and Roche shall be responsible for entering into any Clinical Trial agreements with respect to Clinical Trials for which Roche is the Operational Party. Each Party shall ensure that any such Clinical Trial agreements fully enable such Party to share with and transfer Clinical Data to the other Party and effect ownership of any intellectual property therefrom, as contemplated under this Agreement. For any Joint Global Trial or Additional Indication Trial which is initiated by Nurix after the Effective Date, Nurix shall include the Roche Clinical Trial agreement terms attached hereto as Exhibit 4.11.6 (unless otherwise agreed between the Parties) in the relevant Clinical Trial agreement. For any such Clinical Trial agreement, Roche shall have the right to review and comment on any such draft Clinical Trial agreement, and Nurix shall reasonably consider and incorporate any such comments thereto in good faith.
4.12.    Data Privacy. The Parties shall enter into any necessary agreement(s) under applicable Data Security and Protection Laws (e.g., data transfer agreement) if required by Applicable Law. The terms of such agreement(s) shall be agreed upon by the Parties when the requirement to enter into such agreement has been confirmed by the Parties. Under such an agreement, both Parties herewith represent and warrant that the personal data will be provided to the other Party in an anonymized, pseudonymized, or de-identified manner as applicable and that the disclosing Party will not disclose or otherwise make available to the other Party or give access to the other Party to any code allowing identification of data subjects (e.g., patients, study participants, specimen donors). Each Party shall represent and warrant that it shall not (a) undertake any actions to identify such data subjects or (b) try to get access to any code allowing identification of such data subjects. Notwithstanding the foregoing, if a Party intends to transfer to the other Party non-anonymized Clinical Data collected or derived from, or associated with, the conduct of a Clinical Trial conducted by such Party, it shall only do so to the extent permitted by Data Security and Protection Laws and under the appropriate informed consent forms for each applicable Clinical Trial participant. Notwithstanding the foregoing, any exchange of personally identifiable safety data and any data privacy compliance requirements therefor shall be governed by the pharmacovigilance or safety data exchange agreement to be agreed upon by the Parties pursuant to Section 6.6.
4.13.    Audits and Quality Assessment. Roche shall have the right to conduct independent audits and quality assessments of Nurix to ensure compliance with the terms of this Agreement and consistency in application of cGCP for ensuring patient safety, data integrity and reliability, in each case, with respect to the Joint Global Trials and Additional Indication Trials. These audits may also include a review of the oversight of any Third Parties conducting Clinical Trial activities for such Clinical Trials. Roche shall provide reasonable advance notice to Nurix before conducting an audit, which notice shall be no less than [*] prior to such routine audit. The need for any for-cause-audit shall be communicated to Nurix as soon as possible and the for-cause-audit shall be conducted as soon as practicable, but no later than [*] after such communication. Each audit shall be at reasonable business hours and completed within [*]. Except for any for-

cause-audit, Roche may only conduct any such audit [*] per Calendar Year. Roche will share the audit report with observations after completion of the audit within [*]. Nurix will provide a written response within [*] after receipt of the audit report. Such responses shall describe in detail the corrective actions, preventive actions, measures of effectiveness and timelines planned to implement any reasonable remediation activities, reasonably requested by Roche. Each Party shall have an established, documented and maintained quality management system to execute its roles and responsibilities under this Agreement, including oversight of Third Party and any subcontractors. This quality management system shall conform to Applicable Law.
ARTICLE 5
TECHNOLOGY TRANSFER
5.1.    Technology Transfer.
5.1.1.    Technology Transfer. Promptly after the Effective Date, Nurix shall deliver, or cause to be delivered, to Roche or its designee, (a) copies of all Nurix Know-How Controlled by Nurix as of the Effective Date and that is listed in Exhibit 5.1.1 (such plan, as amended from time to time by the responsible JLCC, “Technology Transfer Plan”) through an electronic data room or in another format mutually agreed by the Parties, within the timelines set out in the Technology Transfer Plan; and (b) the Inventory and samples of materials listed in the Technology Transfer Plan, in the amounts and within the timelines set out in the Technology Transfer Plan (such activities under (a) and (b), collectively, the “Technology Transfer”). Unless otherwise agreed by the Parties, Nurix shall ship all Inventory or samples of materials to be transferred under the Technology Transfer Plan to Roche [*]. The JSC shall confirm the completion of the Technology Transfer in accordance with the Technology Transfer Plan.
5.1.2.    Ongoing Know-How Transfer. Without limiting the provisions of Section 5.3 and to the extent not already provided to Roche pursuant to Section 5.1.1, or Section 5.2, from time-to-time during the Term, and in any event no less frequently than on a semi-annual basis, until the completion of all Development activities by Nurix under the Global Development Plan, and all other activities by Nurix with respect to the Compound and Products under this Agreement, Nurix shall promptly provide to Roche or its designee copies of any Nurix Know-How that (a) is generated, conceived, created, invented or otherwise made by or on behalf of, or that is or comes into the Control of, Nurix or its Affiliates and (b) is Nurix Licensed Technology to the extent such Know-How has not previously been provided to Roche in accordance with Section 5.1.1 or Section 5.2.
5.2.    Arising Clinical Data.
5.2.1.    Clinical Trial Database. With respect to Clinical Trials for which Nurix is the Operational Party, Nurix shall hold and maintain a Clinical Trial database (“Clinical Trial Database”) in a format that permits Roche to incorporate the data from the Nurix database into its relevant system in accordance with all Applicable Laws. With respect to Clinical Trials for which Roche is the Operational Party, Roche shall hold and maintain the Clinical Trial Database. Each Party shall at all times maintain its respective Clinical Trial Database in accordance with all Applicable Laws.

5.2.2.    Access to Arising Clinical Data. Without limiting Section 5.1.2, on an ongoing basis, each Party will provide the other Party with access to all Clinical Data and supporting documentation (e.g., protocols, investigator’s brochures, case report forms, and analysis plans) generated by such Party in the conduct of Joint Global Trials and Additional Indication Trials promptly following their generation. The Parties, through the JLCCs, shall cooperate and reasonably agree upon timelines, formats, and procedures to facilitate the orderly and efficient exchange of Clinical Data and supporting documentation in accordance with this Section 5.2. With respect to each Joint Global Trial for which Nurix is the Operational Party or a co-sponsor, Nurix shall authorize its contract research organization(s) managing such Joint Global Trials on behalf of Nurix to grant to Roche access and viewing rights to the Clinical Trial dashboard for the respective Joint Global Trial (which dashboards shall include metrics related to patient enrolment, site performance, protocol adherence, adverse events, Trial Master File (TMF) completeness and trial status).
5.3.    Assistance. In relation to the Technology Transfer under this ARTICLE 5, Nurix shall, and shall cause its Affiliates and its Authorized Subcontractors to, cooperate with Roche and its designees and provide assistance to Roche and its designees to transition to Roche and its designees the Development and Manufacture and other Exploitation of the Compounds and Products, as and to the extent reasonably requested by Roche. Without limiting the foregoing, Nurix shall: (a) provide Roche and its designees reasonable assistance necessary to enable Roche or its designees to Develop and Manufacture the Compound and Products and (b) provide Roche and its designees, and cause its Affiliates and its Authorized Subcontractors to provide Roche and its designees, with reasonable access by teleconference (or, to the extent requested by Roche, in-person meetings) to qualified and appropriately skilled personnel of Nurix or its Affiliates or Authorized Subcontractors (including its contract research organizations), as applicable, involved in Development (including regulatory) or Manufacturing matters related to the Compound or Products to assist with the Technology Transfer and answer questions related to the Nurix Licensed Technology, Compound or Products. Any such assistance and cooperation under foregoing clauses ((a) and (b)) provided after the Effective Date shall be deemed [*] in accordance with the Financial Exhibit.
ARTICLE 6
REGULATORY AFFAIRS
6.1.    Overview.
6.1.1.    Regulatory Affairs for Joint Territory. The Parties, through the JLCCs and the JSC, shall discuss and agree on a regulatory strategy for the Products in the Field for the Joint Territory. For this purpose, each of the [*] JLCC and the [*] JLCC shall prepare a regulatory strategy for its respective field of responsibility (including with respect to regulatory filings and engagement with Regulatory Authorities and ethical committees), which regulatory strategy must be consistent with this ARTICLE 6, and shall provide such regulatory strategy to the JSC for review and approval. Upon approval of such regulatory strategy by the JSC (each such strategy, a “Regulatory Strategy”), the Parties shall collaborate, through the JLCCs, to implement the applicable Regulatory Strategy. Notwithstanding the foregoing, and without limiting Section 4.4 with respect to Additional Indications, one Party shall have the primary responsibility for the day-to-day operational activities and decision-making with respect to Regulatory Materials and interactions with applicable Authorities for a Product, as further described in Section 6.2 and Section 6.3 below.
6.1.2.    Regulatory Affairs for Roche Territory. Roche shall be solely responsible, at its sole cost and expense, for the regulatory strategy and all Regulatory Activities for the Roche Territory, subject to Nurix’s review and comment rights set out in Section 6.3.3.
6.2.    Nurix Regulatory Responsibility.
6.2.1.    Nurix INDs. Prior to the Regulatory Transfer pursuant to Section 6.2.5, Nurix shall hold and maintain INDs for the Joint Global Trials and the Additional Indication Trials for which Nurix is the Operational Party. Prior to the Regulatory Transfer pursuant to Section 6.2.5, with respect to each Clinical Trial for which Nurix is the Operational Party, Nurix shall have primary responsibility for the day-to-day operational activities and decision-making with respect to Regulatory Materials and interactions with applicable Regulatory Authorities, including preparing and submitting Regulatory Materials to, and communicating and attending meetings with Regulatory Authorities with respect thereto, subject to Roche’s rights under Section 6.2.2, Section 6.2.3 and Section 6.2.4. Nurix shall conduct its responsibilities and shall exercise its day-to-day decision-making in accordance with the Regulatory Strategy.
6.2.2.    Review and Comment Rights. Nurix shall provide Roche with all Regulatory Materials received from any Regulatory Authority with respect to the Compound, Products or any Joint Global Trials or Additional Indication Trials, no later than [*] from receipt, Nurix shall provide Roche with an opportunity to review and comment on all Regulatory Materials (including INDs and any amendments and supplements thereto) submitted to, and all Regulatory Materials received from and other communications with (including responses to inquiries or investigations that could affect the ability to obtain or maintain Regulatory Approvals) Regulatory Authorities with respect to the Compound or any Product. Nurix shall provide access to interim drafts of such filings and communications to Roche via the access methods (such as secure databases) mutually agreed by the Parties, and Roche shall provide its comments on the final drafts of such filings or communications within [*]), or such other longer period of time mutually agreed to by the Parties. If a Regulatory Authority establishes a response deadline for any such filings or material communications shorter than [*], then Nurix shall inform Roche and provide access to Regulatory Authority comments within [*] and the Parties shall work cooperatively to ensure that Roche has a reasonable opportunity for review and comment within such deadlines. Nurix shall duly incorporate all comments received from Roche with respect to any Joint Global Trial for which Nurix is the Operational Party and shall consider in good faith all comments received from Roche with respect to any Additional Indication Trial for which Nurix is the Operational Party.
6.2.3.    Regulatory Meetings. Nurix shall provide Roche with prior written notice of any scheduled meeting, conference or discussion (including any advisory committee meeting) with a Regulatory Authority relating to the Compound or Product, within [*] after Nurix first receives notice of the scheduling of such meeting, conference or discussion (or, if such meeting, conference or discussion will take place within [*] after it receives such notice, as soon as reasonably practicable and no later than [*] after Nurix receives notice of the scheduling of such meeting, conference or discussion). Roche shall have the right but not the obligation to have [*] of its representatives attend all such meetings, conferences and discussions, in each case to the extent permitted by Applicable Law. Nurix shall include Roche, to the extent practical and permitted by Applicable Law, in any unscheduled, ad-hoc meetings, conferences and discussions with any Regulatory Authority concerning a Joint Global Trial or Additional Indication Trial or any material regulatory matters relating to the Compound or Product. Nurix shall reasonably consider any proposed input for the meeting provided by Roche in good faith. Nurix shall provide Roche with copies of all correspondence (including preliminary comments) of all such meetings, conferences and discussions with any Regulatory Authority to the extent provided by such Regulatory Authority.
6.2.4.    Regulatory Inspections or Audits.
(a)    If any Regulatory Authority notifies Nurix or any of the Authorized Subcontractors that it intends to inspect, audit or investigate Nurix or such Authorized Subcontractors, as applicable, or take any regulatory action in connection with the Compound or Product, Nurix shall notify Roche within [*] of receipt of such notice. The Parties shall discuss in good faith the response to such notice of an inspection or audit from such Regulatory Authority. If not prohibited by any Applicable Law or Nurix’s existing agreements with Nurix CMOs, Roche may be present during and participate in any such inspection, audit or regulatory action (and to the extent that any existing agreement with a Nurix CMO does not permit such participation, upon the request of Roche, Nurix shall use diligent efforts to obtain such right for Roche). Nurix shall, and shall procure that the Nurix CMOs will, cooperate with the applicable Regulatory Authority in such inspections. Nurix shall include in any future agreements with Nurix CMOs provisions that permit Roche to be present during and reasonably participate in any such inspection, audit or regulatory action to the extent contemplated by this Section 6.2.4.
(b)    Without limiting each Party’s obligations under the GCP Quality Agreement and the Quality Agreement, [*] of receipt, Nurix shall provide Roche with copies of any inspection findings and any other communications that Nurix or an Authorized Subcontractor receives from any Regulatory Authority. The Parties shall discuss in good faith the response to any such observations, if necessary, and if Nurix or the Authorized Subcontractor, as applicable, files such response, Nurix shall provide a copy of such response to Roche.
6.2.5.    Regulatory Transfer. If and as required, the Parties will conduct a regulatory transfer from Nurix to Roche in accordance with a regulatory transfer plan approved [*], which regulatory transfer plan shall include at least the items listed in Exhibit 6.2.5 (such plan, the “Regulatory Transfer Plan”, and such transfer, the “Regulatory Transfer”). The Parties shall cooperate in good faith to complete the Regulatory Transfer in accordance with any timelines set out in the applicable Regulatory Transfer Plan. [*] shall confirm the completion of any such Regulatory Transfer in accordance with the Regulatory Transfer Plan.

6.3.    Roche Regulatory Responsibility.
6.3.1.    Roche Regulatory Approvals. Except as set out in Section 6.2, and subject to Nurix rights under Section 6.3.2, and Section 6.3.3, Roche shall have the sole and exclusive right to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials in the Territory, including INDs and Marketing Authorization applications, for the Compound and Products; (b) communicate and meet with Regulatory Authorities regarding the Compounds and Products in the Field in the Territory; and (c) obtain and maintain all Regulatory Approvals for the Compound and Products in the Field in the Territory. With respect to the Joint Territory, Roche shall conduct its responsibilities and shall exercise its rights and day-to-day decision-making in accordance with the Regulatory Strategy.
6.3.2.    Nurix Rights in the Joint Territory.
(a)    Review and Comment Rights. Roche shall provide or make available to Nurix a copy of (i) any IND package, (ii) any application for Regulatory Approval or Marketing Authorization (including copies of the final reports and full modules), and (iii) material communications with Regulatory Authorities, in each case, with respect to the Compound or a Product for submission to any Regulatory Authority in the Joint Territory (each, a “Material Regulatory Communication”) reasonably in advance of submission of such Material Regulatory Communication to the applicable Regulatory Authority. Roche shall reasonably consider in good faith (to the extent reasonably practicable) timely comments provided by Nurix.
(b)    Regulatory Meetings. Roche shall provide Nurix with prior written notice of any scheduled meeting, conference or discussion (including any advisory committee meeting) with a Regulatory Authority in the Joint Territory relating to Material Regulatory Communications (each, a “Key Regulatory Meeting”), within [*] after Roche first receives notice of such Key Regulatory Meeting. Nurix shall have the right but not the obligation to have up to [*] of its representatives attend as observers all such Key Regulatory Meetings, in each case, except as the Parties may otherwise mutually agree and to the extent permitted by Applicable Law. Roche shall reasonably consider any proposed input for the meeting provided by Nurix in good faith. Roche shall provide Nurix with copies of the minutes of all Key Regulatory Meetings to the extent provided by such Regulatory Authority. The Parties shall coordinate their participation in Key Regulatory Meetings through the respective JLCCs.
6.3.3.    Roche Territory. Without limiting Roche’s obligations under the Pharmacovigilance Agreement, with respect to any regulatory interaction with a Regulatory Authority in a country of the Roche Territory, Roche shall provide Nurix with a copy of Material Regulatory Communications if and to the extent any such Material Regulatory Communications could materially impact the Development, Manufacture, or Commercialization of Products for the Joint Territory. Roche shall provide Nurix with an opportunity to provide comments to any such filing or communication and shall consider Nurix’s comments in good faith.
6.3.4.    Assistance. Upon the request of Roche, Nurix will cooperate with and provide reasonable support to Roche in connection with Roche’s interactions with Regulatory Authorities in the Territory with respect to the Compound and Products, including preparation and submission of Regulatory Materials and maintenance of Regulatory Approvals for the Compound and Products in the Territory and attending meetings with Regulatory Authorities in the Territory (including with respect to CMC matters). Any costs for such cooperation and support shall be (a) with respect to the Joint Territory, deemed [*] in accordance with the Financial Exhibit, and (b) with respect to the Roche Territory, at Roche’s sole cost and expense.
6.4.    Right of Reference.
6.4.1.    Roche Right of Reference. Nurix hereby grants to Roche, its Affiliates and Sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Materials (including INDs) for any Product, and Development data included or referenced therein or filed in support thereof, in each case, Controlled by Nurix or any of its Affiliates, to the extent required or useful for Roche, its Affiliates and Sublicensees to obtain or maintain Regulatory Approvals for Products in the Territory. Nurix shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as Roche may reasonably request, to effectuate the rights granted under this Section 6.4.1.
6.4.2.    Nurix Right of Reference. Roche hereby grants to Nurix and its Affiliates a right to cross-reference, file, or incorporate by reference any Regulatory Materials (including INDs) for any Product, and Development data included or referenced therein or filed in support thereof, in each case, Controlled by Roche or any of its Affiliates, to the extent required or useful for Nurix to obtain or maintain any IND for Joint Global Trials or Additional Indication Trials for which Nurix is the Operational Party in accordance with this Agreement. Roche shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as Nurix may reasonably request, to effectuate the rights granted under this Section 6.4.2.
6.5.    Product Recalls.
6.5.1.    Joint Territory. If either Party becomes aware of any Regulatory Authority that (a) has threatened, initiated or advised any action to remove any Product for use in the Field from the market or (b) has required or advised Nurix, Roche, or any of their Affiliates to distribute a ‘Dear Doctor’ letter or its equivalent regarding use of such Product in the Field (collectively, a “Product Action Concern”), in each case ((a) and (b)) with respect to the Joint Territory, then such Party shall notify the other Party in writing of such event within [*] (or sooner if required by Applicable Laws) after such Party becomes aware of the Product Action Concern. Prior to making any decision to recall or withdraw the applicable Product for use in the Field in the Joint Territory in response to such Product Action Concern, Roche shall, to the extent practicable, provide Nurix with a reasonable opportunity to discuss and comment on such proposed action, and Roche shall consider Nurix’s comments in good faith. Roche shall be solely responsible and shall have the sole right to decide whether to recall or withdraw the applicable Product for use in the Field in the Joint Territory in response to such Product Action Concern.
6.5.2.    Roche Territory. If Nurix becomes aware of any Regulatory Authority that raises a Product Action Concern with respect to the Roche Territory, then Nurix shall notify Roche in writing of such event within [*] (or sooner if required by Applicable Laws) after Nurix becomes aware of the Product Action Concern. Roche shall be solely responsible and shall have the sole right to decide whether to recall or withdraw the applicable Product for use in the Field in the Roche Territory in response to such Product Action Concern.
6.6.    Pharmacovigilance. As soon as reasonably practicable following the Effective Date, but in any event before Roche becomes IND holder for the Compound, the Parties shall enter into a separate written pharmacovigilance agreement (“Pharmacovigilance Agreement”) providing details related to managing and reporting adverse events and product complaints in respect of the Products in the Territory (including those that occur during Clinical Trials) and other safety and reporting procedures as well as required post-marketing studies, risk evaluation and mitigation strategies and other risk management plans and re-evaluation obligations, in each case, in compliance with all Applicable Laws. Notwithstanding the foregoing, if any adverse event safety data is received or otherwise generated by Nurix relating to a Product prior to the execution of the Pharmacovigilance Agreement, Nurix shall provide any such data that relates to a serious adverse event as defined in the FDA or EMA guidelines or in the ICH guidelines to Roche within [*] after such data is received or generated by Nurix.
6.7.    Global Safety Database. Nurix shall transfer any existing global safety database relating to any Product to Roche in accordance with the timelines set out in the Regulatory Transfer Plan(s). Nurix shall and shall cause its Affiliates to provide any assistance as may be reasonably requested by Roche to complete the transfer with respect to the foregoing. Following such transfer, Roche shall have the right to establish, hold and maintain any global safety database for any Product. Nurix shall report safety events and provide safety data to Roche in accordance with the Pharmacovigilance Agreement. Until such time as the global safety database relating to the Compound and any Products is transferred to Roche, Nurix shall be responsible for (a) maintaining the global safety database for the Compound and any Product and any aggregate reports, signal detection and other activities that may require aggregate data from or across all Clinical Trials, and (b) complying with any other safety reporting obligations under Applicable Law related thereto.
6.8.    Regulatory Costs. Except as expressly set out herein, the Parties shall share the costs for Regulatory Activities in accordance with the Financial Exhibit.
ARTICLE 7
MANUFACTURING AND SUPPLY
7.1.    Overview. Following the MTT Completion, except as set out under Section 7.2.1 (with respect to Clinical Trials for which Nurix is the Operational Party), Roche shall have the sole right and responsibility to Manufacture Compounds and Products for clinical and commercial supply for the Territory. Prior to MTT Completion, Nurix shall be responsible to Manufacture Compounds and Products for clinical supply and shall perform its Manufacturing obligations in accordance with this ARTICLE 7 and the Clinical Supply Agreement.

7.2.    Clinical Supply.
7.2.1.    Clinical Supply for Nurix Development Activities. Nurix shall be responsible to Manufacture, or have Manufactured, Products as required to conduct Joint Global Trials and Additional Indication Trials, in each case, for which Nurix is the Operational Party. Nurix shall, and shall require that the Nurix CMOs will, Manufacture, release, store, and ship Products in compliance with all Applicable Law, cGMP and the applicable specifications.
7.2.2.    Clinical Supply for Roche Development Activities. No later than [*], the Parties shall negotiate and enter into a clinical supply agreement (the “Clinical Supply Agreement”), pursuant to which Nurix shall Manufacture or have Manufactured Products for Roche’s Development of the Product, in the quantities reasonably required by Roche for its Development activities under the then-current Global Development Plan, (excluding, for the avoidance of doubt, any Additional Indication Trials), until MTT Completion. The Clinical Supply Agreement shall include the terms set forth on Exhibit 7.2.2 and other reasonable terms and conditions that are customary in the industry for similar supply agreements (i.e., supply agreements between collaboration partners in the context of a similar collaboration, and not supply Agreements with Third Party CMOs). Nurix shall use diligent efforts to oblige the Nurix CMOs to address Roche’s audit observations in accordance with Roche’s instructions and the Clinical Supply Agreement before Nurix Manufactures the first batch of Product that is delivered to Roche under the Clinical Supply Agreement.
7.2.3.    Nurix CMO Obligations. Prior to the MTT Completion, Nurix shall make capacity reservations with the Nurix CMOs in accordance with the forecasted requirements for clinical Product as set out in the Manufacturing Plan.
7.2.4.    Quality Agreement. No later than [*], the Parties shall negotiate and enter into a quality agreement which shall be consistent with Exhibit 7.2.4 (the “Quality Agreement”). The Quality Agreement shall govern all matters (including technical and quality matters) relating to the Manufacture and supply under the Clinical Supply Agreement as more particularly set out therein. If there is a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall govern in relation to technical quality issues only.
7.2.5.    Manufacturing Plan. Manufacturing process development activities and the Manufacture of all Products for use in the Field in the Territory for clinical supply shall be conducted pursuant to a comprehensive manufacturing plan (such plan, as amended from time to time, the “Manufacturing Plan”) that describes: (a) CMC Manufacturing Development (including Manufacturing changes, and cost saving process changes); (b) based upon information from then current Global Development Plan, forecasted requirements for clinical Product supply (including volumes of capsules, tablets and batches of drug substance of the Product); (c) the Manufacturing Budget; and (d) subject to this ARTICLE 7, the Parties’ roles and responsibilities. The initial Manufacturing Plan (including the Manufacturing Budget) is attached hereto as Exhibit 7.2.5. The Manufacturing Plan shall be part of the Global Development Plan, and the Manufacturing Budget shall be part of the Global Development Budget.

7.3.    Manufacturing Transfer. Upon the request of Roche, the Parties shall commence activities pursuant to a manufacturing transfer plan under the coordination of the [*] (such transfer, the “Manufacturing Transfer”; such plan, as approved by [*], the “MTT Plan”). The MTT Plan shall include (a) a list of all activities to be completed (including all deliverables), (b) an estimated timeline for such activities, and (c) the criteria to denote completion of the Manufacturing Transfer. [*] may amend the MTT Plan from time to time, as required or useful to complete the Manufacturing Transfer. Without limiting the foregoing, in order to implement the Manufacturing Transfer, at Roche’s request at any time after the Effective Date, with respect to each Nurix CMO, Nurix shall (i) notify such Nurix CMO on a confidential basis of the License Grant under this Agreement, (ii) facilitate the introduction of, and the discussions between Roche and such Nurix CMO, and (iii) provide any authorizations necessary or useful to enable Roche to engage such Nurix CMO to Manufacture Compound and Products for or on behalf of Roche. Nurix shall use diligent efforts to execute any necessary agreements with any Nurix CMO or other Third Parties or amend as necessary any existing agreements to effectuate the Manufacturing Transfer. Nurix shall provide any materials required to be transferred pursuant to the MTT Plan from Nurix to Roche (or its designee) [*]. Until completion of the Manufacturing Transfer, Nurix shall maintain in full force and effect any agreements and relationships with Third Parties in effect as of the Effective Date so that Roche has uninterrupted access to non-clinical and clinical supply of the Compound and Products from the Effective Date until the date of MTT Completion. If at any time after the date of MTT Completion, either Party identifies additional materials to be transferred from Nurix to Roche (or Roche’s designee) or additional activities to be undertaken to complete the Manufacturing Transfer, [*] shall amend the MTT Plan accordingly and effectuate such transfer. For purposes of this Agreement, “MTT Completion” shall mean the date when all activities under the MTT Plan have been completed pursuant to the completion criteria set out in the MTT Plan (including the execution of supply agreements between Roche and the respective contractor manufacturing organizations).
7.4.    Inventory. Nurix shall supply Roche with the Inventory listed in Part A of Schedule 3 to the Financial Exhibit under and in accordance with the terms of the Clinical Supply Agreement.
7.5.    Assistance. In relation to the Manufacturing Transfer, Nurix shall, and shall cause its Affiliates, and its Authorized Subcontractors (including its contract manufacturing organizations) to, cooperate with Roche and its designees and provide assistance to Roche and its designees to transition to Roche and its designees the Manufacture of the Compounds and Products, as and to the extent reasonably requested by Roche. Without limiting the foregoing, Nurix shall: (a) provide Roche and its designees reasonable assistance necessary to enable Roche or its designees to Manufacture (at Manufacturing sites designated by Roche in its sole discretion) the Compound and Products and (b) provide Roche and its designees, and cause its Affiliates and its Authorized Subcontractors to provide Roche and its designees, with reasonable access by teleconference (or, to the extent requested by Roche, in-person meetings) to qualified and appropriately skilled personnel of Nurix or its Affiliates or Authorized Subcontractors (including its contract manufacturing organizations), as applicable, involved in Manufacturing matters related to the Compound or Products to assist with the technology transfer and answer questions related to the Nurix Licensed Technology, Compound, or Products. Any such assistance and cooperation under foregoing clauses ((a) and (b)) shall be deemed Manufacturing Costs and shared between the Parties in accordance with the Financial Exhibit.
7.6.    Commercial Supply. Roche shall be solely responsible to Manufacture or have Manufactured Products for commercial supply for the Territory.
7.7.    Manufacturing Costs. Except as expressly set out herein, the Parties shall share Manufacturing Costs in accordance with the Financial Exhibit.
ARTICLE 8
COMMERCIALIZATION
8.1.    Overview. The Parties shall collaborate with respect to the Commercialization of Products for use in the Field in the Joint Territory under the oversight of the US JCC and the JSC, and pursuant to the Global Commercialization Strategy, the Co-Commercialization Plan, the Co-Promotion Agreement and this ARTICLE 8. Roche shall have the sole right and responsibility for Commercializing Products for use in the Field in the Roche Territory in accordance with Section 8.7.
8.2.    Global Commercialization Strategy. For each Product, the JSC shall discuss and approve (and thereafter update from time to time) a global commercial strategy, including: strategic marketing priorities, Product positioning and key market messages, commercial and promotional strategy, market access strategy, Product forecasts, market research plans and projects, and global branding positioning and global brand elements (including trademarks and logos) for such Product for use in the Field in the Territory (each, a “Global Commercialization Strategy”). Such Global Commercialization Strategy shall be developed by the applicable JLCC and then reviewed and approved by the JSC, using Commercially Reasonable Efforts, to optimize the commercial potential of the applicable Product.
8.3.    Co-Commercialization Plan for Joint Territory.
8.3.1.    Content of Co-Commercialization Plan. The Commercialization of all Products for use in the Field in the Joint Territory shall be conducted pursuant to a co-commercialization plan that is consistent with the Global Commercialization Strategy(ies) (the “Co-Commercialization Plan”) that describes in reasonable detail, for a rolling period of [*] Calendar Years: [*].
Each Party shall carry out the tasks assigned to it under the Co-Commercialization Plan in compliance with all Applicable Laws.
8.3.2.    Initial Co-Commercialization Plan. No later than [*] prior to the anticipated date of Regulatory Approval of a Product for use in the Field in the Joint Territory (or such other period mutually agreed by the Parties), [*] shall prepare, review and align on the initial Co-Commercialization Plan for such Product for use in the Field in the Joint Territory (including the initial Co-Commercialization Budget), based on the principles set out in Exhibit 8.3.2 (“Co-Commercialization Principles”). Such initial Co-Commercialization Plan shall be finalized and presented to [*] for review and approval no later than [*] prior to the anticipated PDUFA Date

(or equivalent regulatory action date) for such Product in the Joint Territory, or such other period as mutually agreed by the Parties. Such initial Co-Commercialization Plan shall be effective from the date it is approved by [*].
8.3.3.    Amendments to the Co-Commercialization Plan. On a Calendar Year basis (on timing to be coordinated with Roche’s then typical internal commercial plan review and approval processes used for Roche’s other pharmaceutical products), or more often as the Parties may agree upon in writing from time to time, [*] shall review and, as it determines appropriate, approve any amendments to the Co-Commercialization Plan (including the Co-Commercialization Budget contained therein) as prepared by [*] and submitted to [*] for review and approval, provided that such review and approval shall occur no later than [*] prior to the end of each Calendar Year, unless otherwise agreed by the Parties. Once approved by [*], the amended Co-Commercialization Plan shall become effective for the applicable period and shall supersede the previous Co-Commercialization Plan for the applicable period. If [*] decides to discontinue Commercializing a Product for use in [*], the Co-Commercialization Plan shall terminate with respect to such Product for use in [*] upon such decision.
8.3.4.    Co-Commercialization Budget. The Co-Commercialization Plan shall include an overall budget for the anticipated Co-Commercialization Costs for each Product for the Joint Territory during the Profit/Loss Share Term, which budget shall comprise a rolling budget for the Commercialization activities to be performed under the Co-Commercialization Plan during the following [*] Calendar Years (broken down by Calendar Quarter for the first Calendar Year), and a forecast of the annual budgets for each subsequent Calendar Year (each such budget, and any revisions thereto, the “Co-Commercialization Budget”). [*] shall revise the Co-Commercialization Budget on a regular basis and provide to [*] for review and approval no later than [*] prior to the end of each Calendar Year, unless otherwise agreed by the Parties.
8.4.    Co-Promotion of Products in Joint Territory. Nurix shall participate with Roche in co-promoting each Product in the Field for the Joint Territory on the terms and conditions set forth in this Agreement and the Co-Promotion Agreement. No later than [*] prior to the anticipated date of First Commercial Sale of the first Product for use in the Field in the Joint Territory, the Parties shall negotiate in good faith and execute a co-promotion agreement (the “Co-Promotion Agreement”), which shall set forth the terms and conditions applicable to such Co-Promotion for the Products for use in the Field in the Joint Territory, and which shall be consistent with, and based upon, the agreed Co-Commercialization Principles attached hereto as Exhibit 8.3.2 and such other customary or appropriate terms and conditions agreed upon by the Parties. The Co--Promotion Agreement shall include a reassignment of responsibility mechanism for Commercialization activities that applies, inter alia, in the event that Nurix does not have the resources or capabilities required to perform the activities allocated to Nurix under the Co-Promotion Agreement or is otherwise unable to fulfill its material obligations under the Co-Promotion Agreement and in case of a Change of Control of Nurix.
8.5.    Medical Affairs Activities for Joint Territory. As further agreed upon by the Parties in the Co-Promotion Agreement, Nurix and Roche shall each be responsible for undertaking Medical Affairs Activities for Products for use in the Field in the Joint Territory in accordance with the Co-Commercialization Plan and the Co-Promotion Agreement. Each Party shall carry out the tasks assigned to it under the Co-Promotion Agreement in a timely and effective manner and in compliance in all material respects with all Applicable Laws and applicable industry codes, including the PhRMA Code.
8.6.    Distribution, Invoicing, Pricing, Booking of Sales in Joint Territory.
8.6.1.    Global Pricing Strategy Recommendations. The JSC shall discuss and approve (and thereafter update from time to time) a global pricing strategy recommendation for the Territory (the “Global Pricing Strategy Recommendation”) prior to the first Regulatory Approval of the first Product in the Territory. The Global Pricing Strategy Recommendation shall provide a flexible framework for [*]. Notwithstanding anything to the contrary, the Global Pricing Strategy Recommendation shall not define prices, concessions, or fee levels, and [*] shall have the sole and final decision-making authority with respect to pricing decisions.
8.6.2.    Roche Responsibilities in Joint Territory.
(a)    Roche shall be responsible for Product distribution, invoicing, pricing and reimbursement, contracting with managed care organizations, governmental authorities, and provider groups (including integrated delivery networks and hospital systems), obtaining and maintaining formulary access, entering into agreements with distributors, wholesalers and group purchasing organizations, booking sales, and all market access related activities for the Joint Territory.
(b)    Roche shall also be responsible for handling all returns, recalls, or withdrawals (as finally determined to be undertaken pursuant to Section 6.5), order processing, invoicing and collection, and receivables using the appropriate Roche (or its Affiliate’s) NDC that is affixed to the Product packaging for Product sales and distribution in the Joint Territory.
(c)    [*].
(d)    All sales by Roche or its Affiliates to Distributors or pursuant to bundled or capitated arrangements shall be made on arm’s-length terms.
(e)    To the extent permitted by Applicable Laws, Nurix’s name and logo shall appear on all drug packaging and promotional materials for Products in the Joint Territory in which Roche’s name or logo appears, in each case in a manner and format to be agreed by the Parties through [*] and consistent with the Co-Commercialization Plan.
Roche and Nurix shall jointly align, through [*], on (i) list price strategy and (ii) contracting strategy for the Joint Territory, including customer segments, in each case consistent with the Global Pricing Strategy Recommendation and the Co-Commercialization Plan.
8.7.    Commercialization in Roche Territory. Roche shall be solely responsible, at its sole cost and expense, for all Commercialization activities for the Roche Territory. When exercising its Commercialization rights and responsibilities for the Roche Territory, Roche shall consider the Global Commercialization Strategy and the Global Pricing Strategy Recommendation in good faith.
8.8.    Commercialization Diligence and Standards of Conduct. With respect to the Joint Territory, Roche and Nurix each shall use Commercially Reasonable Efforts to Commercialize [*] in the Joint Territory upon and following Regulatory Approval, and with respect to the Roche Territory, Roche shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to Commercialize [*] upon and following Regulatory Approval.
8.9.    Commercialization Updates. Without limiting the Parties reporting obligations under the Co-Promotion Agreement, with respect to the Joint Territory, at each regularly scheduled US JCC meeting, each Party shall provide [*] with a presentation summarizing (at the level of detail normally prepared internally by such Party) its Commercialization activities with respect to the Products in the Joint Territory since the last meeting. With respect to the Roche Territory, Roche will provide regular updates to [*], at each regularly scheduled [*] meeting, on its Commercialization activities with respect to the Products in the Roche Territory since the last meeting; provided that Roche’s obligation to provide formal Commercialization updates to the [*] for the Roche Territory pursuant to this Section 8.9 shall terminate upon delivery of the first royalty report by Roche to Nurix for the Roche Territory pursuant to Section 10.4 (but, for clarity, Roche shall continue providing updates on Commercialization of the Compound and Product in the Roche Territory at the applicable [*] meetings).
8.10.    Protection of Sensitive Information. In accordance with Applicable Laws, the Committees and its Working Groups shall implement appropriate safeguards to ensure that the exchange of information under this ARTICLE 8, including information related to pricing and pricing strategy, is strictly limited to what is reasonably necessary for the Development and Commercialization of the Compounds and Products under this Agreement. Specifically, the Parties shall not share or discuss, and the safeguards implemented by the Committees and its Working Groups shall be designated to prevent the disclosure of, any non-public, competitively sensitive information regarding their respective independent product portfolios, clinical programs, commercial strategies or any other products or programs that fall outside the scope of this Agreement.
8.11.    Sharing of Co-Commercialization Costs. The Parties shall share Co-Commercialization Costs in accordance with the Financial Exhibit.
ARTICLE 9
FINANCIAL TERMS
9.1.    Upfront Payment. In consideration for the rights and licenses set forth herein, Roche shall pay Nurix a one-time, non-refundable, non-creditable upfront payment of seven hundred million US dollars ($700,000,000) no later than thirty (30) days after the Effective Date and Roche’s receipt of an invoice therefor.
9.2.    Development Milestones. Roche shall pay Nurix each non-refundable, non-creditable (except as permitted under the Financial Exhibit) milestone payment set forth in the following table in accordance with Section 10.1 following the first achievement of the corresponding milestone event for the first Product by or on behalf of Roche, its Affiliate, or its Sublicensee:
9.2.1.    Oncology Development Milestones.

#	Milestone Event	Milestone Payment (US Dollars)
1	[*]	$[*]
2	[*]	$[*]
3	[*]	$[*]
4	[*]	$[*]
5	[*]	$[*]

	Total possible oncology Development milestone payments	$160,000,000
Each milestone payment specified in this Section 9.2.1 is payable one time only regardless of the number of Products that achieve the applicable milestone event or the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.2.1 shall in no event exceed one hundred and sixty million US Dollars ($160,000,000).
Notwithstanding anything to the contrary herein, if any of the milestone events set out in this Section 9.2.1 is achieved by the Initiation of an Additional Indication Trial that Nurix has added to the Global Development Plan pursuant to Section 4.4.3, the corresponding milestone payment set out in the table above [*].
9.2.2.    Oncology Approval Milestones.

#	Milestone Event	Milestone Payment (US Dollars)
1	[*]	$[*]
2	[*]	$[*]
3	[*]	$[*]

	Total possible oncology approval milestone payments	$280,000,000
Each milestone payment specified in this Section 9.2.2 is payable one time only regardless of the number of Products that achieve the applicable milestone event or the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.2.2 shall in no event exceed two hundred and eighty million US Dollars ($280,000,000).

9.2.3.    [*] Development Milestones.

#	Milestone Event	Milestone Payment (US Dollars)
1	[*]	$[*]
2	[*]	$[*]
3	[*]	$[*]

	Total possible [*] Development milestone payments	$130,000,000
* For clarity, this milestone payment would only be applicable if [*].
Each milestone payment specified in this Section 9.2.3 is payable one time only regardless of the number of Products that achieve the applicable milestone event or the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.2.3 shall in no event exceed one hundred and thirty million US Dollars ($130,000,000).
Notwithstanding anything to the contrary herein, if any of the milestone events set out in this Section 9.2.3 is achieved by the Initiation of an Additional Indication Trial that Nurix has added to the Global Development Plan pursuant to Section 4.4.3, the corresponding milestone payment set out in the table above [*].
For clarity, the milestone payments set out in this Section 9.2 shall not apply to [*].
9.3.    Profit and Loss Sharing in the Joint Territory. The Parties shall share Net Profits and Net Losses with respect to each Product that is Commercialized for use in the Field in the Joint Territory during the Profit/Loss Share Term as determined in accordance with the Financial Exhibit. For clarity, Nurix shall have no right to share revenue for the Roche Territory, and Nurix shall instead be entitled to receive from Roche the applicable payments pursuant to Section 9.4, Section 9.5 and Section 9.6.
9.4.    Launch Milestones for Roche Territory. Roche shall pay Nurix each non-refundable, non-creditable (except as permitted under the Financial Exhibit) milestone payment set forth in the following table in accordance with Section 10.1 following the first achievement of the corresponding milestone event for the first Product by or on behalf of Roche, its Affiliate, or its Sublicensee; provided, however, that upon the achievement of the first milestone payment under Section 9.4.1 or Section 9.4.2, [*].
For purposes of this Section 9.4, the “First Commercial Sale” shall not include any sales made for the applicable Product in the applicable country for compassionate use, named patient sales, or the like.
For clarity, the milestone payments set out in this Section 9.4 shall not apply to [*].

9.4.1.    Oncology Launch Milestones.

#	Milestone Event	Milestone Payment (US Dollars)
1	[*]	$[*]
2	[*]	$[*]
3	[*]	$[*]
4	[*]	$[*]
5	[*]	$[*]

	Total possible oncology launch milestone payments	$210,000,000
Each milestone payment specified in this Section 9.4.1 is payable one time only regardless of the number of Products that achieve the applicable milestone event or the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.4.1 shall in no event exceed two hundred and ten million US Dollars ($210,000,000).
9.4.2.    [*] Launch Milestones.

#	Milestone Event	Milestone Payment (US Dollars)
1	First Commercial Sale of the first Product in the first (1st) [*] Indication other than [*] in the first country of the Roche Territory	$[*]
2	First Commercial Sale of the first Product in the second (2nd) [*] Indication other than [*] in the first country of the Roche Territory*	$[*]
3	First Commercial Sale of the first Product in [*] in the first country of the Roche Territory	$[*]

	Total possible [*] launch milestone payments	$90,000,000
* For clarity, this milestone payment would only be applicable if [*].
Each milestone payment specified in this Section 9.4.2 is payable one time only regardless of the number of Products that achieve the applicable milestone event or the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.4.2 shall in no event exceed ninety million US Dollars ($90,000,000).

9.5.    Annual Net Sales Milestones. Roche shall pay Nurix each non-refundable, non-creditable (except pursuant to the Financial Exhibit) milestone payment set forth in the following table in accordance with Section 10.1 upon the first time Products achieve the corresponding Annual Net Sales thresholds in the Roche Territory by or on behalf of Roche, its Affiliate, or its Sublicensee, during the applicable Royalty Term.

#	Annual Net Sales Milestone Event in Roche Territory	Milestone Payment (US Dollars)
1	First time Annual Net Sales of Products in the Roche Territory are greater than [*]	$[*]
2	First time Annual Net Sales of Products in the Roche Territory are greater than [*]	$[*]
3	First time Annual Net Sales of Products in the Roche Territory are greater than [*]	$[*]
4	First time Annual Net Sales of Products in the Roche Territory are greater than [*]	$[*]

	Total possible Annual Net Sales milestone payments	$710,000,000
Each milestone payment specified in this Section 9.5 is payable one time only regardless of the number of times such milestone event is achieved by a Product. For clarity, Roche’s cumulative obligation under this Section 9.5 shall in no event exceed seven hundred ten million US dollars ($710,000,000).
For clarity, the milestone payments set out in this Section 9.5 shall not apply to [*].
9.6.    Royalty Payments.
9.6.1.    Royalty Rates. On a Product-by-Product basis, for each Product in a given country in the Roche Territory, during the applicable Royalty Term, Roche shall pay, in accordance with Section 10.2, a royalty on tiers of Annual Net Sales of such Product in the Roche Territory at the following rates during the Royalty Term:

Annual Net Sales in the Roche Territory	Royalty Rate
Portion of Annual Net Sales of a Product in the Roche Territory up to and including [*]	[*]
Portion of Annual Net Sales of a Product in the Roche Territory greater than [*] and up to and including [*]	[*]
Portion of Annual Net Sales of a Product in the Roche Territory greater than [*] and up to and including [*]	[*]
Portion of Annual Net Sales of a Product in the Roche Territory greater than [*]	[*]
No more than one stream of royalty payments will be due under this Section 9.6 with respect to sales of any one particular Product. For clarity, multiple royalties will not be payable because a Product is Covered by more than one (1) Valid Claim in the country in which such Product is sold.
For clarity, the royalty rates set out in this Section 9.6 shall not apply to [*].
9.6.2.    Royalty Term. Roche’s obligation to make royalty payments on Net Sales of a given Product in a particular country shall begin on [*] and continue, [*], until the later of (a) [*], (b) [*], and (c) [*] (“Royalty Term”).
9.6.3.    Royalty Payment Offsets and Royalty Reductions. Each of the payment offsets and reductions set forth in this Section 9.6.3 will operate independently on a Product-by-Product and country-by-country basis, and any or all may apply to a given Product if a payment is owed with respect to such Product in such country, subject to Section 9.6.5.
(a)    Third Party Payments. If Roche (or any of its Affiliates or Sublicensees hereunder) acquires rights under any intellectual property from a Third Party (including a Third Party License) that are necessary for the Exploitation of any Compound included in a Product in the Roche Territory (and such rights are not solely for any other active pharmaceutical ingredient or component of a Product), Roche may offset any royalty payments due and payable by Roche to Nurix pursuant to Section 9.6 that are allocable to such Product [*] of the amount of the royalties paid by Roche (or its Affiliates or Sublicensees) to such Third Party for such rights for the Roche Territory. For clarity, (i) upfront payments, milestone payments and equivalent payments and (ii) royalties that are payable on Net Sales generated in the Joint Territory, in each case (i) and (ii), that are paid by Roche (or its Affiliates or Sublicensees) to a Third Party for such licenses will be shared between the Parties in accordance with the Financial Exhibit.
(b)    Generic Products. On a Product-by-Product and country-by-country basis, if following the first Regulatory Approval and first commercial sale of a Generic Product in a country in the Territory where a Product is being sold (the Calendar Quarter during which such first sale of such Generic Product in such country occurs, the “Launch Quarter”), if, in any

Calendar Quarter after the Launch Quarter in such country, the Net Sales of such Product in any Calendar Quarter decline by the percentage described below relative to the average Net Sales occurring during the [*] Calendar Quarters immediately preceding the Launch Quarter (the “Base Net Sales”), then, for such Calendar Quarter, the royalty rates in such country will be reduced by the applicable percentage set forth in the following table:

Decline in Net Sales	Royalty Rate Reduction
Net Sales reduced by less than or equal to [*] of the applicable Product in the relevant country	[*]
Net Sales reduced by [*] of the applicable Product in the relevant country	[*]
Net Sales reduced by [*] of the applicable Product in the relevant country	[*]

9.6.4.    No Valid Claim. On a Product-by-Product and country-by-country basis, if during any portion of the Royalty Term for such Product in the country of sale of such Product, no Valid Claim Covers such Product in such country, then the royalty rate that would otherwise be owed and payable pursuant to Section 9.6, in each case, with respect to Net Sales of such Product in such country will be reduced by [*].
9.6.5.    Royalty Floor. In no event shall the aggregate amount of royalties due to Nurix for Products in a Calendar Quarter be reduced by reasons of Section 9.6.3(a) and Section 9.6.4 to below [*] of the royalty payments that would otherwise be due under this Section 9.6. [*].
ARTICLE 10
PAYMENT TERMS, REPORTS, AND AUDITS
10.1.    Notice of Milestone Achievement; Timing of Milestone Payments. With respect to each of the milestone events set forth in Sections 9.2 and 9.4, the Party achieving the applicable milestone event shall inform the other Party within [*] following the achievement of such event. With respect to each of the milestone events set forth in Section 9.5, Roche shall inform Nurix within [*] following the end of the Calendar Quarter during which achievement of such event occurred. Roche shall pay Nurix the applicable milestone payment within [*] of receipt of an invoice from Nurix provided after Nurix’s receipt of the respective achievement notice from Roche. If any payment from Roche to Nurix under this Agreement is due on a day that is not a Business Day, the payment will instead be due on the first Business Day immediately following the original due date.
10.2.    Timing of Royalty Payments. All royalty payments pursuant to Section 9.6 shall be made within [*] of the end of each Calendar Quarter in which the sale was made.

10.3.    Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the Party owed such payment obligation shall provide to the other Party an invoice pursuant to Section 10.5, together with reasonable supporting documentation, for such amounts owed and such other Party shall pay any undisputed amounts (including the undisputed portion of any payment hereunder, if applicable) within [*] after receipt of the invoice and shall pay any disputed amounts owed by such other Party within [*] of final resolution of the dispute.
10.4.    Royalty Report. For each Calendar Quarter for which Roche has an obligation to make royalty payments pursuant to Section 9.6, such payments shall be accompanied by a report that specifies in reasonable detail for such Calendar Quarter the following information on a Product-by-Product basis:
(a)    the Sales and Net Sales in those countries where the Royalty Term is then in effect;
(b)    the applicable royalty rate(s) applied;
(c)    the total royalties due to Nurix on such Net Sales;
(d)    the withholding taxes, if any, required by Applicable Law to be deducted in respect of such royalties;
(e)    the exchange rate used in translating Sales from Swiss francs to US dollars;
(f)    any applicable royalty adjustments, reductions, or offsets set forth herein; and
(g)    the total royalties due to Nurix on such Net Sales after applying applicable, if any, adjustments, reductions, and offsets as set forth herein.
10.5.    Invoices. Each Party shall send invoices under this Agreement to the other Party via e-mail to the other Party’s Alliance Director at:
Roche Alliance Director: [*]
Nurix Alliance Director: An email address to be provided by Nurix to Roche’s Alliance Director as promptly as practicable following the Effective Date, with a copy to [*]
or to such other address as each Party may designate from time to time.
10.6.    Mode of Payment. All payments under this Agreement shall be made in immediately available funds to the account designated by the respective receiving Party (or such other account as the respective receiving Party will designate before such payment is due) in accordance with this Section 10.6. Each Party shall provide the other Party with its wire transfer instructions by email to the other Party’s Alliance Director no later than [*] following the Execution Date. Either Party may update its wire transfer instructions by email to the other Party’s Alliance Director at least [*] prior to the next payment due date.

10.7.    Currency of Payments. All amounts set forth herein (including all payments) are in US dollars, unless otherwise expressly provided in this Agreement. Net Sales outside of the US will be first determined in the currency in which they are earned and will then be converted into an amount in US dollars as follows: (a) with respect to Sales by or on behalf of Roche or an Affiliate, using Roche’s or such Affiliate’s customary and usual conversion procedures, consistently applied and (b) with respect to Sales by or on behalf of a given Sublicensee, using the conversion procedures applicable to payments by such Sublicensee to Roche for such sales. Roche shall promptly notify Nurix of such conversion procedures upon Nurix’s reasonable request.
10.8.    Blocked Currency. If, at any time, Applicable Law prevents Roche (or an Affiliate or Sublicensee) from remitting part or all of payments when due with respect to any country where Products are sold, Roche shall continue to provide the royalty reports set forth in Section 10.4 for such payments, and such payments will continue to accrue in such country, but Roche shall not be obligated to make such payments, and, for clarity, Section 10.11 will not apply to such payments, until such time as payment may be made through reasonable, lawful means or methods that may be available, as Roche will determine.
10.9.    Taxes.
10.9.1.    Indirect Taxes. All sums payable under this Agreement are exclusive of any applicable indirect taxes, including transfer, documentary, sales, use, stamp, registration, value-added, turnover, consumption, goods and services tax, or any other similar tax, interest or penalties (collectively, “Indirect Taxes”). Nurix shall have the right to add any applicable Indirect Taxes to the invoiced amount, and Roche shall pay such Indirect Taxes in addition to the amounts otherwise payable under this Agreement. Each Party agrees to reasonably assist the other Party (upon request) in claiming exemption from, or a recovery of, any applicable Indirect Tax, and in minimizing the amount of any applicable Indirect Tax.
10.9.2.    Withholding Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies, or other charges (other than Indirect Taxes) with respect to any royalty or other amounts payable under this Agreement to Nurix or any of its Affiliates (“Withholding Taxes”), then Roche will promptly pay such Withholding Taxes for and on behalf of Nurix to the proper governmental authority, and will promptly furnish Nurix with receipt of payment. Roche shall be entitled to deduct any such Withholding Taxes from the amount of royalties or other payments otherwise due under this Agreement or be promptly reimbursed by Nurix if no further payments are due under this Agreement, and all such withheld amounts shall be treated as having been paid to Nurix (or its Affiliate(s)) hereunder. Each Party agrees to reasonably assist the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings of any Withholding Taxes under an applicable double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted or claiming a refund thereof, including, by requesting any applicable form, certification, or other information from the other Party that may reduce or eliminate any such Withholding Taxes (a) prior to making a relevant payment or type of payment and (b) at any time thereafter when any such form, certification or other information is required to be updated or supplemented.
10.9.3.    Taxes Resulting From Roche Action. If, as a result of any action by Roche, including assignment or transfer of this Agreement, change in the residence of Roche for Tax purposes, change in the entity making such payment, or failure on the part of Roche to comply with Applicable Law or filing or record retention requirements hereunder, the amount of any Tax that Roche is required to deduct or withhold from a payment made by Roche to Nurix under this Agreement is increased, then the sum payable by Roche to Nurix shall be increased to the extent necessary to ensure that Nurix receives a sum equal to the sum that Nurix would have received had no such action occurred.
10.10.    Records; Inspection.
10.10.1.    Records. Roche agrees to keep, for [*] from the end of the year of creation, records of all sales of Products for each reporting period in which royalty payments are due, showing sales of Products for Roche and applicable deductions in sufficient detail to enable the royalty reports provided under Section 10.4 to be verified.
10.10.2.    Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amounts payable under this Agreement, including with respect to Shared Development Costs, Co-Commercialization Costs (or, in each case, any component thereof), or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones, royalty payments and other compensation or reimbursement payable under this Agreement. Upon the written request of a Party, and not more than once in each Calendar Year, upon [*] written notice, the other Party shall, and shall cause its Affiliates to, permit an independent certified public accounting firm of internationally recognized standing selected by requesting Party and reasonably acceptable to the other Party (“CPA Firm”), at the requesting Party’s expense except as set forth below, to have access during normal business hours to such records of the other Party and its Affiliates as may be reasonably necessary to verify the accuracy of the calculations of the amounts payable hereunder for any Calendar Year ending not more than [*] Calendar Years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement. The records for any Calendar Year may be audited no more than once. The audited Party shall grant reasonable access to its premises, records, staff, and equipment and shall provide reasonable assistance in the carrying out of such an audit. Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [*] after the accountant’s report, plus interest (as set forth in Section 10.11) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Sections 17.1 and 17.2, any remaining disputed portion shall be paid within [*] after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [*] of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.
10.10.3.    Confidentiality. Prior to any audit under Section 10.10.2, the CPA Firm shall enter into a written confidentiality agreement with Roche that (a) limits the CPA Firm’s use of Roche’s records to the verification purpose described in Section 10.10.2; (b) limits the information that the CPA Firm may disclose to Nurix to the numerical summary of payments due and paid, whether such reports are correct or incorrect, and the details of any discrepancy between the amounts owed and amounts paid hereunder; and (c) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. The Parties agree that all information subject to review under Section 10.10.2 or provided by the CPA Firm to Nurix is Roche’s Confidential Information (including all draft and final audit reports), and Nurix shall not use any such information for any purpose that is not germane to Section 10.10.2.
10.10.4.    Underpayment; Overpayment. After reviewing the CPA Firm’s final audit report, Roche shall promptly pay any uncontested, understated amounts due to Nurix. Any overpayment made by Roche shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at Roche’s election.
10.11.    Late Payments. If any payment due to either Party under this Agreement is not paid when due, then the paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [*], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
ARTICLE 11
INTELLECTUAL PROPERTY
11.1.    Disclosure. Without limiting any other disclosure obligations under this Agreement, during the Term, each Party shall regularly (at least once a year or at the reasonable request of the other Party) disclose to the other Party via the Patent Coordination Team any intellectual property Controlled by such Party that is required or reasonably useful to the Development, Manufacture, or Commercialization of the Compound or Products under this Agreement, including (a) in the case of Nurix, any Nurix Licensed Technology of which it becomes aware, and (b) in the case of Roche, any Roche Foreground Technology of which it becomes aware.
11.2.    Ownership.
11.2.1.    Background IP. Each Party shall continue to own any Patents and Know-How that it owned prior to the Effective Date or that it discovers, conceives, or otherwise obtains independently of this Agreement.

11.2.2.    Foreground IP. Ownership of all Know-How, Patents, or other intellectual property that is discovered or conceived in the performance of this Agreement by or on behalf of one or both of the Parties and its/their Affiliates shall, as between the Parties, be determined based on inventorship, with (a) each Party having sole ownership of such inventions, and the intellectual property rights therein, that are solely discovered or conceived by or on behalf of such Party or its Affiliates (“Sole Foreground IP”), and (b) the Parties jointly owning all such inventions, and the intellectual property rights therein, that are jointly discovered or conceived by or on behalf of the Parties or its Affiliates with each Party having an equal, undivided interest therein (such jointly owned inventions and intellectual property, “Joint IP”). Each Party shall notify the other Party of any Joint IP in accordance with the timeline and process agreed by the Patent Coordination Team. The determination of inventorship for purposes of allocating proprietary rights shall be made in accordance with the US patent laws. Subject to the license grants under Section 2.1 (and subject to the exclusivity obligations under Section 2.6), each Party has the right to practice, license, sublicense, assign, transfer, and otherwise exploit such Party’s interest in the Joint IP (including Patents therein) for any and all purposes on a worldwide basis without restriction, and without the consent of and without a duty of accounting to the other Party. Each Party shall grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such Party’s interest in the Joint IP, throughout the world, necessary to provide the other Party with the foregoing rights.
11.3.    Assignment; Cooperation. The assignments necessary to accomplish the ownership provisions set forth in Section 11.2 are hereby made by each Party to the other Party. Accordingly, each Party, for itself and on behalf of its Affiliates, hereby assigns to the respective other Party (and, to the extent any such assignment can only be made in the future, hereby irrevocably agrees to assign and shall automatically assign) all of its right, title, and interest in and to any and all intellectual property that is required to be owned by such other Party pursuant to Section 11.2. Without limiting the foregoing, each Party agrees to execute such documents, render such assistance, and take such other action as the other Party may reasonably request, to apply for, register, record, perfect, confirm, and protect the other Party’s rights in such intellectual property rights (including Patents) therein to effect the intent of Section 11.2. Each Party shall require, to the extent legally permitted under Applicable Law, all of its employees, Affiliates, Authorized Subcontractors, and sublicensees to assign (or otherwise convey rights) to such Party its right, title, and interests in any intellectual property discovered or conceived by such employee, Affiliate, Authorized Subcontractor, or sublicensee in the course of performing activities under this Agreement and to cooperate with such Party in connection with obtaining Patent protection therefor.
11.4.    Prosecution and Maintenance.
11.4.1.    Patent Coordination Team. Promptly after the Effective Date, the Parties shall establish a Patent coordination team (“Patent Coordination Team”) to facilitate communications with respect to issues germane to this ARTICLE 11. The Patent Coordination Team shall be composed of one (1) designee from each Party who is appropriate for the scope of responsibilities and activities to be undertaken.
11.4.2.    Roche-Controlled Patents. As between the Parties, Roche shall, at its discretion and cost, have the first right to Prosecute and Maintain all Patents within (a) the Nurix Licensed

Technology, (b) the Roche Foreground Technology, and (c) the Joint IP (collectively ((a), (b) and (c)), the “Roche-Controlled Patents”). Roche shall keep Nurix reasonably informed of all material matters relating to the preparation, filing, Prosecution and Maintenance of the Roche-Controlled Patents (including providing copies of all material correspondence with the applicable patent offices) and shall reasonably consider in good faith Nurix’s comments with respect to the Roche-Controlled Patents. Roche shall, upon the reasonable request of Nurix, and at Nurix’s sole cost, file a divisional or continuation application and claim any subject matter identified by Nurix that is not Nurix Licensed Technology; such divisional or continuation application being deemed a “Nurix-Controlled Patent”. If, during the Term, Roche intends to abandon any Nurix Patent Right in any jurisdiction in the Territory including electing not to file any continuation application upon issuance of any Patents, but excluding cases in which the Patent Coordination Team has agreed on such abandonment, Roche will notify Nurix of such intention at least [*] before such Roche-Controlled Patent will become abandoned, and Nurix will have the right, but not the obligation, at its sole cost, to assume responsibility for the patent Prosecution and Maintenance of such Roche-Controlled Patent with counsel of its own choice.
11.4.3.    Nurix-Controlled Patents. Nurix shall, at its sole discretion and cost, have the right to Prosecute and Maintain all Nurix-Controlled Patents. Notwithstanding anything to the contrary herein, for purposes of Sections 11.4.2 and 11.4.3, any Patent within the Nurix Licensed Technology which is, as of the Effective Date, a Patent Cooperation Treaty application shall be deemed to be a Nurix-Controlled Patent (as long as such Patent remains a Patent Cooperation Treaty application). Nurix shall keep Roche reasonably informed of all material matters relating to the preparation, filing, Prosecution and Maintenance of the Nurix-Controlled Patents (including providing copies of all material correspondence with the applicable patent offices) and shall reasonably consider and implement in good faith Roche’s comments with respect to the Nurix-Controlled Patents. If, during the Term, Nurix intends to abandon any Nurix-Controlled Patent in any jurisdiction in the Territory (including electing not to file any continuation Patents upon issuance of any Patents), Nurix will notify Roche of such intention at least [*] before such Nurix-Controlled Patent will become abandoned, and Roche will have the right, but not the obligation, at its sole cost, to assume responsibility for the patent Prosecution and Maintenance of such Nurix-Controlled Patent with counsel of its own choice.
11.4.4.    Cooperation. Each Party shall reasonably cooperate with and assist the prosecuting Party in the Prosecution and Maintenance of the Roche-Controlled Patents or Nurix-Controlled Patents, as applicable, under Sections 11.4.2 and 11.4.3, including making inventors or other knowledgeable persons and scientific records reasonably available and using its reasonable efforts to have documents signed as necessary in connection with such Prosecution and Maintenance.
11.4.5.    Patent Term Restoration. As between the Parties, with respect to each Product, Roche shall have the sole right to apply for any patent term extensions (including supplementary protection certificates) worldwide with respect to any Product for the Roche-Controlled Patents.
11.4.6.    Patent Listings. Roche shall have the sole right to make all filings with Regulatory Authorities worldwide relating to any Products, including as required or allowed under the national implementations of Article 10.1 of Directive 2001/EC/83 or other international equivalents.

11.4.7.    Unified Patent Court. At any time prior to the end of the “transitional period” as such term is used in Article 83 of the agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant Roche-Controlled Patent in the Member States of the European Union, Roche may request in writing that Nurix either (a) opt out from the exclusive competence of the Unified Patent Court or (b) if applicable, withdraw a previously-registered opt-out, and Nurix shall notify the Unified Patent Court Registry and take such other action as may be necessary to effect the opt-out or opt-out withdrawal. In either case (a) or (b), Nurix shall perform such requested action within [*] of receipt of Roche’s written request.
11.4.8.    CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that that term is defined in 35 U.S.C. § 100(h), and as it applies to inventions as set forth in 35 U.S.C. § 102(c) (AIA) or 35 U.S.C. § 103(c) (pre-AIA) and may be used for the purpose of overcoming a rejection of a claimed invention within the Joint IP pursuant to the provisions of 35 U.S.C. § 102(c) or 35 U.S.C. § 103(c). In the event that either Party intends to overcome a rejection of any other claimed invention outside the Joint IP pursuant to the provisions of 35 U.S.C. § 102(c) or 35 U.S.C. § 103(c), such Party shall first obtain the prior written consent of the other Party.
11.4.9.    Patent Costs. With respect to the Joint Territory, the Parties shall share the Patent Costs incurred by either Party in relation to the Joint Territory in accordance with the Financial Exhibit; and with respect to the Roche Territory, each Party shall bear the Patent Costs incurred by such Party in relation to the Roche Territory.
11.4.10.    Inventor Remuneration. Nurix shall be solely responsible for all invention compensations or remunerations (including for inventions and for all Nurix Licensed Technology, whether invented prior to or after the Effective Date) payable in accordance with Applicable Law to inventors that are employees or consultants of Nurix or any of its Affiliates (including their respective subcontractors) (such inventions compensation or remunerations, “Inventor Remuneration”). Notwithstanding the foregoing, if any Inventor Remuneration that should have been paid by Nurix is paid by or on behalf of Roche or any of its Affiliates, Roche shall have the right to offset up to [*] of all such amounts paid against any then-currently owed or future payments (including milestone and royalty payments) payable by Roche to Nurix under this Agreement until the full amount has been fully applied against payments due to Nurix.
11.4.11.    German Statute on Employee Inventions. With respect to any inventions arising under this Agreement that are within the scope of the German Statute on Employee’s Inventions, each Party shall claim the unlimited use of any such invention. Each Party shall be responsible for its own compliance with the German Statute on Employee’s Inventions.
11.4.12.    Trademarks. Roche shall have the sole right to determine and own all trademarks used on or in connection with a Product (each, a “Product Trademark”), and shall, at its sole discretion, procure, maintain, enforce, and defend the Product Trademarks. Nurix shall not, and shall not permit its Affiliates to, (a) use in their respective businesses any Product Trademark or other trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of a) Product Trademark, (b) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to a Product

Trademark, or (c) attack, dispute, or contest the validity or ownership of a Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. Roche shall have the right to obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US Adopted Names Council (USANC) as the generic name(s) for the Products. Trademark Costs for the Joint Territory shall be shared between the Parties as set forth in the Financial Exhibit, and Roche shall be responsible for one hundred percent (100%) of all Trademark Costs for the Roche Territory.
11.5.    Enforcement; Challenges; Defense of Third Party Infringement Claims.
11.5.1.    Notice. Each Party shall promptly notify the other Party upon learning of any (a) actual or suspected infringement or misappropriation by a Third Party of a Roche-Controlled Patent arising from the exploitation of a product that is directly competitive with a Product (each, an “Infringement”) or (b) claim by a Third Party of invalidity, unpatentability (including any Third Party-filed observations, reexaminations, inter partes reviews, and post grant reviews, as well as interferences and derivation proceedings, oppositions, and other similar proceedings brought by a Third Party), unenforceability or non-infringement (or non-misappropriation) of a Roche-Controlled Patent that Covers a Product (or a component thereof) or the composition of matter, method of use, or method of making the Product (or a component thereof) (each, a “Challenge”). For purposes of this Section 11.5, (i) any certification, notice of allegation, declaration, or similar notice pursuant to a patent listing or patent linkage regulation under Applicable Law in the Territory or (ii) any notice of filing of abbreviated biologics license application or abbreviated new drug application, notice of commercial marketing, or similar notice pursuant to regulations under Applicable Law in the Territory, in either case, received by either Party from a Third Party for a Product shall be deemed an Infringement of the applicable Patent(s).
11.5.2.    Enforcement.
(a)    Control. As between the Parties, Roche shall have the first right, but not the obligation, to determine the appropriate course of action to enforce a Roche-Controlled Patent against Infringement and to take (or refrain from taking) appropriate action to enforce, to control any litigation, or other enforcement or defense action, and to enter into, or permit, the settlement of any such litigation or other enforcement or defense action, in each case, with respect to any such Infringement. If Roche elects not to enforce such Patent against an Infringement, or fails to initiate an enforcement action within [*] after receiving notice of such Infringement under Section 11.5.1, but excluding cases for which the Patent Coordination Team has agreed on such non-enforcement, Roche shall promptly notify Nurix in writing, and Nurix shall have the right, but not the obligation, to enforce such Patent against such Infringement at its own expense. As between the Parties, Nurix shall have the sole right, but not the obligation, to determine the appropriate course of action to enforce, defend, or otherwise to abate the Infringement of a Nurix-Controlled Patent and to take (or refrain from taking) appropriate action to enforce, to defend, to control any litigation, or other enforcement or defense action, and to enter into, or permit, the settlement of any such litigation or other enforcement or defense action with respect to any such Infringement.

(b)    Cooperation. In any action under this Section 11.5.2, each Party shall cooperate with the Party leading the applicable enforcement action (as may be reasonably requested by the leading Party), including, if necessary, by being joined as a party, and the leading Party shall keep the other Party regularly updated and informed with respect to any such action, including providing copies of material documents received or filed in connection with any such action. The joining Party retains the right to elect its own counsel with all obligations, confidentiality, and privileges associated with such an arrangement.
(c)    Settlement. Neither Party may settle or consent to an adverse judgment in any action described in this Section 11.5.2 for which it is the controlling Party without obtaining such consent from the other Party, unless such settlement or judgment would impose an obligation upon the other Party to pay a Third Party with respect thereto, or if such settlement or judgment would limit the scope, validity or enforcement of any Roche-Controlled Patent or Nurix-Controlled Patent, as applicable, or would otherwise have a material adverse impact on the other Party (in which case the consent of the other Party shall be required).
(d)    Damages. Any recovery realized as a result of any action described in this Section 11.5.2 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses), and any remainder after such reimbursement is made shall: (i) with respect to the Joint Territory, be shared between the Parties in accordance with the Financial Exhibit including the profit and loss sharing provisions applicable to Net Profits and Net Losses thereunder, and (ii) with respect to the Roche Territory, be allocated to Roche, provided that (y) any amount that represents compensation for a reasonable royalty award to, or lost sales or lost profits of, Roche (or its Affiliate or Sublicensee, as applicable), shall be retained by or paid to Roche, provided that any such amount (after relevant adjustment to convert to Net Sales of the applicable Products) shall be subject to the applicable royalty obligations set forth in Section 9.6, as if such amount constituted Net Sales of the applicable Product in the applicable country of the Roche Territory in the Calendar Quarter in which such recovery is received, and (z) any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be allocated to Roche.
11.5.3.    Challenges.
(a)    Control. Roche shall, at its sole discretion, have the sole right, but not the obligation, to defend any Challenge of the Roche-Controlled Patents. At Roche’s reasonable request, Nurix shall reasonably cooperate with Roche in connection with any defense by Roche pursuant to this Section 11.5.3, including, if necessary, by being joined as a party.
(b)    Settlement. Roche shall have the exclusive right to settle any such Challenge without the consent of Nurix, unless such settlement or judgment would impose an obligation upon Nurix to pay a Third Party, or limit the scope, validity or enforcement of any Nurix Licensed Technology or Joint IP, or would otherwise have a material adverse impact on Nurix (in which case the consent of Nurix shall be required). For purposes of this Section 11.5.3(b), any settlement that would involve the waiver of rights (including the rights to receive payments), an admission of guilt, or limits the scope, validity, or enforcement of any intellectual property rights or interest, of Nurix shall be deemed a material adverse impact and shall require the prior written consent of Nurix, such consent not to be unreasonably withheld.
(c)    Counterclaims. Notwithstanding the foregoing in this Section 11.5, Section 11.5.2(a) shall govern the rights and obligations of the Parties with respect to a counterclaim brought in response to an action to abate an Infringement.
11.5.4.    Defense of Third Party Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation, or misappropriation of any Third Party intellectual property right based on the research, Development, Manufacture, Commercialization or other Exploitation of a Product or the Compound, such Party shall promptly notify the other Party of such claim (“Third Party Infringement”). The Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties. Roche shall have the first right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such claim of Third Party Infringement, at Roche’s sole discretion, and Nurix shall have the right to be represented in any such action by counsel of its own choice. If requested by Roche or required by Applicable Law, Nurix would join as a party to any action or proceedings; provided that, in the event Nurix joins a proceeding in a country of the Roche Territory upon the request of Roche, Roche shall reimburse Nurix for all reasonable costs and expenses incurred by Nurix as a result of such joinder, including counsel and litigation fees. Notwithstanding the foregoing, if Nurix is named by the Third Party plaintiff as a defendant in a Third Party Infringement action, Nurix shall have the right to defend itself, using counsel of its own choice and take other actions (including to settle), with respect to any such claim of Third Party Infringement, but solely with respect to Nurix as a defendant; provided that Nurix shall cooperate with Roche and allow Roche to lead the defense strategy, and in no event shall Nurix settle or otherwise compromise any Third Party Infringement by admitting that any Nurix Patent Right or Joint Patent is invalid or unenforceable or that Roche is at fault, in each case, without first obtaining the prior written consent of Roche, which consent shall not be unreasonably withheld, conditioned, or delayed. Additionally, if Roche elects not to defend or take other actions with respect to a claim of Third Party Infringement (including where Roche is deemed to have so elected pursuant to this Section 11.5.4), Nurix shall have the right, but not the obligation, to defend and take other actions (including to settle), with respect to such claim of Third Party Infringement and Roche shall have the right to be represented in any such action by counsel of its own choice. Roche shall notify Nurix in writing of its election whether or not to defend or take other actions with respect to a claim of Third Party Infringement within [*] after receipt of notice of such claim pursuant to this Section 11.5.4 failing which Roche shall be deemed to have elected not to defend such claim. Any recovery realized as a result of any action described in this Section 11.5.4 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses), and any remainder after such reimbursement is made shall: (a) with respect to the Joint Territory, be shared between the Parties as Litigation Costs in accordance with the Financial Exhibit, and (b) with respect to the Roche Territory, any recoveries in excess of such costs and expenses shall be retained by the defending Party.

11.5.5.    Litigation Costs. Litigation Costs for the Joint Territory (to the extent not recovered under Section 11.5.2(d) or Section 11.5.4) shall be shared between the Parties as set forth in the Financial Exhibit. With respect to the Roche Territory, Roche shall be responsible for [*] of all Litigation Costs incurred by Roche for the Roche Territory and Nurix shall be responsible for [*] of all Litigation Costs incurred by Nurix for the Roche Territory.
11.5.6.    Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to or in connection with this Agreement (including prior to the Effective Date) by one Party or its Affiliates to the other Party or its Affiliates regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the Compound or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Compound or Products. Accordingly, the Parties agree that all such information and opinions obtained by Nurix or its Affiliates and Roche or its Affiliates from each other shall be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All such information and opinions shall be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and opinions, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.
ARTICLE 12
CONFIDENTIALITY
12.1.    Definition of Confidential Information. “Confidential Information” of a Party means the confidential or proprietary information (of whatever kind and in whatever form or medium, including written, oral, electronic, photographic or otherwise, and including copies and automatic (electronic) backups of such information) disclosed by or on behalf of such Party (“Disclosing Party”) to, or otherwise accessed by, the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to or during the Term, including Know-How or other information (whether or not patentable) regarding such Party’s research, development plans, designs of Clinical Trials, preclinical and Clinical Data, technology, products, business information or objectives, reports, and audits under this Agreement, and other information or opinion of the type that is customarily considered to be confidential or proprietary information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement, including all proprietary materials as well as data and information associated therewith. Notwithstanding the foregoing, (a) any Know-How within the Nurix Licensed Technology that is transferred as part of the Technology Transfer and that is solely related to the Compound or any Product shall be Confidential Information of Roche, (b) the terms and conditions of this Agreement and the Ancillary Agreements are the Confidential Information of both Parties, (c) any Nurix Sole Foreground IP that is not covered under clause (a), shall be the Confidential Information of Nurix, (d) any Roche Sole Foreground IP shall be the Confidential Information of Roche, and (e) any Joint IP shall be the Confidential Information of both Parties. For clarity, Confidential Information relating solely to a Carved-Out Program is and shall remain the Confidential Information of Nurix, and Confidential Information solely relating to any Option BTK Degrader is and shall remain the Confidential Information of Nurix unless and until [*].
12.2.    Exclusions Regarding Confidential Information. Notwithstanding anything to the contrary in Section 12.1, Confidential Information of the Disclosing Party shall not include information that the Receiving Party can demonstrate with competent written records:
(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt by the Receiving Party, provided that the foregoing exception shall not apply with respect to Confidential Information described in Section 12.1 as being Confidential Information of a Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its receipt by the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its receipt by the Receiving Party other than through any act or omission of such Receiving Party in breach of this Agreement;
(d)    was received by the Receiving Party without an obligation of confidentiality or non-use from a Third Party, who had no obligation of confidentiality or non-use regarding such information;
(e)    was independently developed by or for the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party, provided that the foregoing exception shall not apply with respect to Confidential Information described in Section 12.1 as being Confidential Information of a Party; or
(f)    was released from the restrictions set forth in this ARTICLE 12 by express prior written consent of the Disclosing Party.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because such Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
12.3.    Non-Use and Non-Disclosure of Confidential Information. During the Term, and for a period of [*] thereafter, each Party shall, and shall ensure that its Affiliates and its and their respective personnel shall (a) except to the extent expressly permitted by this Agreement or otherwise agreed to by the Parties, keep confidential and not disclose or use for any other purpose, except to its or its Affiliates’ respective personnel who need to know the Confidential Information for the purpose of performing the Receiving Party’s obligations or exercising its rights under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein, any Confidential Information of the other Party and (b) take reasonable precautions to protect the Confidential Information of the other Party from unauthorized use or disclosure (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions designed to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted, but in no event less than a reasonable standard of care); provided that with respect to any Confidential Information that constitutes a trade secret under Applicable Law and that is identified in writing as such by the Disclosing Party at the time of disclosure, the non-use and non-disclosure obligations under this Section 12.3 shall survive for so long as such Confidential Information remains a trade secret under Applicable Law; provided further that, as a condition to such continued protection, the Disclosing Party shall provide the Receiving Party with written notice at least [*] identifying, with reasonable specificity, the Confidential Information it continues to consider a trade secret under Applicable Law.
12.4.    Authorized Disclosures of Confidential Information. A Receiving Party (which shall include, for the avoidance of doubt, employees of a Receiving Party) may use and disclose the Confidential Information of the Disclosing Party as follows:
(a)    solely to the extent required by Applicable Law, rules or regulations, or in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority, in each case, provided that the Receiving Party (i) if permitted by Applicable Law, rules or regulations, uses all reasonable efforts to inform the Disclosing Party prior to making any such disclosures and reasonably cooperates with the Disclosing Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever practicable, request confidential treatment of such information;
(b)    as reasonably necessary to exercise its rights or fulfill its obligations under this Agreement (including disclosures to permitted subcontractors, Distributors and Sublicensees);
(c)    solely to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance, enforcement or defense of a Patent claiming or describing any Know-How within the Nurix Licensed Technology or Joint IP in accordance with this Agreement;
(d)    as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and Clinical Trials and for pricing and reimbursement approvals, for any Product, provided that, the Receiving Party shall take all reasonable steps to limit disclosure of the Confidential Information other than to the applicable Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information;

(e)    to its advisors (including attorneys and accountants) in connection with activities under this Agreement, provided that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 12 or by professional codes of conduct to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; or
(f)    a redacted copy of this Agreement (in a mutually agreed form by the Parties), to the extent necessary, to its board members, bona fide potential or actual sublicensees, collaborators, investors, lenders, financing counterparties, or acquirers, and who have a need to know such information in connection with the Receiving Party performing its obligations, exercising its licenses or other rights under this Agreement, evaluating or monitoring a potential transaction or investment, or as required under Applicable Law; provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this ARTICLE 12 (but which may be of shorter duration if customary in confidentiality agreements entered into for a similar purpose) or by professional codes of conduct to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.
12.5.    Termination of Prior Agreements. As of the Effective Date, as between the Parties, this Agreement supersedes the Roche/Nurix CDA. Disclosures made prior to the Effective Date pursuant to the Roche/Nurix CDA shall, from and after the Effective Date, be subject to the provisions of this ARTICLE 12 as the Confidential Information of the Party that disclosed such information pursuant to the Roche/Nurix CDA. Without limiting the foregoing, each Party shall remain liable for its breach, if any, of the Roche/Nurix CDA that occurred prior to the Effective Date.
12.6.    Residuals. Notwithstanding anything to the contrary herein, but subject to Section 2.6, each Party and its Affiliates may use Residuals for any and all research purposes. “Residuals” means Know-How or other Confidential Information of a Disclosing Party that is retained in the unaided memory of a Receiving Party’s (or its Affiliate’s) employees, consultants, or agents.
12.7.    No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the Disclosing Party, except as expressly set forth in this Agreement. Disclosure of Confidential Information to the other Party shall not constitute any grant, option, or license to the other Party, beyond those licenses expressly granted under Sections 2.1.1 and 2.1.2, under any Patent, trade secret, or other intellectual property right now or hereinafter held by the Disclosing Party.
12.8.    Information Security Incident.
12.8.1.    Notice. A Party shall provide to the other Party written notice within [*] of such Party’s confirmation of any unauthorized use, unauthorized disclosure, corruption (including ransomware attack), or loss or other misuse of, or unauthorized access to, with respect to the other Party’s Confidential Information (each such incident, a “Information Security Incident”).

Information Security Incidents shall not include unsuccessful attempts or activities that do not compromise the security of Confidential Information, including unsuccessful log-in attempts, pings, port scans, denial of service attacks, or other network attacks on firewalls or networked systems. Such notice shall describe in reasonable detail the Information Security Incident, including the other Party’s Confidential Information impacted, the extent of such impact and any corrective action taken or to be taken by such Party. In addition, if a Party reasonably suspects (even if it has not confirmed) that an actual or attempted Information Security Incident has occurred, then such Party shall promptly notify the other Party of such suspected actual or suspected Information Security Incident.
12.8.2.    Non-Disclosure. Except to the extent required by Applicable Law, neither Party shall disclose any information related to an actual or suspected Information Security Incident to any Third Party without first notifying the other Party.
ARTICLE 13
PUBLICITY; PUBLICATIONS
13.1.    Initial Press Release. Following the Execution Date, Nurix and Roche may each issue a press release concerning the execution of this Agreement in the respective forms attached hereto as Exhibit 13.1. Any response to media inquiries or inquiries by other Third Parties after issuance of the initial press release shall consist solely of the content of the initial press release or conform with response guidelines mutually agreed to by the Parties prior to any such response.
13.2.    Subsequent Releases. Following the initial press release announcing this Agreement described in Section 13.1, except for public disclosures expressly required or permitted under the terms of this Agreement (including, for the avoidance of doubt, Roche’s quarterly reporting obligations and disclosures required by Applicable Law made in accordance with Section 13.4), neither Party may issue press releases, presentations, interviews, campaigns, or other public announcements (other than Publications which shall be subject to Section 13.6) concerning this Agreement, the subject matter hereof, or the research, Development, Manufacturing, or Commercialization (including Commercial results) of the Compounds or Products hereunder (each, a “Release”), without the other Party’s prior written consent. Each Party will have the right to review any such planned Release proposed by the other Party with respect to the Compound or Products in the Territory, or that includes Confidential Information of the other Party. The reviewing Party will provide to the other Party its feedback as to whether it approves or withholds its consent as soon as reasonably practicable, typically no later than [*] after its receipt thereof. Notwithstanding anything to the contrary herein, a Party desiring to make such public disclosure may issue such Release without such prior review and without the prior written consent of the other Party if (a) the contents of such Release have previously been made public other than through a breach of this Agreement by such Party, and (b) such Release is not inconsistent with the previously issued Releases of the Parties. In addition, any Release made by a Party hereunder, whether prior review or prior consent is required, that mentions the Compound or a Product shall mention that Bexobrutideg is or was jointly Developed with the other Party.

13.3.    Approved Releases. If a Release requires consent pursuant to Section 13.2, after consent has been given, either Party may make subsequent public disclosure of the contents of such Release (or the Release issued pursuant to Section 13.1) without the further approval of the other Party, provided that such information remains accurate as of such time and is not presented with any new data or information or conclusions or in a form or manner that materially alters the subject matter therein or would be misleading under the circumstances. Notwithstanding the foregoing, neither Party may issue any communications materials for external audiences that are primarily focused on this Agreement or use the other Party’s or the other Party’s Affiliates’ name in the title, headline, subject line, or equivalent, without the other Party’s consent, regardless of whether such materials contain previously disclosed information.
13.4.    Releases Required by Applicable Law. Each Party may issue any Release it is required to issue by Applicable Law, provided that if Applicable Law requires the issuing Party to disclose any of the other Party’s Confidential Information (including Confidential Information of both Parties) in such Release, the Party issuing such release shall (a) to the extent permitted by Applicable Law, uses reasonable efforts to inform the other Party no less than [*] prior to making any such Release to permit such other Party the opportunity to seek to obtain a protective order or other confidential treatment preventing or limiting the required disclosure and (b) disclose only such Confidential Information of the other Party (or of both Parties) that it is advised by legal counsel is required by Applicable Law to be disclosed in such Release. To the extent such other Party seeks to obtain a protective order or other confidential treatment to prevent or limit the required disclosure, the issuing Party shall reasonably assist such other Party (unless prohibited by Applicable Law) but shall not be required to delay such Release beyond the requirements of Applicable Law.
13.5.    Filing of Agreement. A Party may disclose this Agreement in securities filings with the SEC or equivalent foreign agency to the extent required by Applicable Law (including relevant rules of a security exchange on which the securities of the filing Party are listed). In such event, the filing Party shall, at the request of the other Party, seek confidential treatment of portions of this Agreement from the applicable governmental agency and shall provide such other Party with the opportunity, for no less than [*] before the date of the proposed filing, to review and comment on any such proposed filing of this Agreement, and shall thereafter provide reasonable advance notice and opportunity for comment on any subsequent changes to such filing. The filing Party shall reasonably consider any such comments thereto. Without limiting the foregoing, each Party shall seek confidential treatment of the commercially sensitive terms of this Agreement in any such filing, including [*]; provided that neither Party shall be required to seek confidential treatment of any information that it is advised by legal counsel is required by Applicable Law to be publicly disclosed.
13.6.    Publications. Subject to the terms of this Section 13.6: (a) the Parties may publish academic, scientific or medical publications or presentations regarding any results or other information regarding the Development, Manufacture, or Commercialization activities under this Agreement including regarding any Compound or Product, or any Exploitation thereof (each, a “Publication”) in accordance with the publications strategy and plans established by the JSC, Patent Coordination Team or any other Committee; and (b) Nurix shall be permitted to publish

Publications in accordance with Nurix’s communications plan for the [*] period following the Execution Date as set forth in Exhibit 13.6 attached hereto (the “Nurix’s In-Process Disclosures”). Each Party will consider in good faith any request by the other Party to make a Publication. The requesting Party shall provide the other Party with an advance copy of the proposed Publication or an outline of the proposed oral Publication (including with respect to any written or oral Publications made by Nurix in accordance with the Nurix’s In-Process Disclosures), together with any slides or other materials to be presented or provided in connection with such oral Publication (if any), and the reviewing Party shall then have [*] prior to submission of any manuscript or [*] prior to any presentation for any such Publication to comment and to recommend any changes it reasonably believes are necessary (i) to preserve any Patents or the confidentiality of any Know-How Controlled, in whole or in part, by the Reviewing Party or that is in whole or in part the Confidential Information of the Reviewing Party, or (ii) remain consistent with the Development strategy and the Global Commercialization Strategy established by the Parties through the Committees, provided that with respect to proposed abstracts, the requesting Party shall provide the reviewing Party with an advance copy of such proposed abstract at least [*] prior to the intended submission date, and the reviewing Party shall have [*] from receipt thereof to comment and to recommend any changes it reasonably believes are necessary pursuant to clauses (i) and (ii) above. For clarity, any abstract or presentation material (e.g., slides) approved for a Publication pursuant to this Section 13.6 may be used in subsequent Publications in accordance with Section 13.3 in accordance with the annual publication plan prepared and discussed by [*] and approved by [*], provided that if the original reviewing Party informs the other Party that the original reviewing Party has received a request from a patent office for any such subsequent Publication, the original reviewing Party shall be informed of any such subsequent Publication in a timely manner following the original reviewing Party’s request, and in any event within any deadline set by a patent office or other governmental authority.
13.7.    Use of Names. Except as expressly provided herein and to the extent that such use is not inconsistent with prior public disclosures or presentations, no right, express or implied, is granted by this Agreement to use in any manner the name of a Party (i.e., “Nurix” or “Roche”, as applicable), or any other trade name, service mark, symbol, logo, or trademark of the other Party in connection with the performance of this Agreement, except to the extent required by Applicable Law. Notwithstanding the foregoing, Nurix shall be permitted to include the name or Roche-approved version of Roche’s corporate logo in connection with the description of this Agreement on Nurix’s corporate website and presentations to bona fide potential or actual investors, lenders, or financing counterparties, in each case solely for the purpose of identifying Roche as a collaborator and subject to Roche’s review and prior written approval (not to be unreasonably withheld, conditioned or delayed) that Nurix’s proposed use complies with Roche’s branding guidelines with respect to use of such name, trademark, or logo and such use only contains accurate and non-misleading factual statements regarding the Parties’ relationship. Roche may reasonably request from time to time samples of the documents or other materials, or screenshots of the websites, containing Nurix’s use of Roche’s name, trademarks or logo to ensure compliance with Roche’s written branding guidelines and the terms of this Section 13.7, and Nurix shall promptly comply with such reasonable requests.

ARTICLE 14
REPRESENTATIONS, WARRANTIES, AND COVENANTS
14.1.    Mutual Representations, Warranties, and Covenants. Each Party represents and warrants, as of the Execution Date and the Effective Date, and, with respect to Section 14.1.5, covenants, as applicable, to the other Party the following:
14.1.1.    Authority. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof.
14.1.2.    Enforceability. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors or (b) laws governing specific performance, injunctive relief, and other equitable remedies.
14.1.3.    No Conflict. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by such Party hereunder (a) does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law of any governmental authority having jurisdiction over such Party, (b) have been duly authorized by all necessary or proper corporate action, (c) are not in contravention of any provision of the organizational documents of such Party, and (d) to the knowledge of such Party, will not violate any law or regulation or any order or decree of any court of governmental instrumentality.
14.1.4.    Protection of Confidential Information. It follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants, and agents to be bound in writing by obligations of confidentiality and non-disclosure, and, to the extent permitted by Applicable Law, requiring its employees, consultants, and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants, or agents made within the scope of and during their employment or in the course of providing services for such Party, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidential and non-disclosure agreements.
14.1.5.    Compliance with Applicable Law. In fulfilling its obligations under this Agreement, it shall comply with all Applicable Law.
14.2.    Nurix Representations, Warranties, and Covenants. Nurix, on behalf of itself and each of its Affiliates, hereby represents and warrants to Roche, as of the Execution Date and as of the Effective Date, and covenants, as applicable, the following:

14.2.1.    Intellectual Property.
(a)    Complete List. Exhibit 1.190 contains a complete and accurate list of all Patents Controlled by Nurix or its Affiliates as of the Execution Date that are necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise Exploit the Compound and Products in the Field in the Territory.
(b)    Right to Grant License. Nurix has the lawful right and authority to grant the license set forth in Section 2.1.1.
(c)    No Encumbrances. The Nurix Licensed Technology is, and shall be for the period between the Execution Date and the duration of the Term, free and clear of all liens, claims, security interests, licenses, covenants not to sue, or other encumbrances, in each case, of any kind that would conflict with, or the exercise of which would conflict with, Roche exercising any of the licenses or other rights granted to it hereunder.
(d)    No Infringement or Misappropriation. Except as set forth on Exhibit 14.2.1, neither Nurix nor any of its Affiliates has received any written notification, or has knowledge, of any claim that any Patent or Know-How owned or controlled by a Third Party has been or would be infringed or misappropriated by the Exploitation of any Compound or Product in the Field in the Territory.
(e)    No Knowledge of Invalidity or Unenforceability. Neither Nurix nor any of its Affiliates (i) has any knowledge or information that could render invalid or unenforceable any claims that are in any of the Nurix Patent Rights or (ii) has any knowledge of any inventorship disputes concerning any Nurix Patent Rights. All filing and renewal fees payable with respect to the Nurix Patent Rights have been timely paid.
(f)    Inventor Assignment. All current and former officers, employees, contractors, consultants, and sublicensees of Nurix or any of its Affiliates who are inventors of, or have otherwise contributed in a material manner to the creation or Development of, any part of a Compound, Product, or any invention claimed in any Nurix Patent Right existing at the Execution Date or during the Term, have executed and delivered to Nurix an assignment or other agreement regarding the protection of proprietary information and the assignment of their entire right, title, and interest in and to any such invention to Nurix. With respect to each of the Nurix Patent Rights (i) all inventors of such Nurix Patent Right are correctly identified, (ii) such Nurix Patent Right has been timely and duly filed in such a manner as to perfect title and preserve priority entitlement, including by virtue of assignment documents associated with each priority filing, and (iii) to the knowledge of Nurix, no current or former officer, employee, contractor, consultant, or sublicensee of Nurix or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of such Nurix Patent Right or any other intellectual property or proprietary information of Nurix or the applicable Affiliate.
(g)    No Governmental Authority Funding. No portion of any Nurix Licensed Technology existing as of the Execution Date and the Effective Date was Developed using funding from any governmental authority, whether directly or indirectly, and following the

Effective Date, Nurix will not use any funding from any governmental authority, whether directly or indirectly, to fund its share of the Development Costs.
(h)    No Prior Consent Required. Nurix has the lawful right to grant Roche and its Affiliates the rights and licenses described in this Agreement without the prior consent or approval of any Third Party (including any governmental authority or Regulatory Authority, but excluding any HSR/Antitrust Filing). None of the Nurix Licensed Technology existing as of the Execution Date and the Effective Date is subject to any right of any Regulatory Authority to grant a license to or assign all or any portion of the Nurix Licensed Technology to any Third Party.
(i)    Existing Third Party Agreements. As of the Execution Date and the Effective Date, there is no agreement with any Third Party pursuant to which Nurix in-licensed any Patent or other intellectual property right within the Nurix Licensed Technology.
(j)    Clinical Trials of the Compound. All Clinical Trials of the Compound that have been or are being conducted by or on behalf of Nurix were and, if still pending, are being or have been conducted in compliance in all material respects with all Applicable Laws. Nurix has not received any written notices, correspondence, or other communication from the FDA or any other Governmental Authority requiring the termination, suspension, or material adverse modification of any of such Clinical Trials.
14.2.2.    Miscellaneous.
(a)    No Claims. There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative, or other proceedings or governmental investigations pending or threatened against Nurix or any of its Affiliates which would be reasonably expected to adversely affect or restrict the ability of Nurix to consummate this Agreement or the activities contemplated herein.
(b)    No Authorizations Required. No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, is necessary for the consummation of the transactions contemplated by this Agreement or for the performance by Nurix of its obligations under this Agreement (including the grant of the rights to Roche hereunder, but excluding any HSR/Antitrust Filing).
(c)    Inventory. The Inventory to be transferred to Roche pursuant to the MTT Plan has been, or will be, Manufactured, stored, and handled in compliance with, and conform to, the specifications set forth in the MTT Plan, cGMP (US or European Union), and other Applicable Law. All facilities and equipment used for the Manufacture of such Inventory have been, are and will be, as applicable, in compliance with all Applicable Law, and title to such Inventory shall pass to Roche free and clear of any liens or encumbrances. Neither Nurix nor any of its Affiliates nor their respective contract manufacturing organizations has received from any Regulatory Authority any notification of inspectional observations or deficiencies or any other similar written correspondence concerning Inventory or the facilities in which Inventory is Manufactured.
(d)    Nagoya Protocol and CBD Compliance. Neither the Compound nor a Product contains, incorporates, was Developed using, or is derived from, microbes, compounds, genetic resources, or other substances that are subject to the Convention on Biological Diversity or the Nagoya Protocol on Access to Genetic Resources and the Fair and Equitable Sharing of Benefits Arising from their Utilization to the Convention on Biological Diversity, or traditional knowledge relating to them.
(e)    DSP. Neither Nurix nor any of its Affiliates have been involved in any “data transactions” subject to the DSP that violate the DSP since the effective date of the DSP. Further, Nurix shall ensure that any transfer, sharing or provision of access to any personal data, clinical data, or other information or materials with respect to any Compound or Product that is subject to the DSP by or on behalf of Nurix or any of its Affiliates is (i) exempt under 28 C.F.R. § 202.510 or 28 C.F.R. § 202.511 of the DSP or (ii) if with a foreign person other than a covered person (each such terms as defined in the DSP), compliant with the onward transfer requirements under 28 C.F.R. § 202.302 of the DSP and used solely in accordance with such exemption.
(f)    No Debarment. Neither Nurix nor any of its respective Affiliates, nor any of its employees or agents, has been debarred pursuant to section 306 of the US Federal Food, Drug, and Cosmetic Act (or any similar Applicable Law in any other jurisdiction), or is the subject of a conviction described in such section. No action, suit, claim, investigation, or legal or administrative proceeding is pending or is threatened, relating to the debarment or conviction of Nurix or any of its employees that is performing any activities by or on behalf of Nurix under this Agreement.
14.2.3.    Disclosure.
(a)    Safety Information. As of the Execution Date and, subject to the updates made pursuant to Section 14.3, as of the Effective Date, Nurix has disclosed to Roche, (i) the results of all material preclinical and clinical testing of each Compound or Product in its possession or control and (ii) all material information in its possession or control concerning safety, including side effects, injury, toxicity, or sensitivity reaction, and incidents or severity thereof with respect to each Compound or Product, including any material adverse drug experience information, material events, or material matters concerning or affecting safety or lack of efficacy, and medical inquiries, and complaints.
(b)    Material Information. As of the Execution Date and the Effective Date, Nurix has not withheld any material information in its possession from Roche in response to Roche’s reasonable inquiries in connection with its due diligence process relating to the Compound and Products.
(c)    No False Statements. As of the Execution Date and as of the Effective Date, neither Nurix nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other

Regulatory Authority with respect to any Compound or Product, (ii) failed to disclose a material fact required to be disclosed to any such Regulatory Authority with respect to any Compound or Product, or (iii) committed an act, made a statement, or failed to make a statement with respect to any Compound or Product that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
(d)    Disclosures Prior to Execution Date. Nurix’s responses to Roche’s diligence inquiries prior to the Execution Date have, to Nurix’s knowledge, been true and correct in all material respects, and Nurix has not failed to disclose any fact that Nurix has reason to believe would be material to Roche’s decision to enter into this Agreement, except where the failure to disclose any such fact would not reasonably be expected to have a Significant Adverse Effect.
14.3.    Updates to Representations and Warranties after the Execution Date. Nurix shall, promptly (and in any event within [*]) upon becoming aware thereof, notify Roche in writing of any fact, circumstance or event arising or occurring after the Execution Date and prior to the Effective Date that would constitute an exception to, or render inaccurate or incomplete in any material respect, any of Nurix’s representations and warranties set forth in this ARTICLE 14 as of the Effective Date. Within [*] after the Effective Date, Nurix shall deliver to Roche a notice either (a) describing any exceptions to Nurix’s representations and warranties under this ARTICLE 14, if any, as if such representations and warranties were made as of the Effective Date or (b) stating that no exceptions apply. If Nurix provides notice stating an exception to the representations and warranties under this Section 14.3, then, except where such exception would not, individually or in the aggregate, have a Significant Adverse Effect, Roche will have the right to terminate this Agreement upon written notice given within [*] after receipt of the exception notice, which termination will have immediate effect and the payment under Section 9.1 will not be payable. For the avoidance of doubt, if Nurix provides notice stating an exception to the representations and warranties under this Section 14.3 due to any fact, circumstance or event arising or occurring after the Execution Date and prior to the Effective Date and Roche does not terminate this Agreement pursuant to this Section 14.3, such exceptions and the facts, circumstances, or events described in such notice [*]. For the avoidance of doubt, the preceding sentence shall not (i) limit Nurix’s obligation to comply with the covenants set forth in ARTICLE 14 of this Agreement, or (ii) cure any breach of the representations or warranties given by Nurix as of the Execution Date.
14.4.    Covenants.
14.4.1.    No Transfer of Title. Nurix covenants and agrees that from the Execution Date until the Effective Date and during the Term, neither Nurix nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title, or interest in or to, the Nurix Licensed Technology that would prevent Nurix from performing its obligations under this Agreement.
14.4.2.    No Debarment. Each Party covenants and agrees that neither such Party nor any of its respective Affiliates will use in any capacity, in connection with any activities performed or to be performed under this Agreement, any individual or entity that has been debarred pursuant to section 306 of the US Federal Food, Drug, and Cosmetic Act (or any similar Applicable Law in any other jurisdiction), or who is the subject of a conviction described in such section. Each Party covenants and agrees that such Party shall inform the other Party immediately if such Party becomes aware that such Party, any of its Affiliates or any individual or entity that is performing any activities by or on behalf of such Party under this Agreement is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or is threatened, relating to the debarment or conviction of such Party, any of its respective Affiliates or any individual or entity that is performing any activities by or on behalf of such Party under this Agreement.
14.5.    No Other Representations, Warranties, or Covenants. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY BTK DEGRADER OR OTHER COMPOUND OR PRODUCT, OR DEVELOP, ACHIEVE REGULATORY APPROVAL FOR, MANUFACTURE OR COMMERCIALIZE ANY COMPOUND OR PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH COMPOUND OR PRODUCT WILL BE ACHIEVED.
ARTICLE 15
INDEMNIFICATION; INSURANCE
15.1.    Indemnification.
15.1.1.    Indemnification by Nurix. Subject to Sections 15.1.3 and Section 15.1.4, Nurix shall indemnify, defend, and hold each of Roche, Roche’s Affiliates, and their respective directors, officers, and employees and the successors and assigns of any of the foregoing (each, a “Roche Indemnified Party”) harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs, or expenses (including reasonable attorneys’ fees and other expenses of litigation) (each, a “Loss”) arising, directly, or indirectly out of or in connection with any Third Party claims, suits, actions, demands, or judgments (each, a “Third Party Claim”) against any

Roche Indemnified Party to the extent resulting from (a) the gross negligence or willful misconduct of a Nurix Indemnified Party and Nurix’s sublicensees and subcontractors (each, a “Nurix Related Party”), in each case, in the course of activities performed by or on behalf of Nurix under this Agreement or any Ancillary Agreement, (b) Nurix’s breach of this Agreement or any Ancillary Agreement, (c) the Development or Manufacture, of the Compound, the Products, or the Terminated Products by a Nurix Related Party before the Effective Date or after the termination or expiration of this Agreement in part, or (d) the violation of Applicable Laws by a Nurix Related Party, except, in each case ((a) to (d)), to the extent that such Loss results from any activities set forth in Section 15.1.2 for which Roche is obliged to indemnify any Nurix Indemnified Party. For clarity, except as provided in Section 15.1.4, any Loss paid as indemnification pursuant to this Section 15.1.1 shall be borne solely by Nurix and shall not be included as Co-Commercialization Costs or Shared Development Costs or be included in the calculation of Net Profits and Net Losses.
15.1.2.    Indemnification by Roche. Subject to Sections 15.1.3 and 15.1.4, Roche shall indemnify, defend, and hold each of Nurix, Nurix’s Affiliates, and their respective directors, officers, and employees and the successors and assigns of any of the foregoing (each, a “Nurix Indemnified Party”) harmless from and against any and all Losses arising, directly or indirectly out of or in connection with any Third Party Claims against any Nurix Indemnified Party to the extent resulting from (a) the gross negligence or willful misconduct of a Roche Indemnified Party or Roche’s Sublicensees or subcontractors (each, a “Roche Related Party”), in each case, in the course of activities performed by or on behalf of Roche under this Agreement or any Ancillary Agreement, (b) Roche’s breach of this Agreement or any Ancillary Agreement, (c) the violation of Applicable Laws by a Roche Related Party, or (d) the Development, Manufacture, or Commercialization of the Compound or Products for the Roche Territory, except, in each case ((a) to (d)), to the extent that such Loss results from any activities set forth in Section 15.1.1 for which Nurix is obliged to indemnify any Roche Indemnified Party. For clarity, except as provided in Section 15.1.4, any Loss paid as indemnification pursuant to this Section 15.1.2 shall be borne solely by Roche and shall not be included as Co-Commercialization Costs or Shared Development Costs or be included in the calculation of Net Profits and Net Losses.
15.1.3.    Procedure. If a Party (for purposes of the applicable alleged Loss, the “Indemnitee”) intends to claim indemnification under this Agreement on its own behalf or on behalf of its Indemnified Parties, it shall notify the other Party (for purposes of the applicable alleged Loss, the “Indemnitor”) of the alleged Loss promptly after commencement of any action related to such alleged Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason. The Indemnitee and its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claim covered by this Agreement. The obligations of this Section 15.1.3 shall not apply to any settlement of any Third Party Claim if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld, conditioned or delayed. The Indemnitor shall not, without the written consent of the Indemnitee, effect any settlement of any Third Party Claim, unless such settlement is solely for monetary damages and includes an unconditional release of the Indemnitee from all liability on claims that are the subject matter of such proceeding. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 15.1.3. Only a Party to this Agreement may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnified Parties), and other Indemnified Parties may not directly claim indemnity hereunder. In the event of a conflict between any terms of this ARTICLE 15 and any Ancillary Agreement, the terms of this ARTICLE 15 shall control, unless such Ancillary Agreement expressly states, by specific reference to this ARTICLE 15, that the Parties intend such provision to supersede this ARTICLE 15 in the relevant respect.
15.1.4.    Third Party Claims Related to Products in the Joint Territory. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement:
(a)    Any Loss from Third Party Claims relating to the Development, Manufacture, Commercialization, or other Exploitation of any Product for the Field for the Joint Territory during the Term (including the performance of Joint Global Trials or the supply of Products pursuant to this Agreement or any Ancillary Agreement, including product liability claims arising from such supply) shall be [*]; provided that notwithstanding the foregoing, any Loss arising from the gross negligence or willful misconduct of a Party or its Affiliates shall be [*].
(b)    After the Term, such Losses (other than those arising from the gross negligence or willful misconduct of a Party or its Affiliates) shall continue to be shared between the Parties with [*] percent ([*]%) borne by Roche and [*] percent ([*]%) borne by Nurix and the Party that has incurred such Losses shall be reimbursed by the other Party for such amount within [*] after receipt of an invoice together with reasonable documentation evidencing such amount(s).
15.2.    Insurance.
15.2.1.    Coverage. Nurix shall maintain, at its own cost, the insurance coverages set forth in this Section 15.2. The insurance policies for any such coverage shall be an “occurrence” form, and, unless otherwise specified in this Section 15.2, Nurix shall maintain such coverage during the Term, provided that if only a “claims-made” form is available to Nurix under any given insurance, Nurix shall maintain such coverage for at least [*] ([*]) years after the later of (a) termination or expiration of this Agreement or (b) until such time Nurix has no further obligations under this Agreement. Nurix shall maintain insurance coverage with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. At Roche’s request, Nurix shall provide Roche with certificates of insurance evidencing the insurance coverage required under this Section 15.2. Nurix shall provide Roche with written notice of any cancellation, non-renewal, or material change in any of the required insurance coverages.
15.2.2.    Commercial General Liability. Nurix shall maintain commercial general liability insurance with a combined single limit for bodily injury and property damage liability, in the minimum amount per occurrence of at least [*].

15.2.3.    Professional Liability. Nurix shall maintain professional liability insurance covering claims arising out of its negligent acts, errors, or omissions in the minimum amount per occurrence of at least [*].
15.2.4.    Product and Clinical Trial Liability. Commencing not later than [*] prior to the first use in humans of the first Product, Nurix shall have and maintain such type and amounts of products/clinical trial liability insurance covering its Development, Manufacture, use, and sale of Products as is normal and customary in the industry generally for parties similarly situated, but, in any event, with a minimum combined single limit per occurrence for products/clinical trials liability as follows a minimum limit of at least [*] for any period during which such Party, its Affiliates, or sublicensees is conducting a Clinical Trial(s) with any Products or is Commercializing any Products.
15.2.5.    Worker’s Compensation; Employers’ Liability. Nurix shall maintain (a) workers’ compensation insurance in accordance with Applicable Law and (b) employers’ liability insurance, in the minimum amount of at least [*].
15.2.6.    Cyber Liability. Nurix shall maintain network risk and cyber liability, including coverage for unauthorized access, failure of security, breach of privacy perils, notification costs, and regulatory defense, with a minimum limit of at least [*].
15.2.7.    Excess or Umbrella Liability. Nurix may use any combination of primary and excess or umbrella insurance policies to meet the minimum insurance policy limits referenced in this Section 15.2.
15.3.    Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS (BUT NOT INCLUDING ANY PROFIT SHARE PAYMENTS REQUIRED TO BE PAID IN ACCORDANCE WITH THE FINANCIAL EXHIBIT THAT CONSTITUTE DIRECT (OR GENERAL) DAMAGES UNDER APPLICABLE LAW), ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY BREACH OF NURIX’S OBLIGATIONS UNDER SECTION 2.6 OR OF A PARTY’S OBLIGATIONS UNDER ARTICLE 12 OR ARTICLE 13 OR INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 FOR THIRD PARTY CLAIMS.
ARTICLE 16
TERM; TERMINATION
16.1.    Term; Expiration.
16.1.1.    The provisions of this Agreement that are binding on the Parties as of the Execution Date shall terminate automatically, without any further action required by either Party, if the Antitrust Clearance Date has not occurred on or before the date that is [*] following the Execution Date of this Agreement (the “Outside Date”); provided, however, that the Parties may mutually agree in writing to postpone the Outside Date by [*] if the Antitrust Clearance Date has not occurred by the initial Outside Date. In addition and notwithstanding any other provision to the contrary set forth in this Agreement, [*].
16.1.2.    Notwithstanding anything to the contrary herein, this Agreement (other than ARTICLE 1 (to the extent the definitions are used in the following provisions), Section 2.6, ARTICLE 12, ARTICLE 14, Section 15.3, ARTICLE 18, and ARTICLE 19, which are binding and effective as of the Execution Date) shall commence on the Effective Date and (subject to earlier termination in accordance with this ARTICLE 16) shall expire, (a) on a Product-by-Product and country-by-country basis, (i) with respect to the Joint Territory, upon the expiration of the Profit/Loss Share Term for such Product and (ii) with respect to the countries of the Roche Territory, on the expiration of the Royalty Term for such Product in such country and (b) shall finally expire in its entirety upon the expiration of the last Royalty Term and the Profit/Loss Share Term for the last Product in the Territory (the “Term”). With respect to the Joint Territory, upon the expiration of the Profit/Loss Share Term with respect to a Product in the Joint Territory, and with respect to the Roche Territory, upon the expiration of the Royalty Term with respect to a Product in a country of the Roche Territory, the License Grant for such Product in such country shall remain exclusive but become fully paid-up, irrevocable, perpetual and royalty-free.
16.2.    Rights to Terminate. In addition to the termination rights, which are expressly stipulated in other provisions of this Agreement:
16.2.1.    Termination by Either Party for Material Breach. Either Party may terminate this Agreement in its entirety, or with respect to a particular Product or a particular country, by written notice to the other Party for any material breach of this Agreement by the other Party if such material breach is not cured within [*] after the breaching Party receives written notice of such material breach from the non-breaching Party (such period, the “Cure Period”), provided that if such material breach is not capable of being cured within the Cure Period, the Cure Period shall be extended for such amount of time that is reasonably necessary to cure such material breach, so long as (a) the breaching Party is making diligent efforts to do so, and (b) such extension is no more than an additional [*]. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure such material breach, and provides written notice of that dispute to the other Party within the Cure Period, then the matter will be addressed under the dispute resolution provisions in ARTICLE 17, and the Party alleging material breach may not terminate this Agreement (in whole or in part) until it has been finally determined under ARTICLE 17 that the allegedly materially breaching Party materially breached this Agreement, and such breaching Party failed to cure such breach within the applicable Cure Period. For clarity, where the uncured material breach is related solely to a particular Product for a particular country, any termination hereunder shall be limited to terminating this Agreement solely with respect to the applicable Product and country and not any other Products or countries or this Agreement in its entirety; provided, however, that if the uncured material breach fundamentally frustrates the purpose of this Agreement as a whole, and the non-breaching Party has a right to terminate under this Section 16.2.1, then the non-breaching Party may terminate this Agreement in its entirety on account of such uncured material breach.

16.2.2.    Termination by Either Party for Insolvency. Either Party may terminate this Agreement in its entirety effective on written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian, trustee, or any other similar proceeding by or of the other Party where such petition, appointment, or similar proceeding is not dismissed or vacated within [*] following the filing thereof. All rights and licenses granted pursuant to this Agreement are, for purposes of section 365(n) of Title 11 of the US Code or any foreign equivalents thereof (as used in this Section 16.2.2, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder, as applicable, agrees that, unless this Agreement is terminated, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement and all of its rights and elections under Title 11 and (b) the other Party shall be entitled to a complete duplicate of all embodiments of all licensed intellectual property (including, in the case of Roche, physical embodiments and embodiments comprising data, lab notebooks, methods, or protocols, and all data within the Nurix Licensed Technology), and such embodiments, if not already in the possession of such other Party, shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under the immediately preceding clause (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.
16.2.3.    Elective Termination by Roche. Roche shall have the right to terminate this Agreement, in its entirety or [*], in its sole discretion, at any time by providing written notice to Nurix, provided that, [*]. Any such termination shall be effective [*].
16.3.    Effects of Termination.
16.3.1.    Termination in Any Event. Upon termination of this Agreement in its entirety or with respect to a particular Product or country, as applicable, the following shall apply:
(a)    Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.
(b)    Direct License for Compulsory Sublicensees. To the extent required by Applicable Law, each Compulsory Sublicense, to the extent relating to the Terminated Product and Terminated Territory, shall become [*].
(c)    Wind-Down; Continued Activities. Except for any activities as agreed to by the Parties in Section 16.3.2(d), as of the date of notice of termination, [*]. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to continue, complete, amend, or wind-down any ongoing Clinical Trials relating to a Product for which such Party or its Affiliate remains the Clinical Trial sponsor or is otherwise the responsible party with respect to any Regulatory Authority, on a timeline and in a manner elected by such Party in its reasonable direction, taking into account legal, regulatory, patient safety, and ethical considerations.
(d)    Inventory. Notwithstanding anything to the contrary in Section 16.3.2(d), upon termination of this Agreement and until [*].
(e)    Destruction of Confidential Information. If this Agreement is terminated in its entirety, the Receiving Party shall destroy all Confidential Information received by the Receiving Party or any of its Affiliates from the Disclosing Party or any of its Affiliates, except to the extent required to be maintained by a Regulatory Authority or under Applicable Law. Notwithstanding the foregoing, the Disclosing Party’s Confidential Information may be maintained by (i) the Receiving Party’s legal counsel solely for the purpose of determining the Receiving Party’s continuing obligations hereunder, (ii) the Receiving Party’s automatic electronic backup systems in accordance with the Receiving Party’s internal document retention policies, and (iii) the Receiving Party, to the extent reasonably necessary to exercise its applicable rights expressly set forth in Section 16.3.
16.3.2.    Termination by Nurix for Material Breach or Insolvency; Elective Termination by Roche. Upon termination of this Agreement by Nurix pursuant to Section 16.2.1 or 16.2.2 or by Roche pursuant to Section 16.2.3, in each case, in its entirety or [*], as applicable, the following shall apply: [*].
16.3.3.    Termination by Roche for Material Breach and for Insolvency. Upon termination of this Agreement by Roche in its entirety or with respect to a particular Product or country, in each case, pursuant to Section 16.2.1 and Section 16.2.2, in addition to the surviving provisions set forth in Section 16.3.4, [*].
16.3.4.    Survival.
(a)    In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive: ARTICLE 1 (to the extent the defined terms are used in other surviving provisions), Section 2.4, Section 4.10 (for the period specified therein), ARTICLE 10 (to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration, provided that Section 10.10 shall apply for the period specified therein), Section 11.2, Section 11.3, Section 11.4.5, Section 11.4.6, Section 11.4.7, Section 11.4.8, Section 11.4.10, Section 11.5.6, ARTICLE 12 (for the period specified therein), Section 14.5, ARTICLE 15 (provided that (i) Section 15.1.4 shall only apply in accordance with Section 15.1.4(b), and (ii) Section 15.2 shall only apply for the applicable time periods set forth therein), Section 16.1.2, Section 16.3, Section 17.2 (without the requirement set forth in Section 17.1), Section 17.3 ([*]), Section 17.5, ARTICLE 19 (except for Sections 19.4 and 19.5). For any surviving provisions requiring action or decision by [*], each Party will appoint representatives to act as [*], as applicable.
(b)    If this Agreement is terminated or expires with respect to one (1) or more Terminated Products or Terminated Territories but not in its entirety, then following such termination, Section 16.3.4(a) shall apply with respect to the Terminated Products or Terminated Territories, and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Terminated Products or Terminated Territories. For the avoidance of doubt, all provisions of this Agreement shall remain in effect with respect to any Products or countries that are not terminated.
ARTICLE 17
DISPUTE RESOLUTION
17.1.    Disputes. Except as otherwise expressly set forth in this Agreement, in the event of any dispute arising under or relating to this Agreement or an Ancillary Agreement, such dispute shall first be referred, by written notice, to [*] for attempted resolution. If [*] is unable to resolve the dispute within [*] following the date of receipt of such written notice, either Party may refer, by written notice (an “Escalation Notice”), such dispute to [*], for good faith negotiations attempting to resolve the dispute within [*].
17.2.    Arbitration.
17.2.1.    Procedure. Except for matters expressly subject to baseball-style arbitration under Section 17.3, if the Parties are unable to resolve any dispute under Section 17.1 within the time period specified therein, either Party shall have the right to submit the dispute for final and exclusive resolution under the International Chamber of Commerce (ICC) Rules of Arbitration. The arbitration tribunal shall consist of three (3) arbitrators appointed in accordance with such ICC Rules of Arbitration. Any arbitration proceeding hereunder shall be conducted in San Francisco, California and shall be conducted in the English language. The arbitration panel may only award damages consistent with this Agreement, including [*]. In the event of any conflict between the ICC Rules of Arbitration and any provision of this Agreement, this Agreement shall govern.
17.2.2.    Enforcement. Notwithstanding anything to the contrary in Section 17.2, either Party may apply to any court having competent jurisdiction to enforce the arbitration or baseball arbitration provisions of this Agreement or an arbitration award as determined pursuant to this Section 17.2 or Section 17.3. Such court shall have no jurisdiction or ability to resolve disputes beyond the specific foregoing issues.
17.2.3.    Subject Matter Exclusion. Notwithstanding anything to the contrary in this Section 17.2, any dispute not resolved internally by the Parties pursuant to Section 17.1 that involves the validity or infringement of a Patent shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent in question. For clarity, if the Parties dispute whether the Compound or a Product is Covered by a Third Party Patent that is not Controlled by either Party or its Affiliates, then any related claim against such Third Party shall not be subject to this Section 17.2.3.

17.3.    Baseball-Style Arbitration.
17.3.1.    Procedure.
(a)    If the Parties are unable to resolve a dispute contemplated by Sections [*] within the applicable time period specified therein, following escalation to [*], either Party may refer, by written notice to the other Party (a “Baseball Notice”), such dispute for resolution pursuant to a baseball-style arbitration proceeding pursuant to this Section 17.3 (the date the other Party receives a Baseball Notice, the “Baseball Notice Date”).
(b)    Within [*] following the Baseball Notice Date, the Parties shall mutually select an Expert. If the Parties cannot agree on such Expert within such time period, each Party shall nominate [*] as promptly as practicable (but not more than [*]) following such [*], and the [*] so selected shall nominate [*] to conduct the arbitration in accordance with this Section 17.3 within [*] of their nomination. Within [*] after the appointment of [*] to conduct the arbitration in accordance with this Section 17.3, [*] shall set a date for the arbitration, which date shall be no more than [*] after the date the arbitration is demanded above. The arbitration shall be “baseball-style” arbitration; accordingly, at least [*] prior to the arbitration, each Party shall provide [*] and the other Party its last written proposal only with respect to the provisions relevant to the disputed matter and not any other provisions outside the scope described in Sections 1.259, 2.7.3, 16.3.2(d)(xii), as applicable. Such proposal must clearly provide and identify the Party’s position with respect to the disputed matter. [*] in advance of the arbitration, the Parties shall submit to [*] and exchange response briefs of no more than [*] pages. In addition, at least [*] in advance of the arbitration, each Party may submit to the Expert and the other Party a revised version of its proposal (together with a redline showing the changes from the prior draft of the proposal). Subject to the foregoing page limitations, the Parties’ briefs may include or attach (a) relevant exhibits in the form of documentary evidence, (b) any other material voluntarily disclosed to the submitting Party in advance, (c) publicly available information, (d) demonstratives, or (e) expert opinions. Neither Party may have any other communications (either written or oral) with [*] other than for the sole purpose of engaging [*] or as expressly permitted in this Section 17.3. The arbitration shall consist of a [*] hearing of no longer than [*], such time to be split equally between the Parties, in the form of presentations by counsel, employees, or officers of the Parties. No live witnesses shall be permitted except expert witnesses whose opinions were provided with a Party’s brief.
17.3.2.    Decisions; Awards. No later than [*] following the arbitration, [*] shall issue their written decision. [*] shall select one Party’s proposal, without modification, as their decision, and shall not have the authority to render any substantive decision other than to select the final proposal submitted by either Roche or Nurix. [*] shall have no discretion or authority to amend or modify the positions of the Parties. [*] decision shall be final and binding on the Parties and not subject to appeal of any kind, except in the case of fraud, willful misconduct, or manifest error, and subject to the foregoing the written agreement selected by [*] shall constitute a binding agreement between the Parties that may be enforced in any court of competent jurisdiction. Each Party shall bear its own costs and expenses in connection with such arbitration and shall share equally [*] fees and expenses. The violation of any of the time limits prescribed in this Section

17.3.2 by [*] shall not affect [*] competence to decide on the subject matter, and shall not affect the final and binding decision rendered by [*], unless otherwise agreed by the Parties.
17.4.    Continued Performance. Provided that this Agreement has not terminated (subject to Section 16.2.1), the Parties shall continue performing their respective obligations under this Agreement pending the final resolution of any dispute raised under Section 17.1 or a matter referred to baseball arbitration. Without limiting the foregoing, to the extent it is reasonably necessary to continue the Development, Manufacturing, or Commercialization of Products, or otherwise maintain the status quo, during the pendency of any dispute resolution process under this ARTICLE 17 the Parties shall negotiate in good faith and endeavor to agree on such interim plans and budgets, or portions thereof, for the disputed matter(s) that permit the Parties to perform their obligations hereunder with respect to such Development, Manufacturing, or Commercialization consistent with the terms and conditions of this Agreement; provided, however, that unless otherwise mutually agreed in writing, the most recent Committee-approved plan and budget (or forecast included therein) for the disputed matter(s) shall be extended and projected forward, as necessary, with respect to such Development, Manufacturing, or Commercialization pending resolution of the dispute or mutual agreement of the Parties regarding an interim plan and budget, as applicable.
17.5.    Confidentiality. The existence and status of activities conducted under this ARTICLE 17, including any arbitration proceeding or decisions hereunder shall be deemed Confidential Information of each Party, and will be subject to ARTICLE 12, to the extent applicable in accordance with Applicable Law. Either Party may request that [*] or arbitration tribunal issue appropriate protective orders to safeguard such Party’s Confidential Information. Except as required by Applicable Law, neither Party shall make (or request [*] or arbitration tribunal to make) any public announcement with respect to the proceedings or decision of the Expert or arbitration tribunal without the prior written consent of the other Party. The existence of any dispute submitted to arbitration and any decision or award shall be kept in confidence by each Party and [*] or arbitration tribunal, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.
ARTICLE 18
GOVERNMENT APPROVALS

18.1.    Efforts. Following the Execution Date, each of Nurix and Roche shall use its commercially reasonable good faith efforts to remove promptly any and all impediments to consummation of the transactions contemplated by this Agreement, including by: (a) obtaining government antitrust clearance, (b) cooperating in good faith with any Governmental Authority investigation or inquiry, and (c) if requested by a Governmental Authority, promptly producing any documents and information and providing witness testimony. Notwithstanding anything to the contrary in this Agreement, this Section 18.1 and the term “commercially reasonable good faith efforts” do not require that either Party: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Nurix or Roche or any of their

Affiliates; (ii) agree to any restrictions on the businesses of Nurix or Roche or any of their Affiliates; or (iii) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by this Agreement (collectively, an “Antitrust Remedy”). Notwithstanding anything to the contrary in this Agreement, [*]. From the Execution Date until the Antitrust Clearance Date, Roche shall not, and shall cause its Affiliates not to, enter into any definitive agreement for any transaction, or otherwise acquire, license or agree to acquire or license any assets or equity interests or assets, if such transaction or acquisition would reasonably be expected to materially delay the transactions contemplated by this Agreement.
18.2.    Filings. As soon as reasonably practicable (but not later than ten (10) Business Days) following the Execution Date, each of Nurix and Roche shall prepare and submit to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any HSR/Antitrust Filing required of it under the HSR Act and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of either Party with respect to the transactions contemplated by this Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing. Each Party shall be responsible for its own costs and expenses associated with any HSR/Antitrust Filing; provided, however, that [*]. In the event that the Parties make an HSR/Antitrust Filing under this Section 18.2, this Agreement shall terminate at the election of either Party, immediately upon notice to the other Party: (a) in the event that the FTC, DOJ or other Governmental Authority (i) obtains a preliminary injunction or final order under Antitrust Law enjoining the transactions contemplated by this Agreement or (ii) requires, and will not consider otherwise, an Antitrust Remedy as a condition of approval; or (b) upon or following the occurrence of the Outside Date. Notwithstanding any provision to the contrary in this Agreement, except for the terms and conditions of the provisions set forth in Section 16.1.2, which are binding and effective as of the Execution Date, none of the terms and conditions contained in this Agreement shall be effective until the Effective Date.
18.3.    Information Exchange. Each of Nurix and Roche shall, in connection with any HSR/Antitrust Filing: (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) to the extent practicable, permit the other Party or its counsel to review in advance any submission, filing, or communication (and documents submitted therewith)

intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the business of the disclosing Party or other sensitive information in the judgment of such disclosing Party. Each of Nurix and Roche, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this ARTICLE 18 as “Antitrust Counsel Only Material”. Such Antitrust Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Nurix or Roche, as the case may be) or its legal counsel.
ARTICLE 19
MISCELLANEOUS
19.1.    Choice of Law. This Agreement (including the arbitration provisions of Sections 17.2 and 17.3) shall be governed by, interpreted, and, subject to Sections 17.2.2 and 17.2.3, enforced in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws that would result in the application of the substantive laws of any other jurisdiction; provided, however, that questions concerning (a) the ownership of Patents under this Agreement will be determined in accordance with Section 11.2 and (b) the construction or effect of Patents will be determined in accordance with the laws of the country or other jurisdiction in which the particular patent or patent application within such Patents has been filed or granted, as the case may be. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.
19.2.    Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and shall be effective (a) on the date of delivery, if delivered in person; (b) [*] Business Days after the date mailed if mailed by first class certified mail return receipt requested, postage prepaid to a destination within the same country; (c) [*] Business Days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid to a destination outside the country of the Party sending the notice; or (d) on the date of receipt, if sent by private express courier. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 19.2 by sending notice to the other Party. Notwithstanding the foregoing, notices required to be provided to a Party’s Alliance Director may be provided solely by email to such Alliance Director’s email address and shall be deemed effective: (i) if received prior to 6:00pm local time of the recipient, upon receipt, or (ii) if received after 6:00pm local time of the recipient, on the next Business Day, in each case, provided no “bounce-back” or other email response indicating that such message was undeliverable is received by the Party providing such notice.

If to Roche:	F. Hoffmann-La Roche Ltd [*] Attn: [*] Email: [*]
with required copies (which shall not constitute proper notice) to:
F. Hoffmann-La Roche Ltd [*] Attn: [*] Email: [*]

If to Nurix:
Nurix Therapeutics, Inc.
1600 Sierra Point Parkway
Brisbane, CA 94005
United States of America
Attn: [*]
Email: [*]

with a required copy (which shall not constitute proper notice) to:

Nurix Therapeutics, Inc.
1600 Sierra Point Parkway
Brisbane, CA 94005
United States of America
Attn: [*]
Email: To be provided by Alliance Director

19.3.    Assignment. Neither Party may assign or otherwise transfer this Agreement, in whole or in part, (including any rights or obligations hereunder) without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement (in whole) to (a) an Affiliate or (b) any purchaser of all or substantially all of the assets of such Party to which this Agreement relates, or of all or substantially all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that, in each case ((a) and (b)), the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement, except to the extent that such party is already bound by all such obligations as a matter of applicable law, in which case no such written agreement shall be required. A copy of such written agreement by such assignee (if applicable) shall be provided to the non-assigning Party within [*] of execution of such assignment. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns. Any attempted assignment not in accordance with this Section 19.3 will be null and void.

19.4.    Royalty Financing.
19.4.1.    Notwithstanding Section 19.3, Nurix shall have the right, without the prior written consent of Roche, to sell, assign, or otherwise transfer its rights to receive milestone payments and royalty payments, to any Third Party lender, investor, or financing counterparty (each, a “Royalty Financing”) for the purpose of raising capital or financing; provided that (a) any such Royalty Financing shall not affect or diminish Roche’s rights under this Agreement, (b) Nurix shall remain primarily liable for all of its obligations under this Agreement notwithstanding any such Royalty Financing, (c) any such Royalty Financing shall not interfere with or negatively impact any rights granted to Roche under the Agreement and shall not grant any Third Party any right to interfere with, or impose any obligation on, Roche with respect to the Development, Manufacture, or Commercialization of the Compound or Products, and (d) Nurix shall provide Roche with written notice of any such Royalty Financing within [*] of the closing thereof.
19.4.2.    Roche Right of Negotiation. If Nurix wishes to enter into any Royalty Financing transaction, Nurix shall notify Roche thereof, including a description in reasonable detail of the material terms of the proposed transaction. Nurix shall not enter into a Royalty Financing transaction with a Third Party until at least [*] after Roche’s receipt of such notice from Nurix (the “Royalty Financing Negotiation Period”). If, during the Royalty Financing Negotiation Period, Roche notifies Nurix that it wishes to negotiate a buy-out of Nurix’s rights to the milestone payments or royalty payments that are the subject of the contemplated Royalty Financing transaction, then the Parties shall negotiate [*].
19.5.    Change of Control in Nurix. Upon a Change of Control in Nurix, in addition to, and without limiting Sections 2.6.4, 4.3.3 and the terms of the Co-Promotion Agreement, the following shall apply:
19.5.1.    Notification. Nurix (or its successor) shall provide Roche with written notice of any Change of Control of Nurix within [*] following the closing of such Change of Control transaction.
19.5.2.    Firewalls. Nurix shall comply with its obligations under Section 2.6.4, and implement the BTK Degrader Firewalls in accordance with Section 2.6.4.
19.5.3.    [*].
19.5.4.    [*].
19.5.5.    Other Changes. In addition, the following terms shall apply: [*].
19.6.    Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement will be deemed or construed to create a partnership, joint venture, employment, franchise, agency, or fiduciary relationship between the Parties. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax or other applicable purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.
19.7.    Actions of Affiliates. A Party may exercise its rights or perform its obligations under this Agreement personally or through one or more Affiliates, provided that such Party will nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations, and obligations set forth in this Agreement. [*].
19.8.    Force Majeure. Neither Party will be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party. Such causes include acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, epidemics, pandemics, omissions, or delays in action by any governmental authority, acts of a government or agency thereof, and judicial orders or decrees. Any deadline or time period affected by such a force majeure event or a Party’s failure to perform resulting therefrom will be extended automatically by the number of days equal to the number of days that such force majeure or failure persisted. If such a force majeure event occurs, the Party unable to perform will promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or by tele-conference or video-conference) promptly thereafter to discuss the circumstances relating thereto. The Party unable to perform shall (a) provide reasonable status updates to the other Party from time-to-time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as practicable. Further, in the event the end of any time period set forth herein falls (or any deadline herein otherwise expires) during the period beginning on December 25 of any Calendar Year in the Term and ending on January 1 of the following year, such time period (or deadline) will be extended by [*], unless otherwise agreed by the Parties.
19.9.    Integration. Except to the extent expressly provided herein, this Agreement, including for the avoidance of doubt the Exhibits hereto, and the Ancillary Agreements constitute the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement, including the Roche/Nurix CDA as set forth in Section 12.5. In the event of any conflict or inconsistency between the body of this Agreement and an Exhibit, the terms and conditions of the body of this Agreement will prevail. In the event of any conflict or inconsistency between this Agreement and any Ancillary Agreement with respect to the subject matter governed by such Ancillary Agreement, the following order of precedence shall apply: (a) the GCP Quality Agreement shall control with respect to quality matters relating to the conduct of Clinical Trials, including information sharing, auditing, and inspection activities for Joint Global Trials, Additional Indication Trials, and Roche Territory Trials; (b) the Quality Agreement shall control with respect to quality matters relating to the Manufacture and supply of the Compound and Products; (c) the Pharmacovigilance Agreement shall control with respect to pharmacovigilance and drug safety matters; (d) the Clinical Supply Agreement shall control with respect to clinical supply matters; (e) the Co-Promotion Agreement shall control with respect to co-promotion matters in the Joint Territory; and (f) this Agreement shall control with respect to all other matters not expressly governed by an Ancillary Agreement pursuant to clauses (a) through (e) above; provided that in each case ((a) through (e)), the applicable Ancillary Agreement shall control solely to the extent of such conflict or inconsistency and solely with respect to the subject matter expressly governed by the applicable Ancillary Agreement.
19.10.    Amendment; No Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement will be effective unless made in writing and executed by an authorized representative of each Party (for clarity, with authorized representatives of both FHLR and Genentech executing for Roche). No course of dealing or failing of either Party to strictly enforce any term, right, or condition of this Agreement in any instance will be construed as a general waiver or relinquishment of such term, right, or condition. The observance of any provision of this Agreement may be waived (either generally or in any given instance and either retroactively or prospectively) only with the consent of the Party granting such waiver.
19.11.    Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause, or combination, or part thereof of this Agreement is in violation of any law or is found to be otherwise illegal, invalid or unenforceable, such sentence, paragraph, clause, or combination, or part of the same will be deleted, and the remainder of this Agreement will remain binding, provided that such deletion does not alter the basic purpose or structure of this Agreement. In the event of any such deletion, the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that, to the greatest extent possible, achieves the original intent and economic effect of the deleted provision. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
19.12.    No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable, and it shall not be enforceable, by any Person who is not a Party.
19.13.    Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.
19.14.    Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” will be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby,” and derivative or similar words refer to this Agreement, including for the avoidance of doubt the Exhibits; (c) all references herein to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, or Exhibits of this Agreement; (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (e) the word

“notice” means notice in writing provided in accordance with Section 19.2 (whether or not specifically stated); (f) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” “inform” or the like will require that such agreement, consent, approval, or inform be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding instant messaging); (g) references to any specific law, rule or regulation, section, or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (h) all references to the word “will” are interchangeable with the word “shall” and will be understood to be imperative or mandatory in nature; (i) all references to “sublicensees” will include all sublicensees of sublicensees through multiple tiers of sublicensing; (j) the singular will include the plural and vice versa; (k) the word “or” has the inclusive meaning represented by the phrase “and/or”; (l) all references to days, months, quarters, or years are references to calendar days, calendar months, Calendar Quarters, or Calendar Years, unless otherwise explicitly stated; and (m) unless otherwise expressly stated, references to drugs or pharmaceutical products or therapies include biological products or therapies and vice versa.
19.15.    Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached .pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original. Execution of this Agreement by e-Signatures or by exchanging executed signature pages in .pdf format shall have the same legal force and effect as the exchange of original signatures. As used in this Section 19.15, “e-Signature” shall mean a signature that consists of one or more letters, characters, numbers, or other symbols in digital form incorporated in, attached to, or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to, or associated with the electronic document.
[Signature page follows – the rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, Nurix and Roche have caused this Agreement to be executed by their respective duly authorized representatives as of the Execution Date.

Nurix Therapeutics Inc. By: /s/ Arthur T. Sands, M.D., Ph.D._______ Name: Arthur T. Sands, M.D., Ph.D._______ Title: President & CEO__________________
F. Hoffmann-La Roche Ltd By: /s/ Dorien Van Doninck______________ Name: Dorien Van Doninck ______________ Title: Senior Legal Counsel_______________	By: /s/ Boris L. Zaitra __________________ Name: Boris L. Zaitra___________________ Title: Head of Corporate Bus Devpt________
Genentech, Inc. By: /s/ Levi A. Garraway, M.D., Ph.D._____ Name: Levi A. Garraway, M.D., Ph.D._____ Title: CMO___________________________